      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            WOMEN.COM NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                   7375                                          13-4059516
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION                    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                       CODE)                                     IDENTIFICATION NO.)

                         1820 GATEWAY DRIVE, SUITE 100
                          SAN MATEO, CALIFORNIA 94404
                                 (650) 378-6500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MARLEEN R. MCDANIEL
        CHAIRPERSON OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            WOMEN.COM NETWORKS, INC.
                         1820 GATEWAY DRIVE, SUITE 100
                          SAN MATEO, CALIFORNIA 94404
                                 (650) 378-6500
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                    MARK P. TANOURY                                           DAVID J. SEGRE
                  VINCENT P. PANGRAZIO                                         AMY E. REES
                    NICOLE C. DEIGER                                         JAMIE W. STEWART
                   DAVID E. LILLEVAND                                WILSON SONSINI GOODRICH & ROSATI
                   COOLEY GODWARD LLP                                    PROFESSIONAL CORPORATION
                  3000 SAND HILL ROAD                                       650 PAGE MILL ROAD
                 BUILDING 3, SUITE 230                                 PALO ALTO, CALIFORNIA 94304
              MENLO PARK, CALIFORNIA 94025

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

TITLE OF EACH CLASS OF                                   PROPOSED           PROPOSED           PROPOSED
SECURITIES TO BE REGISTERED                               MAXIMUM            MAXIMUM            MAXIMUM           AMOUNT OF
                                                       AMOUNT TO BE      OFFERING PRICE        AGGREGATE        REGISTRATION
                                                       REGISTERED(1)      PER SHARE(2)      OFFERING PRICE           FEE
-------------------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value per share............                             $             $46,000,000          $12,788
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes             shares of common stock issuable upon exercise of the
    underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued May 13, 1999

                                              Shares

women.comnetworks logo

                                  COMMON STOCK

                            ------------------------

WOMEN.COM NETWORKS, INC. IS OFFERING      SHARES OF ITS COMMON STOCK. THIS IS
OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
$     AND $     PER SHARE.

                            ------------------------

CONCURRENT WITH THIS OFFERING, SUBJECT TO CERTAIN CONDITIONS, THE HEARST
CORPORATION HAS AGREED TO PURCHASE      SHARES OF COMMON STOCK FROM THE COMPANY
IN A PRIVATE PLACEMENT AT A PRICE PER SHARE EQUAL TO THE PRICE TO THE PUBLIC.

                            ------------------------

WE HAVE APPLIED FOR QUOTATION OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "WOMN."

                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                                  UNDERWRITING
                                            PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                             PUBLIC               COMMISSIONS               COMPANY
                                            --------             -------------            -----------
Per Share..........................            $                       $                       $
Total..............................            $                       $                       $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Women.com Networks, Inc. has granted the underwriters the right to purchase up
to an additional      shares of common stock to cover over-allotments. Morgan
Stanley & Co. Incorporated expects to deliver the shares of common stock to
purchasers on                  , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                        BT ALEX. BROWN
                              SALOMON SMITH BARNEY

            , 1999

                                   [GRAPHICS]
    Graphics showing the Women.com home page, a list of the topical channels included in our network, a list of the magazine sites included in our newstand and sample pages from our small business channel showing examples of the services, content, community and shopping offered on that channel.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    6
Use of Proceeds......................   17
Dividend Policy......................   17
Capitalization.......................   18
Dilution.............................   19
Selected Financial Information.......   20
Selected Pro Forma Financial Data....   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   22

                                       PAGE
                                       ----
Business.............................   31
Management...........................   46
Certain Transactions.................   57
Principal Stockholders...............   59
Description of Capital Stock.........   62
Shares Eligible for Future Sale......   65
Underwriters.........................   67
Legal Matters........................   69
Experts..............................   69
Additional Information...............   69
Index to Financial Statements........  F-1

-------------------------

     We are a Delaware corporation. Our principal executive offices are located at 1820 Gateway Drive, Suite 100, San Mateo, California 94404, and our telephone number is (650) 378-6500. Our Internet site address is www.women.com. The information on our Internet site is not a part of this prospectus.

     In this prospectus, the terms "company," "Women.com," "we," "us," and "our" refer to Women.com Networks, Inc., a Delaware corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of Women.com Networks, Inc.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     Unless otherwise indicated, all information in this prospectus (1) reflects the consummation of the merger between Hearst HomeArts, Inc. and Women.com Networks prior to the consummation of this offering; (2) assumes the conversion of all outstanding preferred stock to common stock immediately prior to the consummation of this offering; and (3) assumes that the underwriters' over-allotment option will not be exercised. See "Description of Capital Stock" and "Underwriters."

     Women.com, HomeArts, Astronet and their respective logos are trademarks of Women.com Networks, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Women.com and the financial statements and notes thereto appearing elsewhere in this prospectus.

                                  OUR BUSINESS

     We are a leading Internet network dedicated to women, featuring award-winning original content, personalized services, community and online shopping. Our network is comprised of more than 90,000 pages of content organized into 19 topical channels, including career, cars, entertainment, family, fashion and beauty, fitness, food, health, home and garden, horoscopes, money, news and trends, pregnancy, relationships, shopping, small business, technology and Internet, travel and weddings. We also offer extensive membership services and benefits, including personalized content, personal home pages, e-mail, and access to community forums and clubs. In addition, our strategic relationships with The Hearst Corporation and Rodale Press, Inc. enable us to offer an online newsstand featuring content from 11 of the world's leading women's magazines, including Cosmopolitan, Good Housekeeping, Prevention and Redbook.

     In January 1999, we combined our operations with Astronet, an astrology site, and HomeArts, a women's lifestyle network, both of which were business units of Hearst Communications Inc.'s New Media and Technology Division. Through our agreement with Hearst, we host the web sites for 10 of Hearst's leading women's magazines and have online distribution rights to the content of these magazines. These magazines produce over 300 unique articles per month and have a U.S. monthly circulation of over 15 million paid readers. The addition of Hearst's magazines to the Women.com network has increased our ability to provide compelling content to women of all ages. The Hearst agreement also includes print, television and cable promotion of our online network. Hearst is a diversified communications company engaged in a broad range of publishing, broadcasting, cable television networks and other communications activities.

     We believe our focus on original and authoritative content and our access to a national media audience through the Hearst and Rodale relationships will help us create the preeminent brand for women on the Internet. According to Media Metrix, in March 1999 our network attracted more than 3.8 million unique visitors, ranking us among the top 40 Internet sites as measured by reach. During the same period, our users generated approximately 120 million page views. We leverage our brand identity and increase traffic to our network through over 30 online distribution relationships with leading Internet companies, including America Online, CBS SportsLine, GeoCities, Infoseek, Lycos, Microsoft, Mindspring, Netscape, WebTV, Xoom.com and Yahoo!.

     We believe our network draws users who represent an attractive demographic group for companies that advertise and conduct business over the Internet. We provide advertisers with an audience comprised primarily of women ages 25-49, a variety of advertising models tailored to each customer's objectives and a powerful e-commerce platform that is well-suited to our targeted audience. In the first quarter of 1999, we had over 130 industry-leading advertisers including Coca-Cola, Jenny Craig, Macy's, Microsoft, Proctor & Gamble, Sears, Strong Funds, Toyota, Visa and Volvo. Our highly contextual e-commerce environment attracts leading e-commerce partners, including Amazon.com, Clinique, eToys, Hooked on Phonics, J.Crew, John Hancock and PlanetRx.

                             OUR MARKET OPPORTUNITY

     Women.com was founded to capitalize on the opportunity to provide women with services, information and tools on the Internet. Today women represent an increasingly significant and fast-growing segment of the online audience. They also represent an increasingly important demographic group to advertisers and merchants. This importance is due in part to the growth in women's income and the role women play as key consumer decision makers, both in the home and in the workplace. Numerous traditional and online information sources are trying to address the demand by women for timely and relevant information. While a number of Internet sites include information for and about women, we believe only a limited number of sites are currently providing the original content, community and commerce offerings necessary to provide an integrated solution to meet the objectives of women online.

                                  OUR HISTORY

     We were formed in October 1992 as Wire Networks Inc. We launched our first site, Women's Wire, in 1995 and in February 1998 we changed our name to Women.com Networks. In January 1999, Women.com Networks contributed substantially all of its assets and liabilities to Women.com Networks LLC, a Delaware limited liability company, and Hearst HomeArts, Inc., a Delaware corporation, contributed to the LLC HomeArts and Astronet, both of which were business units of Hearst Communications, Inc.'s New Media and Technology Division. After the combination, the LLC was approximately 50% owned by each of Women.com Networks and Hearst HomeArts. Concurrent with this offering, Women.com Networks will merge into Hearst HomeArts, Inc. and Women.com Networks LLC will be dissolved. Hearst HomeArts will be the surviving entity and will be renamed Women.com Networks, Inc.

                                  THE OFFERING

Common stock offered..........  shares
Common stock to be outstanding
  after the offering..........  shares
Use of proceeds...............  To fund continued growth and expansion of our business, to build our brand both online and offline and to enhance
                                our products. The balance of the proceeds will be used to
                                fund potential acquisitions and for other general
                                corporate purposes, including working capital. See "Use
                                of Proceeds."
Proposed Nasdaq National
  Market symbol...............  WOMN

     The number of shares of common stock to be outstanding after this offering
is based on the total number of shares outstanding on              , 1999,
includes the shares offered hereby and in the Hearst private placement, and excludes (1) 4,221,377 shares of common stock issuable upon exercise of outstanding options under our 1994 Stock Option Plan and 1998 Equity Incentive Plan, (2) 4,029,798 shares reserved for future issuance under our 1998 Equity Incentive Plan, (3) 1,000,000 shares reserved for issuance under our Employee Stock Purchase Plan and (4) 2,067,003 shares issuable upon exercise of outstanding warrants.

                         SUMMARY FINANCIAL INFORMATION

    The following summary financial information sets forth historical information for each of Women.com and HomeArts prior to their combination in January 1999 as well as pro forma data. The pro forma statement of operations data reflects the combination with HomeArts and Astronet as if such combination had occurred on January 1, 1998. The pro forma balance sheet data as of March 31, 1999 reflects the net proceeds of $19,250,000 from the sale of 2,000,000 units of Women.com Networks LLC in May 1999, and the conversion of all outstanding preferred stock into common stock immediately prior to the offering made hereby. The pro forma, as adjusted balance sheet data, gives effect to the net proceeds from the sale of common stock offered hereby and in the Hearst private placement.

                                           WOMEN.COM                         HOMEARTS
                               ---------------------------------   ----------------------------

                                    YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                               ---------------------------------   ----------------------------
                                1996       1997         1998        1996      1997       1998
                               -------   ---------   -----------   -------   -------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.................  $   729   $  2,798     $  7,247     $ 1,279   $ 1,896   $  2,957
                               -------   --------     --------     -------   -------   --------
Operating expenses:
 Production, product and
   technology................    1,174      2,922        5,728       4,254     4,998      8,095
 Sales and marketing.........      957      3,907       12,042       3,529     5,946      8,625
 General and
   administrative............      956      1,101        1,374         990       878        970
 Stock-based compensation....       --         --        1,170          --        --         --
 Amortization of acquired
   intangibles...............       --         --          517          --        --         --
                               -------   --------     --------     -------   -------   --------
     Total operating
       expenses..............    3,087      7,930       20,831       8,773    11,822     17,690
                               -------   --------     --------     -------   -------   --------
Loss from operations.........   (2,358)    (5,132)     (13,584)     (7,494)   (9,926)   (14,733)
Other income, net............       53         37          539          --        --         --
                               -------   --------     --------     -------   -------   --------
Net loss.....................   (2,305)    (5,095)     (13,045)     (7,494)   (9,926)   (14,733)
Dividend accretion on
 mandatorily redeemable
 convertible preferred
 stock.......................     (682)    (1,517)        (570)         --        --         --
                               -------   --------     --------     -------   -------   --------
Net loss attributable to
 common stockholders.........  $(2,987)  $ (6,612)    $(13,615)    $(7,494)  $(9,926)  $(14,733)
                               =======   ========     ========     =======   =======   ========
Basic and diluted net loss
 per share attributable to
 common stockholders.........  $ (4.26)  $  (9.15)    $ (10.52)
                               =======   ========     ========
Shares used in computing
 basic and diluted net loss
 per share...................      702        722        1,294
                               =======   ========     ========
Basic and diluted pro forma
 net loss per share..........                         $  (1.13)
                                                      ========
Shares used in computing pro
 forma basic and diluted net
 loss per share..............                           11,548
                                                      ========

                                               WOMEN.COM
                               ------------------------------------------
                                                              PRO FORMA
                                PRO FORMA                    ------------
                               ------------   THREE MONTHS   THREE MONTHS
                                YEAR ENDED       ENDED          ENDED
                               DECEMBER 31,    MARCH 31,      MARCH 31,
                                   1998           1999           1999
                               ------------   ------------   ------------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.................    $ 11,650       $  3,413       $  3,663
                                 --------       --------       --------
Operating expenses:
 Production, product and
   technology................      15,015          3,848          4,519
 Sales and marketing.........      21,024          6,568          7,320
 General and
   administrative............       2,754          1,968          1,996
 Stock-based compensation....       1,170            612            612
 Amortization of acquired
   intangibles...............      21,514          3,671          5,417
                                 --------       --------       --------
     Total operating
       expenses..............      61,477         16,667         19,864
                                 --------       --------       --------
Loss from operations.........     (49,827)       (13,254)       (16,201)
Other income, net............         539            159            159
                                 --------       --------       --------
Net loss.....................     (49,288)       (13,095)       (16,042)
Dividend accretion on
 mandatorily redeemable
 convertible preferred
 stock.......................        (570)           (95)           (95)
                                 --------       --------       --------
Net loss attributable to
 common stockholders.........    $(49,858)      $(13,190)      $(16,137)
                                 ========       ========       ========
Basic and diluted net loss
 per share attributable to
 common stockholders.........                   $   (.95)
                                                ========
Shares used in computing
 basic and diluted net loss
 per share...................                     13,820
                                                ========
Basic and diluted pro forma
 net loss per share..........    $  (1.70)      $   (.48)      $   (.49)
                                 ========       ========       ========
Shares used in computing pro
 forma basic and diluted net
 loss per share..............      29,347         27,258         32,770
                                 ========       ========       ========

                                     AS OF MARCH 31, 1999
                               ---------------------------------
                                                      PRO FORMA
                               ACTUAL    PRO FORMA   AS ADJUSTED
                               -------   ---------   -----------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....  $19,164   $ 38,414
Working capital..............   16,687     35,937
Total assets.................   95,377    114,627
Mandatorily redeemable
 convertible preferred stock
 and warrants................   35,515        265
Total stockholders' equity...   50,148    104,648

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks before deciding to invest in shares of our common stock. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED AND OUR BUSINESS MODEL IS UNPROVEN

     We first recognized a small amount of subscription revenues in January 1994 and advertising revenues in March 1996 and our revenues have become significant only recently. It is difficult to evaluate our business and our prospects because our revenue and income potential is unproven and our business model is still emerging. In addition, because our combination with HomeArts and Astronet has only been effective since the end of January 1999, we are still in the process of integrating our operations and business activities. Our historical financial information is of limited value in projecting our future operating results because of our limited operating history as a combined organization with the HomeArts and Astronet businesses and the emerging nature of our market.

     We have had operating losses since we were formed. We expect to incur significant operating losses and negative cash flows for at least the next several years. We may never achieve profitability. As of March 31, 1999, we had an accumulated deficit of $39.1 million. Successfully achieving our growth and profitability plan depends on, among other things, our ability to:

     - continue to develop and extend our brand recognition

     - produce, enhance and distribute compelling and original content

     - maintain and increase the level of traffic to our network

     - continue to develop and extend relationships with content, advertising and e-commerce partners

     - enhance our e-commerce offerings

     - respond to competition

     - manage growth

     - attract and retain motivated qualified personnel

     - continue to develop and upgrade the technology supporting our online network

     - raise additional capital

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE SIGNIFICANTLY

     Our operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter as a result of several factors, including:

     - fluctuations in the demand for Internet advertising

     - seasonal trends in Internet use and advertising demand

     - the loss of existing advertisers or lack of new advertisers

     - changes in the advertising budgets of our existing advertisers and of prospective advertisers

     - changes in rates paid for Internet advertising resulting from competition or other factors

     - changes in the level of traffic on our network

     - introduction of new sites and products by competitors

     - technical difficulties or system downtime affecting the Internet generally or the operation of our network specifically

     - fluctuations in the demand for commerce on the Internet

     - fluctuations in marketing expenses and technology infrastructure costs

     As a result, our operating results for any particular quarter may not be indicative of future operating results.

WE DEPEND ON ADVERTISING REVENUES AND MARKET ACCEPTANCE OF INTERNET-BASED ADVERTISING

     We derive substantially all of our revenues from the sale of advertisements on our network. Market acceptance of Internet-based advertising is uncertain. If we fail to sell advertising, our revenues will be significantly reduced. Most of our customers have limited experience with the Internet as an advertising medium. Our ability to generate significant advertising revenues will depend upon, among other things:

     - advertisers' acceptance of the Internet as an effective and sustainable advertising medium

     - the development of a large, demographically attractive base of users on our network

     - our ability to continue to develop and update effective advertising delivery and measurement systems

     - our ability to deliver guaranteed impressions under advertising contracts requiring minimum impressions

     - our ability to maintain and increase our advertising rates given the growing number of outlets for advertisers on the Internet

     - our ability to deliver cost-effective advertising on our network

WE FACE INTENSE COMPETITION FOR ADVERTISERS AND INTERNET USERS

     If we lose advertising customers to our competition or reduce advertising rates to remain competitive, our revenues will decline substantially and our business will be materially harmed. Many Internet content and service providers compete with us for advertisers and Internet users, and there are few barriers to entry. We expect this competition to increase. We compete, in particular, with the following types of companies:

     - publishers of women's print magazines, such as Conde Nast and Hachette Filipachi, which also host Internet sites with content designed to complement their magazines

     - content aggregators, including America Online, Microsoft and Yahoo!

     - Internet companies, such as iVillage and Oxygen Media, that target women online

     - Internet directories, search engines and other sites that offer original editorial content

     - companies in the print, broadcast and cable television industries

     We compete with these companies for the time and attention of Internet users and for advertising and e-commerce revenues. Many of our current and potential competitors in the Internet market have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships with advertisers and advertising agencies. These competitors may be able to undertake more extensive marketing campaigns, adopt aggressive pricing policies and devote substantially more resources to developing Internet content and services than we can.

HEARST WILL CONTROL ACTIONS REQUIRING BOARD AND STOCKHOLDER APPROVAL AFTER THIS OFFERING

     Hearst representatives currently fill four of the eight seats on our board of directors. In addition, given Hearst's share ownership, Hearst will be able to elect additional directors after this offering. Any action taken by our board requires the approval of at least five directors. As a result, at least one Hearst representative must approve all actions taken by our board, which could significantly influence our corporate direction and policies, including any mergers, acquisitions, consolidations, strategic relationships or sales of assets. Hearst's board representation and stock ownership may discourage or prevent transactions involving an actual or potential change of control, including transactions in which stockholders would otherwise receive a premium for their shares. In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, our interests, particularly with respect to new business opportunities and future acquisitions.

     After this offering, an entity affiliated with Hearst will own approximately 50% of our outstanding common stock. As a result of this share ownership, Hearst will have effective control over all stockholder actions, including electing directors, approving changes to our restated certificate of incorporation or amended and restated bylaws and adopting or changing equity incentive plans. Hearst's control over stockholder actions will also determine the outcome of any merger, consolidation, sale of all or substantially all of our assets or other form of change of control that we might consider. In addition, Hearst is not subject to any restrictions on acquiring additional shares of our common stock following this offering, and, therefore, may increase its share ownership percentage by purchasing additional shares of common stock in the public market.

     Because Hearst controls such a significant percentage of our common stock, trading in our common stock may be limited unless Hearst elects to sell some or all of its shares. If Hearst elects to purchase additional shares in the future, the market for our common stock will be even more limited. As a result of the limited public float of our common stock, relatively small purchases or sales of our stock may have a disproportionate effect on our market price. In addition, if Hearst elects to sell some or all of its shares, the effect on our market price could be negative.

WE RELY ON HEARST FOR CONTENT AND CROSS-PROMOTION

     Information supplied by or developed from the Hearst magazines to which we have online rights accounts for a significant portion of our network's content. Our relationship with Hearst is governed by a magazine content license and hosting agreement. While this agreement will continue to provide us with certain benefits during its initial six-year term, we may not enjoy benefits from our relationship with Hearst beyond the term of this agreement, including the benefits we derive from Hearst's reputation, online content and cross-promotional activities. If our relationship with Hearst ends, we may not be able to enter into alternative arrangements with third parties or to internally develop content and services to replace the benefits we receive from our relationship with Hearst.

     We depend on Hearst to effectively market and promote its 10 magazine sites. If Hearst fails to do so, our brand identity could be negatively affected and our business, financial condition and operating results would be materially harmed. We also rely on Hearst to maintain the quality of its magazine content and to maintain and expand its magazines' readership base. If the quality or circulation of Hearst's magazines declines, the content of our network would suffer and our business, financial condition and results of operations would be materially harmed.

     Hearst is permitted to license the content or trademarks of the 10 magazines to any Internet site or portal that is not deemed to be our competitor. A competitor is defined under the agreement to include any Internet site, channel, area or online content aggregation service that provides content primarily for women and is used primarily by women. Any content or trademark license by Hearst to any third party could materially harm our business. We agreed with Hearst not to enter into any agreements to produce or include as part of our network any magazine site or content related to a print publication other than the Hearst publications and the Prevention and New Woman magazines without Hearst's approval. Our inability to create new relationships with print publications could impair our ability to enhance the visibility of our brand.

     We may not be able to continue to attract enough user traffic or advertisers to our network without Hearst's name or promotional capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Content Relationships -- The Hearst Corporation" and "Certain Transactions" for a more complete discussion of our relationship with Hearst.

WE RELY ON ASTRONET TO GENERATE A SIGNIFICANT PORTION OF OUR PAGE VIEWS AND ASTRONET DEPENDS ON AMERICA ONLINE FOR TRAFFIC

     In March 1999, approximately 50% of our page views was generated by Astronet and, during the same period, approximately 75% of Astronet's traffic was generated by America Online. If the popularity of our Astronet site declines, or if America Online stops carrying our Astronet site, our number of visitors and page views would decrease significantly and our business could be materially harmed. We currently do not sell advertising on the Astronet site on America Online. Although we intend to do so in the future, we believe advertising rates on the Astronet site on America Online will be lower than on other areas of our network.

WE MAY FACE DIFFICULTY INTEGRATING THE HOMEARTS AND ASTRONET OPERATIONS

     Because our relationship with Hearst, including our combination with HomeArts and Astronet, occurred in January 1999, we are still in the process of integrating our operations and business activities. This integration process involves a significant amount of our management's time, resources and energy. If we fail to successfully integrate these aspects of our business, we may not recognize potential benefits of the combination and we may have significant duplication of costs and capital expenditures. In addition, we are in the process of integrating our databases with those of Hearst, including HomeArts, Astronet and Hearst's magazine sites, and if we experience difficulty integrating these databases, our costs may increase and our business, financial condition and results of operations could be materially harmed.

     We are also in the process of re-launching the 10 Hearst magazine sites, and we are restructuring these sites to be consistent with our network's design. This re-launching and restructuring involves a significant amount of production resources. We expect that the re-launch of these sites will continue through at least December 1999. If we experience difficulty re-launching these sites or if our re-launching schedule is delayed, we will not recognize some expected benefits of our business relationship with Hearst and our business, financial condition and results of operations could be materially harmed.

WE MAY BE UNABLE TO SUCCESSFULLY BUILD OUR BRAND

     We believe that establishing and maintaining our brand is critical to our success and that the importance of brand recognition will increase due to the growing number of women-oriented Internet sites. Successful promotion and marketing of our brand will depend on providing interesting and compelling content, community, commerce and personalized services, and we intend to increase our marketing and branding expenditures in our effort to increase our brand awareness. If our brand building strategy is unsuccessful, these expenses may never be recovered, we may be unable to increase our future revenues and our business could be materially harmed.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO DELIVER ORIGINAL AND COMPELLING INTERNET CONTENT, COMMUNITY, SHOPPING AND PERSONALIZED SERVICES IN ORDER TO ATTRACT USERS

     Our current network or any additional channels or sites that we may add in the future may not be attractive to a sufficient number of Internet users. We may not be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences of women so as to attract enough users to our network. If we are unable to develop Internet content, community, shopping and personalized services that attract, retain and expand a loyal user base, we will be unable to generate advertising revenues or commerce revenues and our business, financial condition and results of operations will be materially harmed.

WE DEPEND ON STRATEGIC CO-BRANDING AND CONTENT RELATIONSHIPS

     If we fail to retain existing co-branding and content relationships or fail to attract new ones, the total number of pages of content on our network will shrink, traffic to our network may decrease, the quality of our content may decline and our advertising revenues may decrease. To be successful, we need to maintain our existing relationships and we must establish similar relationships with new parties who have cross-media and promotional capabilities. This is critical to our success because we believe that these relationships will enable us to:

     - generate revenue

     - increase the volume of our content

     - further enhance our brand awareness

     - expand and broaden our reach to a wider variety of users

     With the exception of our Hearst relationship, our existing co-branding and content alliances are short-term agreements. When these agreements terminate, we may not be able to renew them on favorable terms or to obtain similar agreements with other parties. Additionally, our competitors may enter into agreements with our existing partners or other parties that are integral to our prospective content and brand development.

WE DEPEND ON ONLINE DISTRIBUTION CHANNELS FOR TRAFFIC TO OUR NETWORK

     We depend on establishing and maintaining online distribution relationships with high-traffic Internet sites and leading Internet portals to ensure the visibility of our network and to generate additional traffic. In March 1999, a substantial portion of our network's traffic was generated by our distribution relationships and, in particular, America Online. Our business could be materially harmed if we do not establish and maintain additional relationships on commercially reasonable terms or if any of our relationships do not result in increased network traffic and visibility. All of our distribution relationships are based on short-term agreements. There is intense competition for online distribution relationships among Internet sites. We may not be able to enter into new or renewed relationships on commercially reasonable terms or at all. In addition, our existing online distribution relationships or any relationships that we enter into in the future may not generate enough additional traffic to our network or create sufficient brand visibility to justify the costs we incur for such relationships.

WE PLAN TO LAUNCH A DIRECT E-COMMERCE MODEL AND OUR BUSINESS AND FINANCIAL CONDITION COULD BE HARMED IF THIS MODEL IS NOT SUCCESSFUL

     We currently operate an affiliate-based e-commerce model in which we link shoppers on our network to the sites of our e-commerce partners to complete their online purchases. In this affiliate-based model, our e-commerce partners pay us for product placement on our network, which is recognized as advertising revenue. In addition, we intend to develop a direct e-commerce model in which we may buy inventory and sell products and services directly to consumers. We have no experience in implementing or operating a direct e-commerce business, and if we are not successful in implementing it, our business could be materially harmed. In addition, unlike our current affiliate-based commerce model, we will assume liability for any inventory that we acquire and will bear the risk of inventory damage or loss as well as product returns. Our success in this direct e-commerce model will depend upon our ability to:

     - manage inventory and fulfillment operations

     - attract shoppers to our network

     - implement and update a flexible and scalable direct e-commerce infrastructure

     - establish a secure, reliable and efficient shopping network

     - identify and offer attractive products at competitive prices

     - establish a responsive and efficient customer service department

     - establish relationships with vendors to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms

     We may not be able to achieve any or all of these necessary components of a successful e-commerce operation.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS AND OUR BUSINESS COULD BE MATERIALLY HARMED IF WE FAIL TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES

     We often evaluate acquisition opportunities that could provide us with additional product or content offerings or additional industry expertise. Any future acquisition could result in difficulties assimilating acquired operations and products, diversion of management's attention away from other business issues and amortization of acquired intangible assets. Our management has had limited experience in assimilating acquired organizations and products into our operations. We may not successfully integrate any operations, personnel or products that we may acquire in the future. If we fail to successfully integrate acquisitions, our business would be materially harmed. See "Use of Proceeds."

WE MAY EXPERIENCE DIFFICULTY MANAGING OUR GROWTH

     We have recently experienced significant growth and are planning to further expand our business and operations. If we are unable to successfully manage this growth our business could be materially harmed. As of April 30, 1998, we had 62 employees, compared to 206 employees as of April 30, 1999. This growth places a significant strain on our management and other resources. As part of this growth, we expect to implement new operational and financial systems, procedures and controls. Any problems in implementing these systems or controls could harm our operations. In addition, several members of our senior management joined us during the last year, including our Vice President of Strategic Partnerships and our Chief Financial Officer. As a result, our management team may have difficulty working together to successfully manage our anticipated growth.

OUR BUSINESS IS DEPENDENT ON KEY PERSONNEL

     Our success depends substantially on the performance of our senior management and key creative, technical and marketing personnel, some of whom were hired recently. The loss of the services of Marleen McDaniel, our President, Chief Executive Officer and Chairperson, or Ellen Pack, our Senior Vice President and General Manager, or any of our other executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends on our continuing ability to attract and retain highly qualified creative, technical and managerial personnel. In particular, we are in the process of recruiting a Chief Technical Officer and a Vice President of Engineering. Competition for such personnel is intense and there are a limited number of people with knowledge of and experience in the Internet medium. Our employees may voluntarily terminate their employment at any time. If we fail to attract and retain key managerial, technical and creative employees, our business would be materially harmed.

OUR SYSTEMS MAY FAIL OR BE INTERRUPTED

     We rely on third parties for proper functioning of our computer infrastructure and delivery of our product. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. In addition, we are currently in the process of moving our hosting services from Icon CMT Corporation to Exodus Communications, which may result in disruption of our service or system failure. If our network fails for any reason, even for only a short period, our business and reputation would be materially harmed.

     Furthermore, a key element of our strategy is to generate a high volume of traffic to our network. Accordingly, the satisfactory performance, reliability and availability of our network and our computer infrastructure is critical to our reputation and our ability to attract and retain users, advertisers, e-commerce partners and members. We cannot accurately project the rate or timing of any increases in traffic to our network and, therefore, the integration and timing of any upgrades or enhancements required to facilitate any significant traffic increase to our network are uncertain.

     We also depend on the receipt of timely feeds and computer downloads from our content providers, and any failure or delay in the transmission or receipt of such feeds or downloads from our content providers, the public network or otherwise, could disrupt our operations. We also use third party software to manage and deliver advertisements by contract and to provide our advertisers with performance data. The failure of these systems to function properly could discourage advertisers from placing advertisements on our network or e-commerce partners from selling their products on our network. Failure of these systems could cause us to incur additional costs or cause interruptions in our business during the time spent replacing these systems. Our network infrastructure may not perform properly and may not provide advertisers or e-commerce partners with accurate data. The failure to expand and upgrade our network or any system error or failure could materially harm our business, reputation, financial condition or results of operations.

WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET

     Our market is new and rapidly evolving. Our business would be significantly harmed if Internet usage does not continue to grow. Internet usage may not grow for a number of reasons such as:

     - security concerns

     - inconsistent quality of service

     - inadequate network infrastructure

     - consumers returning to traditional or alternative sources for information, shopping and services

     - lack of cost-effective, high-speed connectivity

     - the failure of the Internet as a viable commercial marketplace

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH IN INTERNET COMMERCE

     The market for the purchase of products and services over the Internet is new and emerging. Our future revenues and profits will depend in part upon the widespread acceptance and the use of the Internet and other online services as a medium for commerce by consumers and merchants. If acceptance and growth of the Internet does not occur, our business and financial performance will materially suffer. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium for commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services.

     In addition, the ability to securely transmit confidential information is a significant criterion for successful e-commerce. Any well-publicized compromise of security could deter people from using the Internet or from using the Internet for transactions that involve transmitting confidential information, such as credit card numbers. Because many of our advertisers seek to advertise on our network to encourage people to use the Internet to purchase goods or services, the failure of the Internet as a medium for commerce would seriously harm our business, financial condition or results of operations.

WE MAY BE SUED FOR OUR SERVICES AND USER-GENERATED CONTENT

     We host a wide variety of information, community, communications and commerce services that enable our users to exchange information, conduct business and engage in various online activities. The laws relating to the liability of providers of these online services for the activities of their users is currently unsettled. Claims could be made against us for negligence, defamation, libel, copyright or trademark infringement, personal injury or other legal claims based on the nature and content of information that may be posted online by our users. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our Women.com-branded products and properties, or through content and materials that may be posted by users on message boards or in clubs, chat rooms or other interactive community-building services. It is also possible that if any information provided through our services, such as financial information, contains errors, third parties could make claims against us for losses incurred in reliance on such information. We offer Internet-based e-mail services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail, or interruptions or delays in e-mail service. Investigating and defending such claims is expensive, even to the extent these claims do not result in liability. Although we carry general liability insurance, this insurance may not be available to cover a particular claim or may be insufficient.

     In addition, we could be exposed to liability arising from the activities of users of our content or services or with respect to the unauthorized duplication or insertion of material (such as material deemed obscene or inappropriate for children) accessed directly or indirectly through our services. Several private lawsuits seeking to impose such liability upon content providers, online services companies and Internet access providers are currently pending. In addition, legislation has been enacted that imposes, and further legislation may impose, liability for or prohibit the transmission over the Internet of certain types of information. Any such legislation or regulation, or the application or interpretation of existing laws, could expose us to significant liabilities associated with our content or services. Our activities could be or become subject to various forms of taxation, including but not limited to sales and use taxes, the imposition of which could materially harm our business, financial condition or results of operations.

     The imposition of potential liability for our content or services could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain content or service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could affect the growth of Internet use. While we carry general liability insurance, it may not be adequate to compensate us in the event we become liable for our content or services. Any liability in excess of such insurance could materially harm our business, financial condition or results of operations.

CONSUMER PROTECTION PRIVACY REGULATIONS COULD IMPAIR OUR ABILITY TO OBTAIN INFORMATION ABOUT OUR USERS

     Our network captures information regarding our registered members in order to tailor content to them. Typically, we capture such information when users visit our network and voluntarily enter the information in the process of registering with the network. We use this information to assist advertisers in targeting their online advertising campaigns to users with particular demographic characteristics. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed.

     Our network currently uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If such laws are passed, our business, financial condition and results of operations could be materially harmed.

WE DEPEND ON OUR INTELLECTUAL PROPERTY RIGHTS

     Our success depends on the protection of our original interactive content and on the goodwill associated with our trademarks and other proprietary intellectual property rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media, and there can be no assurance that existing laws provide adequate protection of our content or our Internet addresses, commonly referred to as domain names. We have filed applications to register a number of our trademarks, trade names and service marks, but registrations have only been granted in selected cases, and we may not be able to secure additional registrations.

     We have also invested resources in acquiring domain names for existing and potential future use. We cannot assure you, however, that we will be entitled to use such names under applicable trademarks and similar laws or that other desired domain names will be available. Furthermore, enforcing our intellectual property rights could entail significant expenses and could prove difficult or impossible. In addition, we cannot assure you that third parties will not bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to our content or any third-party content carried by us. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats, any of which could materially harm our business, financial condition or results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET

     We are not currently subject to meaningful direct regulation applicable to access to, or commerce on, the Internet by any government agency. It is possible that in the future a number of laws and regulations may be adopted with respect to the Internet and other digital media, covering issues such as user privacy, electronic commerce, and the pricing, characteristics and quality of products and services. Our distribution arrangements on the Internet could subject us to the laws of a distant jurisdiction in an unpredictable manner. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and providers of online services in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could materially harm our business.

TRADING IN OUR SHARES COULD BE SUBJECT TO EXTREME PRICE FLUCTUATIONS AND YOU COULD HAVE DIFFICULTY TRADING YOUR SHARES

     You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as:

     - actual or anticipated quarterly variations in our operating results

     - changes in market expectations of our future financial performance or changes in the estimates of securities analysts

     - a limited public float, especially due to Hearst's share ownership

     - announcements by our competitors

     - conditions affecting the market for Internet stocks or the stock market in general

     The trading price of our common stock may be volatile. The stock market in general and the market for technology and Internet-related companies, in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been filed. If this were to happen to us, litigation would be expensive and would divert management's attention from the operation of the business.

WE MAY HAVE YEAR 2000 READINESS ISSUES

     We may discover year 2000 readiness problems in our internally developed systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our systems may need to be revised or replaced, all of which could be time-consuming and expensive. If we cannot fix or replace our internally developed or third-party software, hardware or services before January 1, 2000, our operating costs could be increased and we could experience business interruptions that could harm our business. Additionally, if we cannot adequately address year 2000 readiness issues in our internally developed proprietary software, we could be subject to claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time consuming to defend.

     In addition, the software and systems of governmental agencies, utility companies, Internet service providers companies, third-party service companies and others outside of our control may not be year 2000 ready. If these entities are not year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network and would prevent us from publishing our content. If a prolonged failure of this type occurred, our business would be severely harmed. If our advertisers and sponsors are not year 2000 ready, they may defer or cancel advertising scheduled to appear on our network, which could harm our business.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

     You should not rely on forward-looking statements in this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. In addition to forward-looking statements made by us, this prospectus also contains forward-looking statements attributed to certain third parties regarding estimates of the growth of the use of the Internet by women, electronic-commerce over the Internet and spending by advertisers on the Internet. You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above in "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of shares of common stock in this offering are estimated to be $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $ million. Concurrent with this
offering, we plan to sell directly to Hearst                shares of our common
stock at the initial public offering price for an aggregate purchase price of
approximately $       million. The total net proceeds from this offering and the
Hearst private placement are estimated to be approximately $       million.

     We will use the net proceeds from this offering for growth and expansion of our business, to build our brand both online and offline and to enhance our products. We will also use a portion of the net proceeds of this offering for general corporate purposes, including working capital. In addition, we may use a portion of the proceeds for the acquisition of complementary businesses, content and technologies. We are not currently a party to any contracts or letters of intent with respect to any material acquisitions, and there can be no assurance that any of our expansion plans will be realized or, if realized, will prove profitable for us. We have not identified specific uses for all of the proceeds and management will have discretion over their use and investment. We intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities until they are used. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our total capitalization as of March 31, 1999 (1) on an actual basis; (2) on a pro forma basis to reflect (a) the net proceeds of $19,250,000 from the sale of 2,000,000 units in Women.com Networks LLC in May 1999, (b) the increase in the authorized number of shares of common stock and (c) the conversion of all outstanding preferred stock into common stock prior to the consummation of this offering and (3) on a pro forma basis, as adjusted, to give effect to the issuance and sale by Women.com of the common stock offered hereby and in the Hearst private placement at an assumed initial
public offering price of $     per share, after deducting estimated underwriting
discounts, commissions and offering expenses. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes thereto included elsewhere in this prospectus.

                                                                     AS OF MARCH 31, 1999
                                                              ----------------------------------
                                                                            PRO       PRO FORMA
                                                               ACTUAL      FORMA     AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Mandatory redeemable convertible preferred stock and
  warrants:
  Series A Convertible Preferred Stock; 2,707,403 shares
     authorized; 2,685,181 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................  $  4,913          --
  Series B Convertible Preferred Stock; 579,407 shares
     authorized; 579,407 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................     1,644          --
  Series C Convertible Preferred Stock; 7,000,000 shares
     authorized; 3,626,922 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................     8,620          --
  Series D Convertible Preferred Stock; 8,000,000 shares
     authorized; 6,546,369 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................    19,823          --
  Convertible preferred stock warrants......................       515         265
                                                              --------   ---------
          Total mandatorily redeemable convertible preferred
           stock and warrants...............................    35,515         265
                                                              --------   ---------
Stockholders' equity
  Preferred Stock, $0.001 par value: 5,000,000 shares
     authorized (pro forma and pro forma as adjusted)
  Common Stock, $0.001 par value: 60,000,000 shares
     authorized (actual; 195,000,000 pro forma and pro forma
     as adjusted); 19,616,000 shares issued and outstanding
     (actual); 35,053,879 shares, issued and outstanding
     (pro forma); and        shares issued and outstanding
     (pro forma as adjusted)................................  $     21   $      34
Additional paid-in capital..................................    92,563     147,050
Notes receivable from stockholders..........................       (44)        (44)
Unearned compensation.......................................    (3,248)     (3,248)
Accumulated deficit.........................................   (39,144)    (39,144)
                                                              --------   ---------
          Total stockholders' equity........................    50,148     104,648
                                                              --------   ---------
          Total capitalization..............................  $ 85,663   $ 104,913
                                                              ========   =========

     The above information excludes (1) 4,203,218 shares of common stock issuable on exercise of options outstanding as of March 31, 1999 under the 1994 Stock Option Plan and the 1998 Equity Incentive Plan, with a weighted average exercise price of $2.34 per share, (2) 4,169,757 shares reserved for future issuance under the 1998 Equity Incentive Plan (3) 1,000,000 shares reserved for future issuance under the Employee Stock Purchase Plan and (4) 2,067,003 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 1999, with a weighted average exercise price of $3.06 per share.

                                    DILUTION

     The pro forma net tangible book value of Women.com Networks, Inc. at March 31, 1999 was approximately $45.0 million, or $1.29 per share. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (total tangible assets less total liabilities) by the number of shares of outstanding common stock, after giving effect to (a) the net proceeds of $19,250,000 from the sale of 2,000,000 units in Women.com Networks LLC in May 1999, (b) the consummation of the merger between Hearst HomeArts, Inc. and Women.com Networks and (c) the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into shares of common stock.
Assuming the sale of the           shares of common stock offered hereby and
          shares sold in the Hearst private placement at an assumed offering
price of $     per share after deducting estimated underwriting discounts, commissions and offering expenses payable by us, the pro forma, as adjusted, net tangible book value of Women.com Networks, Inc. as of March 31, 1999 would have
been approximately $     , or $     per share. This represents an immediate
increase in the pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution of $     per share to new investors
purchasing shares at the initial public offering price. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  $1.29
  Increase in pro forma tangible book value per share
     attributable to new investors (including the Hearst
     private placement).....................................
                                                              -----
Pro forma, as adjusted, net tangible book value per share
  after the offering and the Hearst private placement.......
                                                                       -----
Dilution per share to new investors (including the Hearst
  private placement)........................................           $
                                                                       =====

     The following table summarizes, on a pro forma basis as of March 31, 1999, the number of shares of common stock purchased from Women.com, the total consideration provided to Women.com and the average price per share provided by existing stockholders after giving effect to:

     - the sale of 2,000,000 units of Women.com Networks LLC in May 1999

     - the merger between Hearst HomeArts, Inc. and Women.com Networks

     - the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into common stock

     - the sale of shares to investors in the offering and in the Hearst private placement

     The calculation is based on an assumed initial public offering price of
$     per share, before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

                                        SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                     -----------------------    -------------------------      PRICE
                                       NUMBER     PERCENTAGE       AMOUNT      PERCENTAGE    PER SHARE
                                     ----------   ----------    ------------   ----------    ---------
Existing stockholders..............  35,053,879          %      $104,913,000          %        $2.99
New investors (including the Hearst
  private placement)...............
                                     ----------     -----       ------------     -----         -----
          Total....................                 100.0%      $                100.0%
                                     ==========     =====       ============     =====

     This discussion and table assumes no exercise of options outstanding under our 1994 Stock Option Plan and the 1998 Equity Incentive Plan and no issuance of shares reserved for future issuance under our Employee Stock Purchase Plan. As of March 31, 1999, there were options outstanding to purchase a total of 4,203,218 shares of common stock at a weighted average price of $2.34 per share and 2,067,003 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.06 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. Please see "Capitalization," and "Management -- Stock Based
Plans -- 1998 Equity Incentive Plan," "-- 1994 Stock Option Plan" and
"-- Employee Stock Purchase Plan."

                         SELECTED FINANCIAL INFORMATION

     The following selected Women.com statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from the financial statements of Women.com which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein. The Women.com statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1996 are derived from the financial statements of Women.com which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included herein. The Women.com statement of operations data for the year ended December 31, 1994 are derived from the unaudited financial statements of Women.com and are not included herein. The Women.com statement of operations for the three months ended March 31, 1999 and the balance sheet data as of March 31, 1999 and 1998 are derived from our unaudited financial statements that include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial condition and results of operations for such period. The results of operations for the three months ended March 31, 1999 and 1998 or any other period are not necessarily indicative of our future results. The selected financial data should be read in conjunction with our Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The following selected HomeArts statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from the consolidated financial statements of Certain Operations of the New Media and Technology Division of The Hearst Corporation which have been audited by Deloitte & Touche LLP, independent auditors, and are included herein.

                                                           WOMEN.COM                                           HOMEARTS
                              --------------------------------------------------------------------   ----------------------------
                                                                                   THREE MONTHS
                                          YEAR ENDED DECEMBER 31,                ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                              -----------------------------------------------   ------------------   ----------------------------
                               1994     1995      1996      1997       1998      1998       1999      1996      1997       1998
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net revenues................  $  120   $   128   $   729   $ 2,798   $  7,247   $ 1,113   $  3,413   $ 1,279   $ 1,896   $  2,957
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
Operating expenses:
  Production, product and
    technology..............     123       797     1,174     2,922      5,728     1,027      3,848     4,254     4,998      8,095
  Sales and marketing.......     305       368       957     3,907     12,042     1,298      6,568     3,529     5,946      8,625
  General and
    administrative..........     245       673       956     1,101      1,374       310      1,968       990       878        970
  Stock-based
    compensation............      --        --        --        --      1,170       157        612        --        --         --
  Amortization of acquired
    intangibles.............      --        --        --        --        517        --      3,671        --        --         --
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
      Total operating
        expenses............     673     1,838     3,087     7,930     20,831     2,792     16,667     8,773    11,822     17,690
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
Loss from operations........    (553)   (1,710)   (2,358)   (5,132)   (13,584)   (1,679)   (13,254)   (7,494)   (9,926)   (14,733)
Other income, net...........       2         4        53        37        539        38        159        --        --         --
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
Net loss....................    (551)   (1,706)   (2,305)   (5,095)   (13,045)   (1,641)   (13,095)   (7,494)   (9,926)   (14,733)
Dividend accretion on
  mandatorily redeemable
  convertible preferred
  stock.....................     (34)     (236)     (682)   (1,517)      (570)      (95)       (95)       --        --         --
                              ------   -------   -------   -------   --------   -------   --------   -------   -------   --------
Net loss attributable to
  common
  stockholders..............  $ (585)  $(1,942)  $(2,987)  $(6,612)  $(13,615)  $(1,736)  $(13,190)  $(7,494)  $(9,926)  $(14,733)
                              ======   =======   =======   =======   ========   =======   ========   =======   =======   ========
Basic and diluted net loss
  per share attributable to
  common stockholders.......  $(2.04)  $ (2.81)  $ (4.26)  $ (9.15)  $ (10.52)  $ (2.30)  $   (.95)
                              ======   =======   =======   =======   ========   =======   ========
Shares used in computing
  basic and diluted net loss
  per share.................     287       692       702       722      1,294       754     13,820
                              ======   =======   =======   =======   ========   =======   ========
Basic and diluted pro forma
  net loss per share........                                         $  (1.13)            $   (.48)
                                                                     ========             ========
Shares used in computing pro
  forma basic and diluted
  net loss per share........                                           11,548               27,258
                                                                     ========             ========

                                                                         WOMEN.COM                                  HOMEARTS
                                                ------------------------------------------------------------   ------------------
                                                               AS OF DECEMBER 31,                    AS OF     AS OF DECEMBER 31,
                                                ------------------------------------------------   MARCH 31,   ------------------
                                                 1994     1995      1996       1997       1998       1999       1997       1998
                                                ------   -------   -------   --------   --------   ---------   -------    -------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $  587   $   564   $ 1,761   $  4,885   $ 12,235    $19,164    $   --     $   24
Working capital...............................     530       153        83      2,874      9,856     16,687      (830)      (989)
Total assets..................................     801       719     2,208      6,430     18,062     95,377     2,504      8,218
Mandatorily redeemable convertible preferred
  stock and
  warrants....................................   1,342     2,839     5,817     15,012     35,420     35,515        --         --
Total stockholders' equity (deficit)..........    (748)   (2,663)   (5,650)   (12,256)   (22,705)    50,148        --         --

                       SELECTED PRO FORMA FINANCIAL DATA

     The pro forma statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 are derived from the unaudited pro forma combined financial information, which reflect the combination with HomeArts and Astronet as if such combination had occurred on January 1, 1998, and are included herein. The pro forma statement of operations data are presented for informational purposes only and may not be indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                                                              THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1998            1999
                                                              ------------    ------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net revenues................................................    $ 11,650        $  3,663
                                                                --------        --------
Operating expenses:
  Production, product and technology........................      15,015           4,519
  Sales and marketing.......................................      21,024           7,320
  General and administrative................................       2,754           1,996
  Stock-based compensation..................................       1,170             612
  Amortization of acquired intangibles......................      21,514           5,417
                                                                --------        --------
          Total operating expenses..........................      61,477          19,864
                                                                --------        --------
Loss from operations........................................     (49,827)        (16,201)
Other income, net...........................................         539             159
                                                                --------        --------
Net loss....................................................     (49,288)        (16,042)
Dividend accretion on mandatorily redeemable convertible
  preferred stock...........................................        (570)            (95)
                                                                --------        --------
Net loss attributable to common stockholders................     (49,858)        (16,137)
                                                                ========        ========
Basic and diluted pro forma net loss per share..............    $  (1.70)       $   (.49)
                                                                ========        ========
Shares used in computing pro forma basic and diluted net
  loss per share............................................      29,347          32,851
                                                                ========        ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Women.com's financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Women.com's actual results could differ materially from those anticipated by this forward-looking information due to factors discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     Women.com is a leading Internet network dedicated to women, featuring award-winning original content, personalized services, community and online shopping. Women.com's network contains more than 90,000 pages of content organized into 19 topical channels, and offers content from 11 of the world's leading women's magazines, including Cosmopolitan, Good Housekeeping, Prevention and Redbook.

     Women.com Networks was formed in October 1992 and launched its first Internet site, Women's Wire, in 1995. In January 1999, Women.com Networks and Hearst HomeArts, Inc., a subsidiary of The Hearst Corporation, contributed their businesses to Women.com Networks LLC, which is jointly owned by Women.com and HomeArts. Upon the closing of this offering, Women.com and HomeArts will merge and the business previously conducted by Women.com Networks LLC will be continued by Women.com. The creation of Women.com Networks LLC was accounted for as an acquisition using the purchase method of accounting. The operations of HomeArts have been included in Women.com since the formation of Women.com Networks LLC on January 29, 1999.

     Women.com has incurred significant net losses and negative cash flow from operations since its inception. As of March 31, 1999, Women.com had an accumulated deficit of $39.1 million. Women.com intends to continue to make significant financial investments in its business, including product, technology, infrastructure development and personnel. As a result, Women.com believes it will incur significant operating losses and negative cash flows from operations for at least the next several years.

     Women.com currently derives revenues primarily from three sources: advertising (including sponsorships and barter transactions), web site production and e-commerce.

     Advertising revenues consist primarily of sales of banner advertisements and sponsorships. Advertising contracts are generally short-term, although several long-term contracts and sponsorships have been signed. Women.com typically guarantees a minimum number of impressions or page views to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are generally recognized ratably over the period in which the advertising is displayed. To the extent that minimum guaranteed page deliveries are not met, Women.com defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

     Sponsorship revenues are derived from contracts that generally range from six to 24 months in length. Sponsorship agreements typically include the delivery of impressions, market research, preferred status within relevant content areas and the design and development of co-branded sites intended to enhance the promotional objective of the sponsor. Women.com recognizes sponsorship revenues as earned, which is generally ratably over the contract period. To the extent that committed obligations under sponsorship agreements are not met, revenue recognition is deferred until the obligations are met.

     Advertising revenues also include barter revenues, which represent the exchange of advertising space on Women.com's network for reciprocal advertising space on third party Web sites as well as other advertising and promotional vehicles. Revenues from these barter transactions are recorded as advertising revenues at the lower of estimated fair value of the advertisements received or delivered and are recognized upon publication of the advertisements on Women.com's network. Barter expenses are an equal and offsetting charge and are recorded at the lower of estimated fair value of the advertisements received or delivered and are recognized when Women.com's advertisements run on the reciprocal media property, which is typically in the same period in which the advertisements run on Women.com's network.

     Production revenues are derived from short-term contracts in which Women.com designs and develops web sites for third parties for use on the Women.com network or their own sites. Women.com recognizes production revenues as earned, which is generally as services are performed over the contract period. To the extent that committed obligations under production agreements are not met, revenue recognition is deferred until the obligations are met.

     To date, e-commerce revenues have consisted primarily of commissions from the sale of magazine subscriptions, sales of services on Astronet, and to a lesser extent payments from affiliate sales programs. Women.com records a portion of the revenue from each magazine subscription sold on our co-branded magazine sites. We derive our Astronet e-commerce revenues from services offered on our network. E-commerce revenues are recognized upon notification from the affiliate of revenues earned by Women.com. In the future, Women.com intends to directly sell inventory over its network, resulting in revenue recognition of the full amount of the sales transaction, net of normal reserves, with a charge to cost of goods sold for the cost of the inventory sold.

     Operating expenses consist of production, product and technology expenses, sales and marketing expenses and general and administrative expenses.

     Production, product and technology expenses consist primarily of personnel-related costs for technical operations, editorial and design activities and content acquisition costs. In connection with the combination with HomeArts and Astronet, Women.com agreed to pay Hearst a royalty on the advertising revenues generated from the Hearst magazine sites on the Women.com network or from other proprietary Hearst content. The royalty percentage will be reduced when Hearst has recouped its site production costs and will be further reduced when the revenues from the Hearst content exceed fixed minimum amounts in any 12-month period. These royalty charges are included in production, product and technology expenses. See "Business -- Content Relationships -- The Hearst Corporation."

     Sales and marketing expenses consist primarily of personnel-related costs, and advertising, distribution and public relations expenses. General and administrative expenses consist primarily of personnel-related costs and legal and accounting fees.

     Stock-based compensation consists primarily of charges related to the difference between employee stock option grant prices and deemed fair market values on the date of grant amortized over the vesting period of the options. At March 31, 1999, Women.com had recorded $5.0 million of unearned stock-based compensation, which is being amortized over the vesting periods of the options, generally four years.

     Amortization of acquired intangibles consists of the amortization of goodwill and intangible assets acquired. The acquisition of Wild Wild Web and the combination with HomeArts and Astronet were accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition dates. Substantially all of the purchase price of these transactions is attributable to the acquired intangible assets. As a result, the aggregate excess purchase price over net tangible assets is approximately $64.1 million, $4.4 million of which will be amortized over two years, $57.5 million of which will be amortized over three years and $2.2 million of which will be amortized over five years, the expected estimated average useful life of these assets. These non-cash charges will significantly affect Women.com's reported operating results over the next several years.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

     Results of operations for the first quarter of 1999 include the combined results of Women.com and HomeArts for the period subsequent to the combination with HomeArts and Astronet on January 29, 1999.

     Net Revenues. Net revenues increased to $3.4 million in the first quarter of 1999 from $1.1 million in the first quarter of 1998. The increase was primarily due to an increase in advertising revenues. In the first quarter of 1999, barter revenues accounted for 3.6% of total revenues.

     Production, product and technology expenses. Production, product and technology expenses increased to $3.8 million in the first quarter of 1999 from $1.0 million in the first quarter of 1998. This increase was primarily due to expenses associated with increased production costs related to the combination with HomeArts and Astronet, the hiring of additional production and product development personnel and increased content acquisition costs. Production, product and technology expenses are expected to increase as Women.com increases the amount of content and number of services offered on its network and relaunches the Hearst magazine sites.

     Sales and marketing expenses. Sales and marketing expenses increased to $6.6 million in the first quarter of 1999 from $1.3 million in the first quarter of 1998. This increase was primarily due to a $2.5 million increase in online distribution expenses as a result of agreements with America Online, Microsoft Network and Netscape, and a $1.0 million increase in advertising expenses and expenses related to the combination with HomeArts and Astronet. Sales and marketing expenses are expected to increase as Women.com expands its sales and marketing efforts.

     General and administrative expenses. General and administrative expenses increased to $2.0 million in the first quarter of 1999 from $310,000 in the first quarter of 1998. The increase was primarily due to additional administrative staffing to support the overall growth in the business, and expenses related to the combination with HomeArts and Astronet. General and administrative expenses are expected to increase as Women.com adds additional administrative personnel and as a result of costs associated with being a public company.

     Stock-based compensation. Stock-based compensation expense increased to $612,000 in the first quarter of 1999 from $157,000 in the first quarter of 1998. The increase was primarily due to an increased level of stock option grants and increases in the deemed fair market value of the underlying common stock. See Note 11 of Notes to Financial Statements.

     Amortization of acquired intangibles. Amortization of acquired intangibles was $3.7 million in the first quarter of 1999. This amount was due to the acquisition of Wild Wild Web in April 1998 and the combination with HomeArts and Astronet in January 1999. No amortization was recorded in the first quarter of 1998.

     Other Income, net. Other income, net consists of interest income net of interest expense. Other income, net increased to $159,000 in the first quarter of 1999 from $38,000 in the first quarter of 1998. The increase was primarily due to higher cash balances as a result of a private sale of equity securities.

     Income Taxes. Women.com elected to be taxed as a partnership for the period beginning on January 29, 1999, the date of formation of Women.com Networks, LLC, and ending on the date of the merger of Women.com Networks and HomeArts, which will occur immediately prior to the completion of this offering. As a consequence, for this period the federal and state tax effects of the Women.com losses were recorded by the members of the LLC on their respective income tax returns.

     No provision for federal and state income taxes has been recorded as Women.com incurred net operating losses through December 31, 1998. As of December 31, 1998, Women.com had approximately

$19.0 million and $9.0 million of net operating loss carryforwards for federal and state income tax purposes, respectively, which are available to offset future regular and alternative minimum taxable income. Women.com's federal net operating loss carryforwards will expire in the years 2011 and 2013. For state tax purposes, the net operating loss carryforwards will expire in the years 2001 and 2003. Women.com has taken a valuation allowance on the full amount of the net operating loss carryforwards since it is likely the benefit will not be realized in the future. See Note 12 of Notes to Financial Statements.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Results of operations for the years ended December 31, 1998, 1997 and 1996 include the results of Women.com only as the combination with HomeArts and Astronet did not occur until January 29, 1999

     Net Revenues. Net revenues increased to $7.2 million in 1998 from $2.8 million in 1997. This increase was primarily due to higher advertising banner sales, a full year of production revenues from MediaOne and Hallmark, and new revenues from the initiation of e-commerce affiliate and barter programs. Barter revenue accounted for 9.1% of net revenues in 1998. Net revenues increased to $2.8 million in 1997 from $729,000 in 1996. This increase was primarily due to an increase in advertising revenues and, to a lesser extent, the initiation of production activities.

     Production, product and technology expenses. Production, product and technology expenses increased to $5.7 million in 1998 from $2.9 million in 1997. This increase was primarily due to the hiring of additional production and product development personnel in 1998, and a $359,000, or 93%, increase in content creation and development costs. These additional resources were required to develop and support the network's increased content, features and overall functionality. Production, product and technology expenses increased to $2.9 million in 1997 from $1.2 million in 1996. This increase was primarily due to the creation, launch and ongoing development costs associated with Beatrice's Internet Guide and the HealthyIdeas.com site.

     Sales and marketing expenses. Sales and marketing expenses increased to $12.0 million in 1998 from $3.9 million in 1997. The increase was primarily due to increased sales and marketing staffing and accelerated sales and marketing activities. Advertising expenses increased $2.4 million in 1998 to $4.0 million from $1.6 million in 1997. In addition, Women.com incurred approximately $2.1 million in online distribution expenses in connection with its distribution contracts with major online service providers. Also included in sales and marketing expenses for 1998 was $656,000 of barter expense. No such expenses were recorded in 1997. Sales and marketing expenses increased to $3.9 million in 1997 from $957,000 in 1996. This increase was primarily due to increased staffing of Women.com's direct sales force and marketing organization, and a $1.3 million increase in online advertising expenses.

     General and administrative expenses. General and administrative expenses increased to $1.4 million in 1998 from $1.1 million in 1997. This increase was primarily due to increased administrative staffing to support Women.com's growth. Bad debt expense increased by $201,000 to provide additional bad debt reserves related to the growth in revenues. General and administrative expenses increased to $1.1 million in 1997 from $956,000 in 1996. This increase was primarily due to higher personnel costs and legal fees associated with financing activities.

     Stock-based compensation. Stock-based compensation expense was $1.2 million in 1998. This expense resulted from an increased level of stock option grants and increases in the deemed fair market value of the underlying common stock. Women.com had no stock-based compensation charges in 1997 or 1996.

     Amortization of acquired intangibles. Amortization of acquired intangibles was $517,000 in 1998. This amount was due to the acquisition of Wild Wild Web in April 1998. No amortization expense was recorded in 1997 or 1996.

     Other Income, net. Other income, net increased to $539,000 in 1998 from $37,000 in 1997. The increase was primarily due to higher cash balances in connection with the private sale of equity securities.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The following are the results of operations for HomeArts only and have been derived from the consolidated financial statements of Certain Operations of the New Media and Technology Division of The Hearst Corporation.

     Net Revenues. Net revenues increased to $3.0 million in 1998 from $1.9 million in 1997. This increase was primarily due to increases in banner advertising and sponsorship revenue, offset in part by a decrease in production revenue. Net revenues increased to $1.9 million in 1997 from $1.3 million in 1996. This increase was primarily due to an increase in banner advertising, sponsorship and production revenue.

     Production, product and technology expenses. Production, product and technology expenses consist primarily of software development and web hosting infrastructure services provided by Hearst, personnel-related costs, and content creation and development costs. Production, product and technology expenses increased to $8.1 million in 1998 from $5.0 million in 1997. This increase was primarily due to the development of the web hosting infrastructure and membership information database, expansion of the content offered, the re-launch of certain channels, and further development of the magazine sites. Production, product and technology expenses increased to $5.0 million in 1997 from $4.3 million in 1996. This increase was primarily due to an increase in creative, production and editorial staffing, expansion of the content offered, development of the magazine sites and fees for software development services provided by Hearst which were not incurred in 1996.

     Sales and marketing expenses. Sales and marketing expenses increased to $8.6 million in 1998 from $5.9 million in 1997. This increase was primarily due to increased sales and marketing efforts to acquire additional users. Sales and marketing expenses increased to $5.9 million in 1997 from $3.5 million in 1996. This increase was primarily due to increased advertising expense.

     General and administrative expenses. General and administrative expenses increased to $1.0 million in 1998 from $878,000 in 1997. This increase was primarily due to personnel-related costs. General and administrative expenses decreased to $878,000 in 1997 from $990,000 in 1996. This decrease was primarily due to non-recurring expenses in 1996 consisting of a recruitment expense and a pension accrual adjustment.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth quarterly pro forma net revenue information for Women.com for each of the five quarters in the period ended March 31, 1999, assuming the combination with HomeArts and Astronet occurred on January 1, 1998. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                            QUARTER ENDED
                         ----------------------------------------------------
                         MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                           1998       1998       1998       1998       1999
                         --------   --------   --------   --------   --------
                                            (IN THOUSANDS)
NET REVENUES...........   $1,829     $2,486     $3,064     $4,271     $3,663
                          ======     ======     ======     ======     ======

     The significant increase in net revenues during the quarter ended December 31, 1998 was due to the growth of the Internet as an advertising medium and seasonal promotions related to holiday shopping and planning. In addition, the fourth quarter is seasonally strong for most kinds of advertising.

     The decline in revenues for the quarter ended March 31, 1999 was primarily because the size of the HomeArts sales force and sales management team had declined due to attrition by the end of 1998, and had little selling momentum entering the first quarter. Also, the HomeArts and Women.com sales forces were combined at the beginning of February, and much of that month was devoted to assigning new sales territories, and otherwise integrating the selling operations. Finally, the first quarter is a seasonally weak period for advertising sales.

     Women.com's revenues and operating results are likely to vary significantly from quarter to quarter in the future due to a number of factors, many of which are outside of its control. These factors include:

     - the ability to attract and retain advertisers

     - the ability to offer compelling, original content, community and services

     - the ability to attract and retain users

     - the ability to attract and retain e-commerce customers

     - new sites, services or products introduced by Women.com or its competitors

     - the timing and uncertainty of sales cycles

     - the mix of online advertisements sold

     - seasonal weakness in advertising sales; which typically occur in the first and third calendar quarters

     - the level of web and online services usage

     - the ability to attract, integrate and retain qualified personnel

     - the ability to successfully integrate operations and technologies from acquisitions or other business combinations

     - technical difficulties or system downtime affecting the Internet generally or the operation of the Women.com network

     - general economic conditions, as well as economic conditions specific to Internet companies

     Women.com's revenues for the foreseeable future will be substantially dependent on advertising and sponsorships, many of which are short term and subject to cancellation without penalty until shortly before publication. In addition, Women.com derives a significant portion of its revenues from sales of advertising to a limited number of customers. Accordingly, the loss of a key advertising relationship, or the cancellation or deferral of advertising orders could harm Women.com's results in any one quarter. As a result of these and other factors, quarter-to-quarter comparisons of Women.com's operating results should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Women.com has funded its operations to date primarily through private sales of equity securities, which have resulted in aggregate net proceeds of approximately $34.9 million, and to a lesser extent from $14.9 million in cash contributed by HomeArts in connection with the formation of Women.com Networks LLC. Women.com had approximately $19.2 million in cash and cash equivalents at March 31, 1999 as compared to $12.2 million at December 31, 1998. The increase in cash and cash equivalents was primarily due to cash received in connection with the combination of Women.com with HomeArts and

Astronet. In May 1999, Women.com raised an additional $20.0 million of gross proceeds through the private sale of equity securities.

     Net cash used in operating activities increased to $7.7 million in the first quarter of 1999 from $1.6 million in the first quarter of 1998. Net cash used in operating activities increased to $11.7 million in 1998 from $2.6 million in 1997. These increases were primarily due to an increased net loss, offset in part by increased non-cash charges including stock based compensation charges in 1998 and the first quarter of 1999, as well as amortization of intangibles in the first quarter of 1999.

     Net cash provided from investing activities was $14.6 million in the first quarter of 1999 as compared to net cash used in investing activities of $116,000 in the first quarter of 1998. The increase was due to the $14.9 million in cash received from HomeArts in connection with the combination with HomeArts and Astronet. Net cash used in investing activities increased to $1.1 million in 1998 from $506,000 in 1997. The increase was due to increased purchases of property and capital equipment.

     Net cash provided by financing activities was $73,000 in the first quarter of 1999 as compared to net cash used in financing activities of $14,000 in the first quarter of 1998. The difference is due to interest income from higher cash balances. Net cash provided by financing activities increased to $20.1 million in 1998 from $6.2 million in 1997. The increase in net cash provided by financing activities for 1998 was primarily due to the proceeds received from the sale of preferred stock and warrants by Women.com.

     We expect to increase our staffing, make significant capital expenditures, make acquisitions of complementary businesses, products and technologies, and expand our sales and marketing programs. We currently expect that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. There can be no assurance, however, that the underlying assumed levels of revenues and expenses will prove to be accurate. We may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on favorable terms. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If insufficient funds are available, we may be unable to enhance our network and brand, make acquisitions of complementary businesses or respond to actions by competitors, any of which could materially harm our business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 will not have a material impact on its financial statements. See Note 2 of Notes to Financial Statements.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 31, 1998. The adoption of SOP No. 98-5 will not have a material impact on its financial statements. See Note 2 of Notes to Financial Statements.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contract (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 1999. Women.com is assessing the potential impact of this pronouncement on the financial statements but does not anticipate any significant impact as Women.com does not have any derivative instruments and does not anticipate acquiring any derivative instruments. See Note 2 of Notes to Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Women.com maintains its cash equivalents in a money market fund. As of December 31, 1998, all of Women.com's cash equivalent investments will mature in one year or less. See Note 1 of Notes to Financial Statements. Women.com did not hold derivative financial instruments as of December 31, 1998, and has never held any such instruments. Currently all of Women.com's sales and expenses are denominated in U.S. dollars and as a result Women.com has experienced no foreign exchange gains and losses to date. Women.com does not expect to effect transactions in foreign currencies during 1999. Women.com has not engaged in foreign currency hedging to date.

YEAR 2000 READINESS

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such "Year 2000" or "Y2K" requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

     We made a preliminary assessment of the Y2K readiness of its operating financial and administrative systems, including the hardware and software that support our systems.

     Our Y2K task force is currently developing testing procedures for all software and other systems that it believes might be affected by Y2K issues. We plan to complete this process by the third quarter of 1999. At that time, we will be able to evaluate whether any of our systems need to be revised or replaced.

COSTS

     We have spent an immaterial amount on Y2K compliance to date but expect to incur an additional $200,000 to $300,000 in connection with identifying, evaluating and addressing Y2K compliance issues. Most of these expenses are operating costs associated with time spent by employees and consultants evaluating Y2K compliance matters. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

RISKS

     We are not currently aware of any Y2K compliance problems relating to its systems that would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that we will not discover Y2K compliance problems in its systems that will require substantial revision. There can also be no assurance that third-party software, hardware or services incorporated into our systems will not to be revised or replaced. Any revision or replacement of our systems could be time consuming and costly.

     Our failure to replace our software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. In addition, the failure to adequately address Y2K compliance issues could result in claims of mismanagement, misrepresentation or breach of contract. The resulting litigation could affect our financial and time resources.

     We are dependent on vendors to provide significant network services and equipment. A Y2K disruption of the network services and equipment provided by vendors could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support staff. Either of these reactions could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

     Y2K contingency plans are being developed as part of our Y2K assessment. Our Y2K assessment, including a contingency plan, will be complete by the third quarter of 1999.

                                    BUSINESS

OVERVIEW

     We are a leading Internet network dedicated to women, featuring award-winning original content, personalized services, community and online shopping. Our network is comprised of more than 90,000 pages of content organized into 19 topical channels. Our strategic relationships with Hearst and Rodale enable us to offer an online newstand featuring content from 11 of the world's leading magazines, including Cosmopolitan, Good Housekeeping, Prevention and Redbook. Through our agreement with Hearst, we host the Internet sites of 10 of Hearst's leading women's magazines and have online distribution rights to the content of these magazines. According to Media Metrix, in March 1999 our network attracted more than 3.8 million unique visitors, ranking us among the top 40 Internet sites as measured by reach. During the same period, our users generated approximately 120 million page views. In the first quarter of 1999, we had over 130 industry-leading advertisers including Coca-Cola, Jenny Craig, Macy's, Microsoft, Proctor & Gamble, Sears, Strong Funds, Toyota, Visa and Volvo. Our e-commerce partners include Amazon.com, Clinique, eToys, Hooked on Phonics, J.Crew, John Hancock and PlanetRx. We leverage our brand identity and increase traffic to our network through over 30 online distribution relationships with leading Internet companies, including America Online, CBS SportsLine, GeoCities, Infoseek, Lycos, Microsoft Network, Mindspring, Netscape, WebTV, Xoom.com and Yahoo!.

INDUSTRY BACKGROUND

THE INTERNET CONTINUES TO GROW AS A GLOBAL MEDIUM FOR CONTENT, COMMERCE, COMMUNITY AND ADVERTISING

     The Internet has become a significant global medium for obtaining news and information, communicating and conducting commerce. Both the number of Internet users and the amount of time they spend online are growing. Jupiter Communications, a market research firm specializing in online research and analysis, estimates that the number of Internet users worldwide will grow from 83 million at the end of 1998 to approximately 320 million by the end of 2002. This growth is the result of a number of factors, including a growing number of computers in the home and workplace, improvements in network infrastructure, more convenient, faster and less expensive Internet access, advances in computer and modem technology, an increased public awareness of the benefits of using the Internet and the development of easy to use interfaces.

     A growing number of advertisers and businesses are capitalizing on the Internet's interactive nature to market their products to highly targeted audiences. The Internet offers these advertisers a flexible way to target their message and measure their results. Internet advertisers can tailor their messages to specific groups of consumers and can change ad content frequently in response to market factors, current events and consumer feedback. Moreover, advertisers can more accurately track the effectiveness of their advertising messages based on the response rate or "click throughs" that their advertisements receive. As the online community of users has broadened and become more diverse, the types of advertisers have also broadened to reflect this new more "mainstream" audience. Jupiter Communications estimates that Internet advertising in the U.S. will grow from $1.8 billion in 1998 to more than $7.6 billion in 2002.

     The interactive nature of the Internet as well as the growing online community has also resulted in dramatic growth in the amount of e-commerce that is being transacted on the Internet. Jupiter Communications estimates that the business-to-consumer market will grow from $3 billion in 1997 to $41 billion by the year 2002. Growth in e-commerce can be attributed to a number of factors, including consumer confidence in Internet technology and security, improved ease of use and the validation of e-commerce resulting from the participation of nationally recognized companies.

     The Internet provides an efficient medium for the delivery of continually updated original content. In contrast to print media, the Internet's technology and interactive nature allow content providers to update information without interrupting the user's experience. As a result, providers of high-quality, original and well-organized content can promote increased Internet usage and create an attractive marketing environment for advertisers and merchants. In addition, leading content providers can develop a loyal following of repeat users who register with their sites by providing personal information and preferences. Registration benefits both the user and the site. Registered users are often eligible for additional services from a site, such as customization options or access to premium content. As a content provider learns more about its users as they register and spend more time online, it can tailor content to meet the needs and preferences of its users. This user information also provides advertisers and merchants with more focused demographic and psychographic information, which is used to maximize direct marketing opportunities.

WOMEN ONLINE ARE AN INCREASINGLY IMPORTANT AUDIENCE TO ADVERTISERS AND MERCHANTS

     Until recently, the online community was a technologically oriented and predominately male audience, and available online media and commerce offerings were often directed at this audience. Over time the Internet has evolved and is expected to continue to develop a more mainstream audience of men and women whose range of interests are virtually unlimited.

     Today women represent an increasingly significant and fast-growing segment of the online audience. They also represent an increasingly important demographic group to advertisers and merchants. This importance is due in part to the growth in women's income and the role women play as key consumer decision makers, both in the home and in the workplace.

     - According to Jupiter Communications, women represented 39.6 million Internet users in 1998 and this number is expected to grow to 72.4 million or 50.2% of the all Internet users by the end of 2002.

     - According to the October 1998 survey of active Internet users conducted by the Georgia Tech Graphics, Visualization and Usability Center, 87.3% of women Internet users access the Internet one or more times per day, compared to only 45% in October 1996. In addition, the percentage of women Internet users spending 10 or more hours on the Internet per week increased from 26% in 1996 to 68% in October 1998.

     - According to Advertising Age, women controlled or influenced over $2.4 trillion, or 80%, of the $3.0 trillion spent in 1998 by U.S. consumers. In addition, women are involved in 80% of all consumer purchase decisions and currently manage the finances in 72% of the nation's households.

     The demonstrated buying power of women, coupled with the growth of the number of women on the Internet, presents a significant opportunity to provide content developed specifically for women and to attract advertisers and merchants that target this audience. Internet sites offering the right mix of content, community and commerce are well positioned to take advantage of this opportunity.

WOMEN SEEK A FOCUSED AND INTEGRATED INTERNET SOLUTION TO ACCOMPLISH THEIR OBJECTIVES

     Numerous traditional and online information sources are trying to address the demand by women for timely and relevant information. While a number of Internet sites include information for and about women, we believe only a limited number of sites are currently providing the original content, community and commerce offerings necessary to provide an integrated solution for the objectives of women online. According to Media Metrix, in March 1999, we were one of only three of the top 50 web sites whose audience was comprised of at least 60% women. We believe most women are seeking rather than exploring on the Internet and are more interested in finding sites that enable them to achieve their objectives efficiently. The increased time constraints women face as they balance family, work and social lives are driving women to seek ways to be more productive. We believe that a significant opportunity exists to provide a comprehensive and convenient Internet solution.

THE WOMEN.COM SOLUTION

     We are one of the most well-known and widely visited women's networks on the Internet. By delivering quality content, community services, personalized tools and an extensive shopping selection, we have achieved a leading position among women Internet users. Key components of our solution include:

DELIVERING VALUE TO WOMEN

     We provide women with original content, community, personalized tools and services and online shopping.

     Content. We are dedicated to helping women be more productive. To achieve this objective, we deliver high-quality programming on topics such as finance, health, shopping and travel to help our users get things done. We employ 25 full-time experienced editors and a team of freelance writers, artists and personalities to help us provide content that distinguishes us from other women's networks and online services. Through our magazine relationships with Hearst and Rodale, we believe we have access to the largest collection of magazine content targeted at women, including the articles in Cosmopolitan, Good Housekeeping, Prevention and Redbook. We have developed partnerships with companies such as Bloomberg and Crayola which enable us to supplement our network with branded and trusted content. We believe our editorial independence builds our credibility and trustworthiness and increases users' loyalty to our brand. By combining our extensive content relationships with our network's powerful functionality, we have created a unique Internet experience for our users. For example, our health channel is supplemented by a complete range of monthly Prevention magazine content with features such as topical searches, calorie counters, vitamin dispensers and menu planners.

     Community. We provide women with the opportunity to interact with experts and other women online. Our members share experiences, solutions and opportunities, gain support and exchange information. Our network maintains dozens of thriving online communities formed around interests such as book clubs, entrepreneurs' forums, investment clubs and recipe exchanges as well as member-to-member programs such as Mentor Moms, Fitness Buddies and Health Support Groups. Our high-quality content provides topics to discuss on message boards and in chat rooms in which visitors can interact with editors, resident experts and community hosts.

     Personalized Tools and Services. We also provide convenient personalized services and more than 150 tools to help women manage their lives. For instance, women can use the Mortgage Calculator, Recipe Finder or Weather Center to get relevant information quickly and efficiently. We also offer free membership to users, which provides them with access to additional services such as e-mail, home pages, message boards and chat rooms. My.Women.com, introduced in October 1998, is one of the fastest growing areas of our network and provides members with news, information, shopping and time and life management tools all customized by the individual user. From this service, we can accumulate substantial preferences and behavioral information that will allow us to provide increasingly targeted services to our customers. We believe membership creates user loyalty, repeat site visits, referrals and user-generated content. This also creates opportunities for advertisers and merchants to develop a more focused and interactive relationship with our users.

     Online Shopping. We designed our shopping channel around our visitors preferences, including easy navigation, brand names and staff recommendations. We believe that our original content combined with our strategic product placement allows women to make educated and value-oriented purchase decisions. Our highly contextual e-commerce environment has attracted over 35 leading commerce partners, including Amazon.com, Clinique, eToys, Hooked on Phonics, J.Crew, John Hancock and

PlanetRx. The contextual nature of our e-commerce environment would, for example, enable a visitor to our health channel interested in fitness to click through to one of our shopping centers and purchase the latest exercise video.

DELIVERING VALUE TO ADVERTISERS

     Our advertising partners have access to our large and loyal user base demonstrated by the approximately 120 million page views delivered to over 3.8 million unique visitors in March 1999. In addition, we believe our users constitute a valuable demographic due to their high income, spending and education levels. We offer advertisers a broad range of high-quality content within which to contextually place their messages. For example, visitors to the pregnancy channel are delivered advertisements for Pampers.

     We offer a variety of programs to support advertisers' specific objectives. We deliver comprehensive advertising packages, including any combination of simple banners, sponsored content, e-commerce placement, directories and a number of minisites customized to the advertiser. We also enter into consultative relationships with our advertisers that allow for customized and targeted advertising campaigns. As with the model prevalent in print and television media, Internet advertising fees are based primarily on the attractiveness of the audience demographics and the volume of ad impressions delivered. In order to help optimize these measures, we provide research services to help advertisers understand the objectives of women online and learn more about the effectiveness of their online ad campaign.

     These features and services and our attractive demographics have attracted leading advertisers to our network. Our magazine sites, which already benefit from their well-recognized magazine brands, offer advertisers additional well-defined audience and advertising options. During the first quarter of 1999, we had over 130 advertising customers, including Coca-Cola, Jenny Craig, John Hancock, Microsoft, Proctor & Gamble, Sears, Toyota, Unilever, Union Bank of California and Visa.

DELIVERING VALUE TO MERCHANTS

     Our online shopping centers are designed to appeal to our core audience of busy, professional and educated women and are built around convenience and value. Online merchants benefit from the highly contextual e-commerce environment that is created through the structure of our site and our highly relevant and complementary content. We believe that our original content combined with product placement and e-commerce channels allow women to make more educated and value-oriented purchase decisions. This helps us to attract leading commerce partners such as Amazon.com, Clinique, eToys, Hooked on Phonics, J.Crew, John Hancock and PlanetRx. Our channels match advertisers and merchants with the most relevant user base. We believe that because of our more targeted advertising demographics, our users are more likely to purchase products and services while shopping on our network. According to @Plan Spring 1999, in the first quarter of 1999, 51.3% of our audience made purchases on the Internet in the previous six months, while only 43.5% of all Internet shoppers made purchases during the same period.

STRATEGY

     Our objective is to be the leading network for women on the Internet. We believe that our high-quality content and network approach will create strong brand recognition and a large and loyal audience that will be attractive to advertisers and merchants. Key elements of our strategy include:

     Produce, Enhance and Distribute Compelling and Original Content. We believe that the high quality of our content is a cornerstone of our online network. We will continue to produce compelling content in order to attract and retain visitors to our network. In addition, we intend to add to the depth of our content by increasing the number of features, topics, services and tools in every channel. We have engaged over 25 journalists and editors with extensive print and broadcast experience and expect to continue to expand this staff. We have also engaged personalities and experts from a wide range of areas of interest to create content and interact directly with users. We supplement our network's original content with articles from leading women's magazines. These magazines are designed to appeal to women in many different life stages and with many different interests. We believe that we are well positioned to be a leading provider of women's content for the high-speed broadband environment. We have been providing multi-media content through broadband access partners such as RoadRunner and MediaOne Express.

     Continue to Develop and Extend Our Relationship with Hearst and Other Leading Content Partners. We intend to continue to leverage the branding and cross-promotional opportunities that our relationship with Hearst provides. Our agreement with Hearst gives us online distribution rights to the web sites of 10 of the leading women's magazines published by Hearst including Cosmopolitan, Good Housekeeping and Redbook. In addition, it provides us with print, television and cable promotion. We intend to continue to drive traffic to our network by highlighting the magazines prominently throughout our network, increasing our investment in the magazines' own sites and distributing the magazine sites online. The magazines themselves will also act as a powerful distribution and marketing vehicle for our network through their combined print circulation of over 15 million. Through our relationship with Hearst, our network will receive at least 100 pages of print promotion in Hearst magazines over a two year period as well as $2 million of television and cable promotion. In addition to our relationship with Hearst, we have relationships with other leading offline content providers, including Bloomberg, Crayola and Rodale. We believe that alliances with traditional media partners provide access to popular content, increase our access to marketing channels, extend our brand identity both online and offline and drive traffic to our network. Our content rights to 11 traditional print magazines published by Hearst and Rodale, provide us with a significant amount of content produced by editorial staffs with a proven understanding of the interests of women in a wide range of areas. We intend to continue to forge partnerships that allow us to leverage our assets by effectively combining our expertise in Internet content production with the promotional and distribution capabilities of major entertainment and media companies.

     Extend Our Brand Recognition. We are a leading brand name for women on the Internet and believe that we are benefiting from being an early provider of content and services dedicated to women online. We believe our name, "Women.com," is the most intuitive brand and domain name for an online network for women, allowing for strong online branding and traffic growth. We intend to increase our brand awareness and visibility through a variety of marketing and promotional activities, including advertising on other leading Internet sites and in other print and broadcast media, conducting an ongoing public relations campaign, engaging in cross-promotion with our magazine partners and developing business alliances and partnerships. We believe we can continue to increase our traffic and brand-awareness by expanding our online distribution partnerships. We currently have over 30 online distribution partners, including co-branded areas on leading Internet portals, such as America Online, Infoseek, Microsoft Network, Netscape and Yahoo!. We deliver over 3,000 headlines or articles each month to our online distribution partners and deliver programming to channels and subchannels on our distribution partners' sites. Clicking on any of these headlines links the user back into our network. We also intend to secure distribution alliances with international distribution partners.

     Enhance the User's Experience. We believe women are seeking content, community and shopping that is tailored to their individual needs. For this reason, we have designed our network to offer original content and services relevant to women's lives so that they make Women.com a part of their daily routine. We offer services, such as e-mail, homepages and My.Women.com, to help women more quickly achieve their information, communication and commerce objectives. One of our goals is to encourage users to register with us and we intend to focus on increasing this membership base. We believe that registration information provides us with added insight into our user base, allowing us to better respond and adapt to our users' goals thereby increasing their time spent online.

     Partner with Advertisers to Provide Unmatched Access to Women on the Internet. We sell a variety of advertising solutions to advertisers, including banners, buttons, content sponsorships, e-commerce placements, links, minisites and promotions. We also enter into consultative relationships with many of our advertisers that allow for customized and targeted advertising campaigns. We advise these advertising partners on how best to market their products and services to women online. To date, 25 advertisers have engaged us in this consultative capacity, including John Hancock, Toyota and Unilever. Some advertisers have also taken advantage of our internal market research capability. We believe this consultative approach:

     - Provides value to advertisers through more effective advertising campaigns

     - Generates multiple ad revenue streams, including advertising, minisite and banner production and market research

     - Establishes more loyal and long-lasting advertiser relationships

     - Generates useful market research which we can use to plan future content offerings

     We create customized advertising solutions for our advertising clients and intend to further expand our existing advertiser relationships. We also plan to continue to leverage our growing user base to capture valuable customer data. This data, although shared anonymously with our advertising partners, can be used by our internal market research staff to create valuable direct marketing data. This will allow us to further refine and enhance the advertising solutions we create for our clients as well as our future content offerings.

     Enhance Our E-Commerce Offerings. We intend to continue to make e-commerce an integrated and valuable part of our network. We currently have an affiliate-based e-commerce model with leading commerce partners through which merchants purchase space in our category-focused shopping centers and sell their products to our users in a contextual selling environment. We believe that more online merchants will want to partner with us as a result of our click-through rates, our large user base and the demographics of our audience. We also intend to increase the number of our shopping centers and stock these centers with additional products and helpful information. In addition, we are developing a direct retail business and intend to source and sell selected products designed to appeal to our core audience.

OUR NETWORK

     We are a leading women's online resource containing a branded network of comprehensive content, community, personalized tools and services and online shopping which is accessed by millions of users daily. Our 19 dynamic channels connect users to more than 90,000 pages of high-quality content. Each of these channels focuses on a topic and loyal community and is created around a unique editorial voice. Furthermore, our channels incorporate content from 11 of the world's leading women's magazines for which we also produce Internet sites. The network offers category-focused shopping centers containing popular products, in addition to tools such as e-mail, personalized home pages and member newsletters.

     The table below provides a description of the content offered through each of our 19 channels.

     CHANNEL NAME                                DESCRIPTION
     ------------                                -----------
Career.................  Offers information on job listings, child-care centers, resume writing and personnel management. Extends
                         opportunities to participate in the Entrepreneur Club or to ask "Career Coach" about salary ranges and networking
                         strategies. Features news highlights, personal finance and small business information.
Cars...................  Offers tools such as the car payment calculator and provides tips on car insurance and financing. Provides opportunity to ask "Cash Flo" about the pros and cons of leasing vs. buying a car and offers automotive tips in related chat rooms.
Entertainment..........  Features book and movie reviews, community chats, television picks and celebrity interviews.
Family.................  Enables visitors to find information on a wide range of topics, including child development, college tuition
                         planning and parenting tips from expert columnists. Offers online activities for parents and kids.
Fashion & Beauty.......  Offers helpful suggestions on skin care, fashion and make-up. Features fashion trends and personal style
                         interactive tools. Allows visitors to e-mail questions to
                         "Fashion Plate." Features information from Cosmopolitan and
                         Harper's Bazaar.
Fitness................  Offers opportunities to meet a workout buddy in the network's fitness community, join a walking club, design a personalized workout shop for the latest exercise videos or use the interactive calorie counter. Features information
                         from Prevention, Redbook and Good Housekeeping.
Food...................  Features recipe finders, cooking schools, restaurant reviews, wine selection suggestions and a daily meal
                         planner. Offers information from Country Living and Good
                         Housekeeping.
Health.................  Provides information on health news, ailments and nutrition.
                         Features content from Prevention, Healthy Living, Redbook
                         and Good Housekeeping. Offers advice from the network's
                         resident expert and related support groups and interactive tools such as health assessment.
Home & Garden..........  Offers home improvement ideas and other fix-it tips where visitors can access the Country Living Gardener and Good
                         Housekeeping. Provides decorating advice from experts and
                         features interactive tools for kitchen design provided by
                         House Beautiful.
Horoscopes.............  Features relationship compatibility tools, birthday reminders and personalized daily horoscopes where visitors can ask "Genie" questions and find horoscopes from related magazines sites. Features information from Cosmopolitan.

     CHANNEL NAME                                DESCRIPTION
     ------------                                -----------
Money..................  Features content from Bloomberg, including business news, portfolio tools, currency conversion rates, stock quotes and company profiles. Provides interactive tools such as
                         personal budget planning, home-buying calculators and other financial planning information.
News & Trends..........  Updates viewers on the financial industry, technology, world news headlines and other current events. Offers an
                         opportunity to post comments, participate in various polls and e-mail politicians regarding public policy.
Pregnancy..............  Features a large selection of body, health, pregnancy, childbirth and parenting reference materials. Offers advice from our resident obstetrics nurse and the opportunity to
                         share experiences in the chat rooms.
Relationships..........  Offers advice on relationships through content from
                         Cosmopolitan and Redbook. Features "Emale" which provides
                         advice from the male perspective.
Shopping...............  Offers visitors online shopping opportunities and an extensive selection from our over 35 e-commerce partners
                         offering 18 product categories. Features "Deal of the Week"
                         and "Staff Picks" that highlight savings and recommended
                         products.
Small Business.........  Offers resources for starting a business, helpful hints from the Entrepreneur's Club or the "Biz Shrink" and content from
                         Victoria and Good Housekeeping. Features interactive tools such as a start-up cost calculator and interactive business plan.
Technology &             Provides visitors the opportunity to build their own
  Internet.............  Internet site and offers the latest technology news.
                         Highlights women in the technology field through video
                         interviews with well-known journalists such as NBC's Soledad
                         O'Brien.
Travel.................  Offers visitors the opportunity to plan a weekend getaway, read about tips for business travel and find weather
                         information for any city and provides postings of
                         destination picks on the travel message board.
Weddings...............  Features tools for brides and grooms such as the wedding checklist from Town & Country, information on finding a
                         wedding dress and wedding gift suggestions.

     Our channels link to related content on 11 magazine sites to which we have online distribution rights. We produce, maintain and host these branded sites. The content from these sites links to various channels within our network. The following table describes each magazine site. In addition, the table states for the six months ended December 31, 1998 print circulation data, as provided by Audit Bureau of Circulations, and demographic information for each of the 10 Hearst magazines and for Rodale's Prevention magazine, as reported by the Fall 1998 Mediamark Research Inc. Report.

                                                                      PRINT MEDIA DATA
                                                          ----------------------------------------
                                                             PAID
                                                          CIRCULATION   AVERAGE       AVERAGE
         MAGAZINE           RELATED WEB SITE DESCRIPTION  (MILLIONS)      AGE     HOUSEHOLD INCOME
--------------------------  ----------------------------  -----------   -------   ----------------
Cosmopolitan..............  Features fashion and            2.5          32           $ 44,000
                            relationship advice aimed at
                            the "fun, fearless female."
Country Living............  Profiles lifestyle and home     1.7          45           $ 47,000
                            design ideas.
Country Living Gardener...  Features seasonal gardening     0.5          44           $ 52,000
                            practices, beautiful gardens
                            and tips for the avid
                            gardener.
Country Living's Healthy
  Living..................  Features topics relating to     0.3          42           $ 56,000
                            illness and disease
                            prevention and offers advice
                            on following a healthy and
                            spiritual lifestyle.
Good Housekeeping.........  Features topics relating to     4.5          47           $ 42,000
                            food and recipes, home,
                            family and consumer reports.
Harper's Bazaar...........  Profiles upscale fashion and    0.7          43           $121,000
                            beauty trends.
House Beautiful...........  Features topics relating to     0.9          45           $ 54,000
                            designing, improving or
                            remodeling one's home.
Prevention................  Offers articles, resources,     3.1          49           $ 48,000
                            guidance and expertise on a
                            variety of health-related
                            topics.
Redbook...................  Focuses on family, health       2.8          43           $ 43,000
                            and marriage.
Town & Country............  Focuses mainly on upscale       0.4          43           $124,000
                            weddings.
Victoria..................  Offers support and advice       1.0          42           $ 47,000
                            for women entrepreneurs,
                            including stories and
                            lifestyle tips.

ADVERTISING SALES

     As of May 10, 1999 we had a direct sales force comprised of 36 sales people, sales managers and support staff. This group is located primarily in New York, with offices in Chicago, Los Angeles and San Mateo, California. Our sales and marketing divisions have partnered to create a variety of advertising packages from banner advertisements to minisite production.

     We currently derive, and expect to continue to derive, a substantial portion of our revenue from advertising sales. We offer advertisers the following advertising options:

     Banners, Buttons, Keywords and Links. These units may be purchased on a broad "Run of Network" basis or on a specific channel basis or commerce area. Generally, higher rates are charged for banners displayed to a more targeted audience.

     Content Sponsorship. Content areas may be sponsored by advertisers on an exclusive basis such as Toyota's sponsorship of "In the Pink," a page which is devoted to providing women with valuable information on breast cancer prevention, self-examination, diet and medical treatment.

     Production Services. We produce minisites, banner ads and special advertising units that may hyperlink to an advertiser's site or programs within our network. For example, we produced a site titled "Full Load" for Unilever's Wisk detergent.

     Commerce. We are able to create a variety of commerce-related programs for clients. A current example includes our sponsorship relationship with GreenTree Vitamins, which includes preferred placement of hyperlinks in the Women.com store health area, special merchandising such as featuring their products as a "Hot Deal of the Week," co-branded promotional banners and sponsorship exclusivity of "The Vitamin Dispenser" on HealthyIdeas.com.

     Promotions. We offer customized promotions for clients allowing for branding, database collection, product sampling and surveys. We also run several advertising promotions per year, such as the "Holiday Survival Guide," which includes gift ideas, holiday recipes and decorating tips.

     Research. We believe that one of our core competencies is performing market research for our advertising clients. We offer a variety of products ranging from online surveys to in-home studies to "pre and post awareness studies" of an advertiser's message within our network.

     Programs with Strategic Partners. We partner with companies such as Hearst, Rodale and Bloomberg to jointly sell sponsorship opportunities. For example, we created an online minisite for Bristol Myers called "The Headache Resource Center" which was housed within our health channel and also ran as an insert in Prevention magazine.

     Cross Media. Our network will offer offline advertising programs for clients as part of larger deals. For example, our 1999 Toyota sponsorship includes a co-branded sponsorship of a National Public Radio program entitled "Tech Nation."

CUSTOMERS

     Our sales force has been successful in attracting Fortune 500 advertising companies by promoting the value of our audience and environment. Our sales division is building a large and varied client base of advertising relationships, which we believe will build the strongest base of customers for the future. During the first quarter of 1999, we had over 130 advertising customers. Selected customers and their respective industries who have advertised on the network include:

                                           TELECOMMUNICATIONS                 CONSUMER/
    AUTOMOTIVE       FINANCIAL SERVICES       & TECHNOLOGY       RETAIL     PACKAGED GOODS
------------------  ---------------------  ------------------   ---------  ----------------
Ford Motor Company  Discover Brokerage         AT&T             JC Penney  Avon
General Motors      Fidelity Investments       IBM              Macy's     Clinique
Mercedes Benz       John Hancock               Microsoft        Sears      Kellogg
Toyota              Strong Funds               Sprint           Internet   Kraft
                    Union Bank of                               Shopping   Proctor & Gamble
                    California                                  Network    Unilever
                    Visa

CONTENT RELATIONSHIPS

     Bloomberg L.P. The Women.com money channel was built in partnership with Bloomberg, a leader in global business and financial news. This co-branded channel is a financial resource, featuring over 1,000 pages of financial news, articles and interactive tools. The channel is targeted at professional women seeking sound financial advice and offers stock and fund quotes, newsfeeds, calculators, online experts and community features. We are responsible for the channel's design, some of its original content, hosting and promotion. Bloomberg provides the co-branded channel with up-to-the minute newsfeeds, charts, portfolio tracking tools, calculators as well as Bloomberg columnists and features. Both parties may sell advertising inventory on the channel and retain the sales commissions they generate. We share with Bloomberg the revenues, net of sales commissions, generated from the respective advertisements sold on the co-branded channel. This agreement was entered into in December 1997 and has an initial term of three years.

     Crayola. The co-branded Crayola FamilyPlay.com site was developed in partnership with Crayola, a leading producer of children's art products. FamilyPlay.com is designed for busy moms with children ages 2-11. The site is filled with activities that encourage skill development and imagination through interactive, personalized crafts and games, providing fun, easy-to-do activities for parents to explore with their children. Activities are housed in a searchable database that is organized by age, skill set and location. We produce, host and create the content for the Crayola FamilyPlay.com site. Crayola lends its expertise in children's education as well as promotional support for the site. We have the sole right to sell advertising on the site. In turn, we share a percentage of the revenues, net of sales commissions, generated by the site. This agreement was entered into in April 1998 and has an initial term of five years.

     The Hearst Corporation. In January 1999, we formed a relationship with The Hearst Corporation and 10 of its magazine titles as part of the combination with HomeArts and Astronet. These household brand name publications include Cosmopolitan, Country Living, Country Living Gardener, Country Living's Healthy Living, Good Housekeeping, Harper's Bazaar, House Beautiful, Redbook, Town & Country and Victoria.

     The Hearst Corporation is a diversified communications company engaged in a broad range of publishing, broadcasting, cable television networks and other communications activities. Hearst is the world's largest publisher of monthly magazines, with 16 U.S. titles and 96 international editions distributed in more than 100 countries. Hearst magazine titles include Cosmopolitan, Good Housekeeping, Redbook, Country Living, Esquire and Popular Mechanics. Hearst's 12 daily and seven weekly newspapers include The Houston Chronicle, The San Francisco Examiner, The Seattle Post Intelligencer, The San Antonio Express-News and The Albany Times Union. Hearst's public affiliate, Hearst Argyle Television, Inc., owns 26 network affiliated television stations that reach approximately 17.5% of U.S. television households, making it one of the country's largest independent (non-network owned) television station groups. Hearst was a founding partner in Lifetime, A&E and The History Channel cable networks. Hearst and The Walt Disney Company, through ABC, Inc., wholly own the Lifetime network as equal partners, and are equal partners in the A&E network, in which NBC owns a 25% interest. Hearst also owns 20% of ESPN, which includes ESPN2 and ESPNews. Hearst's book publishing businesses include William Morrow and Avon Books and its entertainment activities include the production of made-for-television movies and television series, as well as the syndication and licensing of cartoon characters and features.

     Our agreement with Hearst has an initial term of six years and provides for three automatic renewals of six years each; provided that the parties reach agreement on the royalties or commissions to be paid during the renewal period. Under the terms of the agreement:

     - We received the non-exclusive, royalty-free license (without the right to sublicense) to electronically reproduce, distribute and display the Hearst content from 10 Hearst magazines on the Internet and to incorporate the magazine sites on our network.

     - Hearst agreed to provide approximately 100 pages of promotion in the Hearst magazines over a two-year period and $2 million of cable and television promotion.

     - Hearst agreed to co-brand the 10 magazine sites with the Women.com brand.

     - Hearst agreed during the term of the agreement that it would not (1) grant Internet distribution or Internet publication rights to the Hearst content or the magazine content to any of our competitors, (2) advertise or promote the magazine sites on or in connection with any of our competitors, (3) promote the magazine sites on or in connection with any of our competitors or (4) grant a license to any of our competitors to use any URLs incorporating the name or a derivative thereof of any of the 10 magazines.

     - The Hearst Magazine Group has agreed to offer us the opportunity to develop any online project initiated by it that is appropriate for placement on our network.

     - Hearst retains the right to conduct promotional activities with respect to each of the magazine sites in conjunction with any party that is not a women's portal site; provided that Hearst does not receive payments for those promotional activities.

     - Other than our agreements with Rodale regarding Prevention, we agreed, during the term of our relationship with Hearst, to not enter into an agreement to produce or include as part our network any magazine site or content related to a print publication that it not a Hearst publication, if the magazine site could be reasonably construed to be competitive with any of the 10 Hearst magazines without Hearst's prior written consent.

     - We agreed to provide the hosting for the 10 Hearst magazine sites.

     - Hearst agreed to purchase at least $3 million of production services over the 12 months ending February 2000 and at least $6 million over the two years ending February 2001.

     - Hearst is entitled to receive a quarterly royalty payment based on net advertising revenues from the magazine sites.

     - We are entitled to a commission on gross revenues from the sale of magazine subscriptions through our network, including the magazine sites.

     - We are entitled to a commission on gross revenues from the direct sales of goods and services on the magazine sites, where the sale is made directly between the customer and the applicable Hearst entity.

     Our relationship with Hearst gives us access to a vast amount of content produced by editorial staffs with a proven understanding of the interests of women in the areas of fashion, sex, health, beauty, family, design, gardening, collecting and small business. Collectively, these magazines produce more than 300 unique articles per month and have a U.S. monthly circulation of over 15 million paid readers.

     We believe this content, properly packaged, will create a significant amount of new traffic to our network. We believe we can increase user traffic by placing this content prominently on our network, increasing our investment in the magazines' sites and via syndication on the Internet through our distribution relationships. Our agreement with Hearst also provides for promotion of our network by Hearst. See "Certain Transactions" and "Risk
Factors -- Hearst will control actions requiring board and stockholder approval after this offering" and "-- We rely on Hearst for content and cross-promotion" for certain risks relating to our relationship with Hearst.

     Rodale Press, Inc. In May 1997, we launched a co-branded site called HealthyIdeas.com in partnership with Rodale Press' Prevention magazine, a leading consumer health magazine in the United States with a circulation of over 3 million. Through interactive tools, features, on-site experts, message boards and chat, it offers visitors authoritative information on how to lead a healthier life. Focused on health and fitness, the site delivers thousands of pages of useful, personalized information to help readers achieve better health for themselves and their families. We design, produce and host the site. Prevention magazine provides a majority of the content for the site. Rodale has agreed to devote at least one page in each edition of Prevention magazine to promote HealthyIdeas.com. We share a percentage of the revenues, net of commissions, generated from the ads sold on the co-branded site with Rodale. In addition, we receive a percentage of the revenue generated from Prevention magazine subscription sales on our site. The agreement has an initial term of two years and is up for renewal in May 2000.

DISTRIBUTION RELATIONSHIPS

     We believe that brand awareness and broad distribution are critical to our success. Accordingly, in order to leverage our brand identity and increase traffic to our network, we have entered into over 30 online distribution relationships with leading Internet companies, including America Online, CBS SportsLine, GeoCities, Infoseek, Lycos, Microsoft Network, Mindspring, Netscape, WebTV, Xoom.com and Yahoo!.

     We also have entered into partnerships to serve the high-speed broadband environment. We agreed to develop content for MediaOne Interactive Services, Inc. a project titled the "High Bandwidth Project," which is intended to result in the development and customization of our product in connection with the deployment of high bandwidth content over MediaOne's domestic cable assets.

MARKETING

     Our strategy to build the Women.com brand includes a variety of online and offline marketing initiatives, which focus on building our brand awareness, driving traffic to our network, building our membership base, maximizing our click through rates and minimizing our customer acquisition costs.

     To increase our brand visibility online, we pay for distribution on leading Internet portals and sites, including America Online, Infoseek, Microsoft Network, Netscape and Yahoo!, advertise on other Internet sites and engage in barter transactions. For example, we developed the Your New Baby site for Snyder Communications in exchange for branding on gift bags in hospital wards. We also intend to continue to utilize our online distribution relationships to build brand and generate traffic, while maintaining a low cost of customer acquisition. We also use other audience building strategies, including links to search engines and news groups postings.

     Our offline brand-building strategy focuses on relationships with media and advertising partners, including Hearst, Rodale and Unilever. Rodale promotes our network in the pages of Prevention magazine. We also enjoy cross-promotion from our advertisers, including Unilever who promotes our brand by placing www.women.com on their Wisk products and coupons. In addition, we also promote our network through radio broadcasts and newsletter programs.

     Our marketing department is also engaged in providing support to our sales effort. The sales marketing staff develops material, sponsorship packages and proposals and creates minisites and other production activities on behalf of advertising clients.

     As of April 30, 1999, our marketing department consisted of 21 marketing professionals located in San Mateo and New York.

TRADEMARKS

     We own the "HomeArts" and "Women's Wire" registered trademarks. We are also using the following trademarks for which an application in the PTO is pending:
"Astronet.com," "Beatrice's Internet Guide," "FamilyPlay," "HealthyIdeas," "HomeArts.com," "MoneyMode," "PlanetLunch.com" and "Women.com."

TECHNOLOGY

     We rely almost exclusively on a variety of third-party products for our hardware and software. We operate our network to ensure maximum network uptime, to obtain, preserve and analyze customer data, and to enhance the user's experience.

     We maintain our Internet sites using redundant Internet servers and application servers. We achieve load balancing and redundancy by utilizing multiple front-end Internet servers with hardware and software load distribution that connect the user to the server with the least traffic to minimize response time. We engaged Icon CMT Corp. and Exodus Communications to provide us with hosting centers which feature environment-controlled hosting data with redundant communication lines, uninterrupted power and continuous support to maximize uptime. We are currently moving all of our hosting services to Exodus.

     We use a three-tiered architecture to maintain membership and registration data, to provide searchable content and to process Internet server traffic logs. We are currently implementing a content management and dynamic page generation system. We utilize third party software to manage and deliver advertisements and to provide advertisers with online access to measure performance.

COMPETITION

     The market for Internet content and service providers is highly competitive with few barriers to entry. The market segment that we target is characterized by an increasing number of market entrants with competing content and services.

     We compete, in particular, with the following types of companies:

     - publishers of women's print magazines, such as Conde Nast and Hachette Filipachi, which also host Internet sites with content designed to complement their magazines

     - content aggregators, including America Online, Microsoft and Yahoo!

     - Internet companies, such as iVillage and Oxygen Media, which target women online

     - Internet directories, search engines and other sites that offer original editorial content

     - companies in the print, broadcast and television industries

     While we believe that this market segment is large enough to support multiple companies, one or a few content and service providers could dominate this particular market niche. We must compete with such entities for Internet user attention, time and for advertising and commerce revenues. In order to compete successfully, we must provide compelling Internet content to attract Internet users within our target demographic group and support advertising intended to reach this audience.

     We believe that the principal competitive factors in attracting Internet users include the quality of presentation and the relevance, depth of information and name recognition of the services we offer. With respect to securing advertisers, we believe that the principal competitive factors include the number of users accessing our network, the demographics of the users, our ability to deliver interactivity throughout our network and the overall cost-effectiveness of the advertising offered. The success of our business strategy depends in part on our ability to achieve premium rates for our advertising products, based in part on the demographic characteristics of our users.

EMPLOYEES

     As of April 30, 1999, we had 206 full-time employees, of whom 96 are in content development, 27 are in sales, 24 are in technical operations, 21 are in marketing, 21 are in general and administrative functions and 17 are in e-commerce. To support our anticipated future growth, we expect to hire additional employees, particularly in the areas of content development and sales and marketing. We believe that our relations with our employees are good.

FACILITIES

     As of March 31, 1999, our headquarters are located in approximately 15,000 square feet of office space in San Mateo, California under a lease that expires in December 31, 2002. We currently utilize all of this space and expect to lease additional space as we expect to hire additional personnel to support our anticipated growth. We also lease an aggregate of 19,648 square feet at two locations in New York, pursuant to lease agreements expiring in December 31, 1999 and maintain offices in Chicago, Illinois, New Canaan, Connecticut, and Santa Monica and San Rafael, California.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding our directors and executive officers as of March 31, 1999:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Marleen McDaniel...........................  49    Chairperson, Chief Executive Officer and
                                                   President
Ellen Pack.................................  33    Founder, General Manager and Senior Vice
                                                   President
Michael Perry..............................  52    Chief Financial Officer
Gina Garrubbo..............................  38    Executive Vice President, Sales
Frances Maier..............................  37    Senior Vice President, Marketing
Donna McDonald.............................  34    Vice President, E-Commerce
A. Erin Ruane..............................  33    Vice President, Business Development
Anna Zornosa...............................  40    Senior Vice President, Strategic
                                                   Partnerships
Cathleen Black.............................  54    Director
Natalie Egleston...........................  34    Director
Nancy Lindemeyer...........................  64    Director
Mark Miller................................  51    Director
William Miller.............................  73    Director
Alfred Sikes...............................  59    Director
Barry Weinman..............................  60    Director

     Marleen McDaniel has served as our President, Chief Executive Officer and Chairperson of the board of directors since October 1994. From 1992 to 1994, Ms. McDaniel served as Senior Vice President and General Manager of Interop Company, a division of Ziff-Davis Publishing. In 1990, Ms. McDaniel served as Vice President of Marketing for Crescendo Communications, Inc., a high speed internetworking company that later merged with Cisco Systems, Inc. From 1983 to 1990, Ms. McDaniel served as Director of Sales and Marketing at Sun Microsystems, Inc. Ms. McDaniel also serves on the board of directors for eve.com, Inc., an online source for beauty products, and is a trustee for the Institute for Women in Technology. Ms. McDaniel holds a B.A. in Psychology from the University of California, Berkeley.

     Ellen Pack founded Women.com in 1992 and has served as our General Manager and Senior Vice President since inception. From 1990 to 1992, Ms. Pack served as Chief Operating Officer of Torque Systems, Inc., a workflow software company. Ms. Pack holds a B.A. in Economics and an M.B.A. from Columbia University.

     Michael Perry has served as our Chief Financial Officer since October 1998. From 1987 to 1998, Mr. Perry served as Chief Financial Officer for the A. H. Belo Corporation, a television and newspaper company. Mr. Perry holds a B.A. in Accounting and Finance and an M.B.A. from Michigan State University.

     Gina Garrubbo has served as our Executive Vice President, Sales, since October 1996. From 1992 to 1996, Ms. Garrubbo served as Vice President of Discovery Communications, Inc, a cable programming company, where she directed advertising sales for the Discovery and Learning Channels. From 1988 to 1992, Ms. Garrubbo served as Vice President of Sales for Action Media Group, a company involved in television barter syndications. Ms. Garrubbo holds a B.A. in Government from Wells College in Aurora, New York.

     Frances Maier has served as our Senior Vice President, Marketing since March 1998. From December 1994 to December 1997, Ms. Maier served as Vice President and General Manager for

Match.Com, an online companionship service. In 1994, Ms. Maier served as Senior Product Manager of Membership for Northern California's American Automobile Association. From 1991 to 1993, Ms. Maier served as Assistant Brand Manager for the Clorox Company. Ms. Maier holds a B.A. in Public Policy from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

     Donna McDonald has served as our Vice President, Electronic Commerce, since January 1998. Prior to becoming Vice President, Electronic Commerce, Ms. McDonald served as our director of Electronic Commerce. From 1995 to 1997, Ms. McDonald served as Senior Manager, New Business Development for Ameritech, Inc., a communications services company. From 1993 to 1995, Ms. McDonald served as director, new business development for Bertelsmann Music Group, a media company, helping establish a product development and direct marketing division for the sale of music compilation products. Ms. McDonald holds a B.A. in French Literature and Economics from Tufts University and an M.B.A. in Marketing and Finance from Columbia University.

     A. Erin Ruane has served as our Vice President, Business Development, since 1996. From 1994 to 1996, Ms. Ruane served as Director of Corporate Play Programs at Gymboree, Inc., a children's clothing and toy company. From 1992 to 1994, Ms. Ruane served as a manager in the Strategic Planning Corporate Development Group at The Walt Disney Company. Ms. Ruane holds a B.A. in Economics from Georgetown University and an M.B.A. from the Darden School at the University of Virginia.

     Anna Zornosa has served as our Senior Vice President, Strategic Partnerships, since February 1999. From April 1998 to November 1998, Ms. Zornosa served as President and Chief Operating Officer of SmartAge Inc., a community-based Internet company focused on small businesses. From 1995 to 1998, Ms. Zornosa served as Senior Vice President, Advertising Sales and Affiliate Development with PointCast, Inc., an Internet broadcast company. From 1991 to 1995, Ms. Zornosa served in various executive positions at Ziff-Davis Publishing, Inc. Prior to working at Ziff-Davis, Ms. Zornosa served as publisher and editor-in-chief of Communications Week, a magazine focused on telecommunications. Ms. Zornosa holds an M.A. in Communications from the University of Wisconsin.

     Cathleen Black has served as one of our directors since January 1999. She has served as the President of Hearst Magazines, a division of The Hearst Corporation, since November 1995. From 1983 to 1991, Ms. Black was the President of USA Today. From 1991 to November 1995, Ms. Black served as the President and Chief Executive Officer of the Newspaper Association of America. Ms. Black also serves on the board of directors of the Coca-Cola Company, International Business Machines and The Hearst Corporation. Ms. Black holds a B.A. in English Literature from Trinity College in Washington, D.C.

     Natalie Egleston has served as one of our directors since September 1997. Ms. Egleston is currently the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of the MediaOne Group. Prior to her current position, she served as the Director of Corporate Finance in MediaOne's Treasury Group. From 1986 to 1996, Ms. Egleston held various positions at the Bank of New York, Barclay's Bank and Chemical Bank. Ms. Egleston also serves on the board of directors of TheTrip.com, an Internet travel company. Ms. Egleston holds a B.S. in Business Management and Marketing from Cornell University.

     Nancy Lindemeyer has served as one of our directors since January 1999. Ms. Lindemeyer is the editor-in-chief of Victoria Magazine, a magazine focused on women's interests. From 1976 to 1985, Ms. Lindemeyer served as senior editor of Better Homes and Gardens. Ms. Lindemeyer also serves on the board of directors of The National Museum of Women in the Arts. Ms. Lindemeyer holds a B.A. in History from the University of Connecticut.

     Mark Miller has served as one of our directors since January 1999. Mr. Miller has held several management roles within The Hearst Corporation since 1973, serving as Executive Vice President and General Manager of Hearst Magazines, a division of Hearst Communications, Inc., since 1985.

Mr. Miller is a Vice President and serves on the board of directors of The Hearst Corporation and is a Trustee of The Hearst Family Trust. Mr. Miller holds a B.S. in Economics from the Wharton School of Commerce and Finance.

     William Miller has served as one of our directors since October 1998. Mr. Miller currently serves as Chairman of the Board of Sentius Corporation, a communications company. Mr. Miller recently retired from his position as Chief Executive Officer and Chairman of the Board of SRI Development Company, a market research company, positions he had held since 1979 and 1983, respectively. Mr. Miller has been a professor at the Stanford Graduate School of Business since 1979. Mr. Miller also serves on the board of directors of Inprise Corporation and Sentius Corporation. Mr. Miller holds a Ph.D. in Physics from Purdue University.

     Alfred Sikes has served as one of our directors since January 1999. Mr. Sikes has served as both a Vice President of The Hearst Corporation, and President of Hearst New Media & Technology, a unit of The Hearst Corporation, since March 1993. From August 1989 to January 1993, Mr. Sikes served as chairman of the Federal Communications Commission. Mr. Sikes holds a B.A. from Westminster College and a J.D. from the University of Missouri Law School.

     Barry Weinman has served as one of our directors since August 1995. Mr. Weinman is a general partner of Media Technology Ventures/AVI Management, and is Managing Director of Media Technology Equity Partners, a family of venture capital firms. Mr. Weinman is also on the board of directors of TalkCity, Inc., InfoGear, Inc., Quokka Sports, Inc. and Be, Inc. Mr. Weinman holds a B.S. in Industrial Engineering from Clarkson College of Technology and an M.A. in International Relations from the London School of Economics/University of Southern California.

BOARD COMPOSITION

     In accordance with the terms of our restated certificate of incorporation, the terms of office of the members of the board of directors will be divided into three classes: Class I will expire at the annual meeting of the stockholders to be held in 2000; Class II will expire at the annual meeting of stockholders to be held in 2001; and Class III will expire at the annual meeting of stockholders to be held in 2002. The first class (up for election in the first annual election of our stockholders following the initial public offering) will consist of two members, each of whom are representatives of Hearst. The other two classes shall consist of three members each with the last class comprised solely of non-Hearst representatives. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

     Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than non-employee directors, devotes full time to our affairs. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     Our board of directors has an audit committee and a compensation committee. The audit committee of the board of directors consists of Ms. Egleston and Mr. Mark Miller. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. Ms. Egleston is chairperson of the audit committee.

     The compensation committee of the board of directors consists of Messrs. Sikes and Weinman. The compensation committee makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Mr. Weinman is chairperson of the compensation committee.

DIRECTORS' COMPENSATION

     Our directors who are also our employees receive no compensation for serving on the board of directors. We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending board of director and committee meetings to the extent they are not reimbursed by their employers. Our non-employee directors, who are not officers, employees or directors of Hearst or any of its subsidiaries, are also eligible to receive nonstatutory stock option grants under the 1998 Equity Incentive Plan. Pursuant to such plan, Mr. William Miller received a grant of an option to purchase 15,000 shares of common stock in December 1998. This option vests monthly over a two-year period. The exercise price of such option is $2.75 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. No interlocking relationship exists between the board of directors or the compensation committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain Transactions" for a discussion of matters between Women.com and members of the compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for our Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                      ---------------------
                                               ANNUAL COMPENSATION          NUMBER OF
                                               --------------------   SECURITIES UNDERLYING     OTHER ANNUAL
         NAME AND PRINCIPAL POSITION           SALARY($)   BONUS($)       OPTIONS(#)(1)        COMPENSATION($)
         ---------------------------           ---------   --------   ---------------------   -----------------
Marleen McDaniel.............................  $200,000     $   --           650,000                    --
  Chairperson, Chief Executive Officer and
    President
Michael Perry................................    41,667         --           300,000                    --
  Chief Financial Officer
Gina Garrubbo................................   156,250      9,000            25,000               $54,952(2)
  Executive Vice President, Sales
Ellen Pack...................................   140,000         --           275,000                    --
  Founder, General Manager and Senior Vice
    President
Frances Maier................................   102,724         --           125,000                    --
  Senior Vice President, Marketing

-------------------------
(1) Except for the grants of options to purchase 150,000 shares of common stock to Ms. McDaniel, 25,000 shares of common stock to Ms. Garrubbo and 75,000 shares of common stock to Ms. Pack under our 1994 Stock Option Plan, all of which vest in 24 equal monthly installments from the vesting commencement date, options were granted under our 1994 Stock Option Plan and our 1998 Equity Incentive Plan and vest 1/4 of the total after one year and 1/48 of the total monthly thereafter.
(2) Represents sale commissions.

     Ms. Zornosa was hired in February 1999 as Senior Vice President, Strategic Partnerships. Her current annual salary is $175,000. As of March 31, 1999, the annual salaries of the named executive officers were increased as follows: Ms. McDaniel's salary was increased to $240,000, Ms. Garrubbo's salary was increased to $185,000, Ms. Maier's salary was increased to $150,000, and Ms. Pack's salary was increased to $185,000. Mr. Perry was hired in October 1998 and his annual salary is $200,000. Ms. Maier was hired in March 1998 and her annual salary is $150,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options to our named executive officers during the fiscal year ended December 31, 1998. The exercise price per share of each option was equal to the fair market value of the common stock of the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                        INDIVIDUAL GRANTS
                    ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                    % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                      SHARES         OPTIONS                                      OF STOCK APPRECIATION FOR
                    UNDERLYING      GRANTED TO                                           OPTION TERM
                      OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------------
                    GRANTED(#)    FISCAL YEAR(%)    PER SHARE($)       DATE          5%             10%
                    -----------   --------------   --------------   ----------   -----------   -------------
Marleen
  McDaniel........    150,000          6.95%           $ .80          1/15/08     $ 75,467      $  191,249
                      500,000         23.18             1.50          7/16/08      471,667       1,195,305
Michael Perry.....    300,000         13.91             2.75         11/12/08      518,834       1,314,836
Gina Garrubbo.....     25,000          1.15              .80          1/15/08       12,577          31,875
Ellen Pack........     75,000          3.47              .80          1/15/08       37,733          95,624
                      200,000          9.27             1.50          7/16/08      188,667         478,122
Frances Maier.....    125,000          5.79              .80          3/12/08       62,885         159,375

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain summary information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by our Chief Executive Officer and each of our other four most highly compensated executive officers. The value of unexercised in-the-money options at fiscal year end is based on $2.75 per share, the assumed fair market value of the common stock at December 31, 1998, less the exercise price per share.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                OPTIONS AT DECEMBER 31,    IN-THE-MONEY OPTIONS AT
                                                        1998(#)              DECEMBER 31, 1998($)
                                                -----------------------    ------------------------
                     NAME                        VESTED       UNVESTED      VESTED       UNVESTED
                     ----                       --------      ---------    ---------    -----------
Marleen McDaniel..............................  109,583        700,417     $276,107     $1,054,592
Michael Perry.................................       --        300,000           --             --
Gina Garrubbo.................................   94,791        105,208      238,873        250,875
Ellen Pack....................................   45,833        304,167      113,707        474,042
Frances Maier.................................       --        125,000           --        243,750

STOCK BASED PLANS

     1998 EQUITY INCENTIVE PLAN

     The Amended and Restated 1998 Equity Incentive Plan was adopted by the board of directors in April 1998 and was subsequently approved by the stockholders in May 1998. The Plan was amended and restated by the board in May 1998, November 1998, March 1999 and May 1999. Except for the May 1999 amendment, all of the amendments have been approved by the stockholders. The Plan will terminate in April 2008 unless the Board terminates it sooner.

     As of April 30, 1999, there were 8,822,500 shares of common stock reserved for issuance under the Plan, 3,044,150 of which were subject to outstanding options and 5,693,796 of which were available for grant, less any options granted or shares issued under the 1994 Stock Option Plan. If stock awards granted under the Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such stock awards again become available for issuance under the Plan.

     The Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards. Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonstatutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

     The board administers the Plan. Subject to the provisions of the Plan, the board has the power to construe and interpret the Plan and to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of such stock award may be exercised, the exercise price, the type of consideration and other terms of the stock award. The board has the power to delegate administration of the Plan to a committee composed of not less than one member of the board.

     The board may grant incentive stock options under the Plan only to employees of Women.com and its affiliates. Employees, directors and consultants of both Women.com and its affiliates are eligible to receive all other types of stock awards under the Plan. However, stock awards may not be granted to any officer, member of the board of directors or employee of The Hearst Corporation or to any officer, member of the board of directors or employee of any affiliate of The Hearst Corporation, other than Women.com.

     The board may not grant an incentive stock option under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Women.com or any affiliate of Women.com, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Plan and all other such plans of Women.com and its affiliates) may not exceed $100,000.

     No employee is eligible to receive options under the Plan exercisable for more than 600,000 shares of common stock during any calendar year. However, this limitation applies only after the closing of the initial public offering of Women.com's common stock and then only upon the earliest to occur of certain specified events.

     The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. The exercise price of nonstatutory options generally may not be less than 85% of the fair market value of the stock on the date of grant. In the event of a decline in the value of Women.com's common stock, the board has the authority to offer optionholders the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Internal Revenue Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) limitation.

     The maximum term of options under the Plan is ten years. Generally options under the Plan terminate three months after termination of the optionholder's service. If such termination is due to the optionholder's disability, the option generally may be exercised at any time within 12 months of such termination. If the optionholder dies before the optionholder's service has terminated, or within three months after termination of such service, the option generally may be exercised within 18 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Individual option grants by their terms may provide for exercise within a longer or shorter period of time following termination of service.

     With respect to stock awards other than options, the board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of Women.com's common stock on the date of grant. The board may award stock bonuses in consideration of past services without a purchase payment. Shares of stock sold or awarded under the Plan may, but need not be, subject to a repurchase option in favor of Women.com in accordance with a vesting schedule as determined by the board. The board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement or stock bonus award under the Plan.

     Transactions not involving receipt of consideration by Women.com, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the Plan and outstanding stock awards. In that event, the board will appropriately adjust the Plan as to the class and the maximum number of shares of common stock subject to the Plan and the Section 162(m) limitation and will adjust outstanding stock awards as to the class, number of shares and price per share of common stock subject to such stock awards.

     In the event of merger, combination, a sale of substantially all of the assets of Women.com, or other change of control event, any surviving corporation may either assume stock awards outstanding under the Plan or substitute similar stock awards for those outstanding under the Plan. Whether or not the surviving corporation does so, with respect to participants whose service has not terminated prior to such event, the vesting and the time during which such stock awards may be exercised will be accelerated and any reacquisition or repurchase rights of Women.com will lapse.

     As of April 30, 1999, 6,250 shares of common stock had been issued upon the exercise of options granted under the Plan, options to purchase 3,044,150 shares of common stock at a weighted average exercise price of $3.76 were outstanding and 5,693,796 shares remained available for future grant. As of April 30, 1999, 78,304 shares of common stock had been issued pursuant to stock bonuses and restricted stock awards.

1994 STOCK OPTION PLAN

     The Amended and Restated 1994 Stock Option Plan was adopted by the board of directors in October 1994 and was subsequently approved by the stockholders in July 1995. The Plan was amended and restated by the board in July 1995, February 1996, March 1997, and July 1997. All of the amendments have been approved by the stockholders. The 1994 Stock Option Plan will terminate in October 2004 unless the board terminates it sooner.

     If options granted under the 1994 Stock Option Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the 1998 Equity Incentive Plan. However, the board does not intend to make any further grants under the 1994 Stock Option Plan.

     The 1994 Stock Option Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the 1994 Stock Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Nonstatutory stock options granted under the 1994 Stock Option Plan are not intended to qualify as incentive stock options under the code.

     The maximum term of options under the 1994 Stock Option Plan is 10 years. Generally options under the 1994 Stock Option Plan terminate 30 days after termination of the optionholder's service. If such termination is due to the optionholder's disability, the option generally may be exercised at any time within 12 months of such termination. If the optionholder dies before the optionholder's service has terminated, or within 30 days after termination of such service, the option generally may be exercised within 12 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual option grants by their terms may provide for exercise within a longer or shorter period of time following termination of service.

     Transactions not involving receipt of consideration by Women.com, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the 1994 Option Plan and outstanding options. In that event, the board will appropriately adjust the 1994 Stock Option Plan as to the class and the maximum number of shares of common stock subject to the 1994 Stock Option Plan and will adjust outstanding options as to the class, number of shares and price per share of common stock subject to such options.

     In the event of merger, combination, a sale of substantially all of the assets of Women.com, or other change of control event, any surviving corporation may either assume stock awards outstanding under the 1994 Stock Option Plan or substitute similar stock awards for those outstanding under the 1994 Stock Option Plan. Whether or not the surviving corporation does so, with respect to participants whose service has not terminated prior to such event, the vesting and the time during which such stock awards may be exercised will be accelerated and any reacquisition or repurchase rights of Women.com will lapse.

     As of April 30, 1999, 486,771 shares of common stock had been issued upon the exercise of options granted under the 1994 Stock Option Plan, and options to purchase 1,177,227 shares of common stock at a weighted average exercise price of $.41 were outstanding.

EMPLOYEE STOCK PURCHASE PLAN

     In May 1999, the board approved the Employee Stock Purchase Plan covering an aggregate of 1,000,000 shares of common stock. The Employee Stock Purchase Plan has not yet been submitted to the stockholders. The Employee Stock Purchase Plan will become effective on the effective date of the initial public offering of Women.com's common stock and will terminate at the board's direction or when all of the shares reserved for issuance under the Employee Stock Purchase Plan have been issued.

     The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under the Employee Stock Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Employee Stock Purchase Plan. The offering period for any offering will be no longer than 27 months.

     Employees are eligible to participate if they are employed either by Women.com or by an affiliate of Women.com designated by the board. However, employees of Hearst or affiliates of Hearst, other than Women.com, will not be eligible to participate in an offering.

     Employees who participate in an offering generally may have up to 15% of their earnings withheld and applied, on specified dates determined by the board, to the purchase of shares of common stock, subject to other limitations specified in the offering or under the Internal Revenue Code. The price of common stock purchased under the Employee Stock Purchase Plan generally will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. If the board provides that employees who become eligible to participate after the offering period begins may enroll in the offering, for such employees the price of common stock purchased under the Employee Stock Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the day their participation begins or the relevant purchase date.

     Employees may end their participation in the offering as specified by the board for that offering, and participation ends automatically on termination of employment with Women.com or an affiliate.

     In the event of certain changes of control, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control.

     As of April 30, 1999, none of the shares of common stock reserved under the Employee Stock Purchase Plan had been issued.

EMPLOYMENT ARRANGEMENTS

     Pursuant to an employment agreement, dated as of January 29, 1999, between Women.com and Ms. McDaniel, Ms. McDaniel serves as our Chairperson, Chief Executive Officer and President through January 29, 2002. Under the terms of her employment agreement, Ms. McDaniel is entitled to an initial annual base salary of $200,000, subject to annual adjustment, and is eligible to participate in any cash bonus program.

401(K) PLAN

     Women.com provides a tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan, which covers our eligible employees. Pursuant to the 401(k) plan, employees may elect to reduce their current annual compensation up to the lesser of 15% or the statutorily prescribed limit, which is $10,000 in calendar year 1999, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by Women.com or our employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions will be deductible by Women.com if made. The trustee of the 401(k) plan invests the assets of the 401(k) plan in the various investment options as directed by the participants.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

     As permitted by Delaware law, our restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by Delaware law, our restated certificate of incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our restated certificate of incorporation, our amended and restated bylaws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the restated certificate of incorporation are not exclusive.

     Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

     In July 1997, Women.com Networks, a California corporation, issued shares of Series C Preferred Stock at a purchase price of $3.04 per share to certain accredited investors. In connection with such financing, Women.com Networks issued 620,492 shares of Series C Preferred Stock to affiliates of AVI Management for cash. Each share of Series C Preferred Stock will convert into one share of our common stock upon completion of this offering. Mr. Weinman, a director of Women.com, is a general partner of AVI Management.

     In July and August 1997, Women.com Networks, a California corporation, issued shares of Series C Preferred Stock at a purchase price of $1.90 per share to certain accredited investors. In connection with such financing, Women.com Networks issued (1) 1,315,790 shares of Series C Preferred Stock to MediaOne Interactive Services, Inc. for cash and (2) 1,315,790 shares of Series C Preferred Stock to HC Crown Corp. for cash. Each share of Series C Preferred Stock will convert into one share of our common stock upon completion of this offering. Ms. Egleston, a director of Women.com, is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. MediaOne Interactive Services, Inc. and HC Crown Corp. each own in excess of 5% of our outstanding common stock.

     In connection with the issuance of Series C Preferred Stock to MediaOne Interactive Services, Inc., Women.com Networks agreed to allocate $1,500,000 of MediaOne's investment to several co-branded and co-linked products that are to be developed by Women.com Networks in association with MediaOne. If these products are not completed by the specified dates and/or all of the funds are not utilized for the development of the co-branded and co-linked products, we may be required to return the unused portion of such funds pro rata to the holders of our Series C Preferred Stock and Series D Preferred Stock.

     In connection with the issuance of Series C Preferred Stock to HC Crown Corp., Women.com Networks agreed to allocate $1,250,000 of HC Crown's investment to produce web sites for Hallmark Connections, a division of HC Crown Corp., over a two year period.

     In June and July of 1998, Women.com Networks, a California corporation, issued shares of Series D Preferred Stock at a purchase price of $3.29 per share to certain accredited investors. In connection with such financing, Women.com Networks issued (1) 151,976 shares of Series D Preferred Stock to entities affiliated with AVI Management for cash and (2) 607,903 shares of Series D Preferred Stock to MediaOne Interactive Services, Inc. for cash. Each share of Series D Preferred Stock will convert into one share of our common stock upon completion of this offering. Mr. Weinman, a director of Women.com, is a general partner of AVI Management. Ms. Egleston, a director of Women.com, is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. MediaOne Interactive Services, Inc. owns in excess of 5% of our outstanding common stock.

     In May 1999, Women.com Networks, a California corporation, issued 924,000 shares of Series E Preferred Stock at a purchase price of $10.00 per share to certain accredited investors. In connection with such financing, Women.com Networks issued (1) 105,747 shares of Series E Preferred Stock to entities affiliated with AVI Management for cash and (2) 132,275 shares of Series E Preferred Stock to MediaOne Interactive Services, Inc. for cash. Each share of Series E Preferred Stock will convert into one share of common stock of Women.com Networks, Inc. a Delaware corporation, upon completion of this offering. Mr. Weinman, a director of Women.com, is a general partner of AVI Management. Ms. Egleston, a director of Women.com, is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. MediaOne Interactive Services, Inc. owns in excess of 5% of our outstanding common stock. Women.com Networks utilized the proceeds of such sale of Series E Preferred Stock to purchase an additional 924,000 units of Women.com Networks LLC.

     In May 1999, Women.com Networks LLC issued 1,076,000 units to Hearst HomeArts, Inc. at a purchase price of $10.00 per unit. At the time of the merger of Women.com Networks and Hearst HomeArts, Inc. and the dissolution of Women.com Networks, LLC, Hearst Communications, Inc. will receive additional shares of Hearst HomeArts, Inc. as a result of this investment. Hearst Communications, Inc. owns in excess of 5% of our outstanding common stock.

     On January 27, 1999, Women.com Networks and Hearst Communications, Inc. entered into a Magazine Content License and Hosting Agreement. In addition to the provisions discussed under "Business -- Content Relationships," the agreement also contains provisions relating to ownership of intellectual property rights, representations and warranties by Hearst and Women.com and indemnification. Ms. Black, Ms. Lindemeyer, Mr. Miller and Mr. Sikes, Board members of Women.com, are the President of Hearst Magazines, the editor-in-chief of Victoria Magazines, the Executive Vice President and General Manager of Hearst Magazines and the President of Hearst New Media & Technology, a unit of The Hearst Corporation, respectively. See "Risk Factors." In addition, Hearst Communications, Inc. owns in excess of 5% of our outstanding common stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the common stock, as of April 30, 1999 and as adjusted to reflect the sale of common stock in this offering, for:

     - each person known by us to beneficially own more than 5% of the common stock

     - each of our directors

     - each executive officer named in the Summary Compensation Table

     - all of our directors and executive officers as a group

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of April 30, 1999 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 33,127,390 shares of common stock outstanding as of April 30, 1999, assuming (1) the conversion of the convertible preferred stock into shares of common stock, (2) the merger of Women.com Networks into Hearst HomeArts, Inc. and (3) the split of the outstanding capital stock of Hearst HomeArts, Inc. into an aggregate of 17,749,171 shares of common stock,
and           shares of common stock outstanding after completion of this offering. The number of shares of common stock outstanding does not include the issuance of 2,000,000 units of Women.com Networks LLC sold pursuant in a private placement in May 1999 or the exercise of the underwriters' over-allotment option.

                                                                              PERCENTAGE OF COMMON STOCK
                                                                                  BENEFICIALLY OWNED
                                                       NUMBER OF SHARES    ---------------------------------
        NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED   BEFORE OFFERING    AFTER OFFERING
        ------------------------------------          ------------------   ---------------    --------------
Hearst Communications, Inc.(1) .....................      17,749,171             53.6%
  The Hearst Corporation
  959 Eighth Avenue
  New York, NY 10019
MediaOne Interactive Services, Inc.(2)..............       2,811,358              8.3
  188 Inverness Drive West
  Suite 600
  Englewood, CO 80112
Natalie Egleston(3).................................       2,811,358              8.3
  188 Inverness Drive West
  Suite 600
  Englewood, CO 80112
HC Crown Corp.(4)...................................       2,203,455              6.5
  2501 McGee, Mail Drop 339
  Kansas City, MO 64141
Marleen McDaniel(5).................................         367,083              1.1
Barry Weinman(6)....................................       1,537,898              4.6
William Miller(7)...................................           4,375                *
Cathleen Black......................................              --               --
Nancy Lindemeyer....................................              --               --
Alfred Sikes........................................              --               --
Mark Miller.........................................              --               --
Ellen Pack(8).......................................         821,793              2.5
Gina Garrubbo(9)....................................         122,916                *
Frances Maier(10)...................................          39,062                *
Michael Perry.......................................              --               --
All executive officers and directors as a group (15
  persons)(11)......................................       5,750,317             17.3

-------------------------
  *  Represents beneficial ownership of less than 1%.

 (1) The Hearst Family Trust is the sole stockholder of The Hearst Corporation which is directly or indirectly the sole stockholder of Hearst Communications, Inc.

 (2) Includes 887,665 shares issuable pursuant to warrants exercisable within 60 days of April 30, 1999.

 (3) Natalie Egleston is the Director of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. Ms. Egleston does not have voting or investment power with respect to the shares of common stock owned by MediaOne. Ms. Egleston disclaims beneficial ownership of the shares of common stock beneficially owned by MediaOne.

 (4) Includes 887,665 shares issuable pursuant to warrants exercisable within 60 days of April 30, 1999. These warrants will expire on the closing of this offering.

 (5) Includes 32,083 shares issuable upon exercise of options exercisable within 60 days of April 30, 1999. Also includes 75,000 shares held by Ms. McDaniel's spouse in a trust for his benefit and 75,000 shares held in a trust established for the benefit of Ms. McDaniel. Ms. McDaniel disclaims beneficial ownership of shares held in trust for the benefit of her spouse.

 (6) Includes 217,011 shares held by Associated Venture Investors III, L.P., 1,305,975 shares held by AVI Capital, L.P. and 14,912 shares held by AVI Silicon Valley Partners, L.P. Mr. Weinman, a director of Women.com, is a member of AVI Management Partners III, L.P., which the General Partner of Associated Venture Investors III, L.P., AVI Capital, L.P. and AVI Silicon Valley Partners, L.P. Mr. Weinman disclaims beneficial ownership of shares held by such entities except for his proportional interest therein.

 (7) Includes 4,375 shares issuable upon exercise of options exercisable within 60 days of April 30, 1999.

 (8) Includes 73,958 shares issuable upon exercise of options exercisable within 60 days of April 30, 1999. Also includes an additional 197,061 shares held by Ms. Pack's sister and mother. Ms. Pack disclaims beneficial ownership of shares held by her sister and mother.

 (9) Includes 9,375 shares issuable upon exercise of options exercisable within 60 days of April 30, 1999.

(10) Includes 39,062 shares issuable upon exercise of options exercisable within 60 days of April 30, 1999.

(11) Includes the shares described in footnotes (3) and (5) through (10) and includes an additional 45,832 shares held by other executive officers, of which 29,166 were outstanding as of April 30, 1999 and of which 16,666 shares are subject to options or warrants that are exercisable within 60 days of April 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately prior to the consummation of this offering, our authorized capital stock will consist of 195,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per
share. Upon completion of this offering, there will be           outstanding
shares of common stock, outstanding options to purchase 4,221,377 shares of common stock and outstanding warrants to purchase 2,067,003 shares of common stock.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to received dividends out of assets legally available thereof at such time and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not to subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all of its liabilities and the payment of any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, within the limitations and restrictions stated in the restated certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

OPTIONS

     As of April 30, 1999, options to purchase a total of 4,221,377 shares of common stock were outstanding and 4,029,798 additional shares of common stock were available for future grant under the 1998 Equity Incentive Plan. As of April 30, 1999, no shares have been issued under the Employee Stock Purchase Plan. See "Management -- 1998 Equity Incentive Plan," "-- Employee Stock Purchase Plan" and "-- Summary Compensation."

WARRANTS

     Upon completion of this offering, we will have outstanding warrants to purchase 2,067,003 shares of common stock at a weighted average exercise price of $3.06 per share. All of the warrants contain standard anti-dilution provisions. These warrants expire on dates ranging from October 2000 to February 2006.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS AND DELAWARE LAW

RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Upon the closing of this offering, our restated certificate of incorporation will provide that our board of directors be classified into three classes of directors. The restated certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the restated certificate of incorporation and amended and restated bylaws provide that only our Chief Executive Officer, the Chairperson of the board of directors or a majority of the members of the board of directors may call a special meeting of stockholders. In addition, directors may not be removed without cause. Finally, the amended and restated bylaws establish procedures including advance notice, with regard to the nomination of directors and stockholder proposals. These provisions of the restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions also may have the effect of preventing changes in our management.

DELAWARE TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (1) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines business combination to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (3) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Hearst is not subject to the restrictions of Section 203.

REGISTRATION RIGHTS

     As of the completion of this offering, the holders of an aggregate of 15,126,437 shares of common stock or securities convertible into common stock will be entitled to certain registration rights. These rights are provided under the terms of an Amended and Restated Investor Rights' Agreement between Women.com and the holders of our registrable securities, who include Ms. McDaniel, Ms. Pack,

AVI Management (and all affiliated entities), MediaOne Interactive Services, Inc., HC Crown Corporation, holders of certain warrants and all other holders of our preferred stock. This agreement provides demand registration rights to the holders of our registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to certain limitations, to require us to include their registrable securities in future registration statements we file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933, as amended. However, the agreement provides that we have the right to delay any registration request until 180 days after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by us.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

     We intend to apply for quotation of our common stock on the Nasdaq National Market under the trading symbol "WOMN."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of its equity securities. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering and the Hearst private placement, we will
have outstanding   shares of common stock, assuming no exercise of the
underwriters' over-allotment option and no exercise of outstanding warrants and
options as of April 30, 1999. Of these shares, the           shares (
shares if the underwriters exercise their over-allotment option in full) of common stock sold in this offering will be freely tradeable without restriction under the Securities Act unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act or by persons subject to other contractual limitations and restrictions described below. Sales by affiliates are subject to certain limitations and restrictions described below.

SALES OF RESTRICTED SHARES

     The remaining              shares of common stock held by existing
stockholders and the              shares sold in the Hearst private placement
were issued by us in reliance on exemptions from the registration requirements
of the Securities Act. Of these shares, approximately              shares will
be subject to lock-up agreements described below on the effective date of the offering. Upon expiration of the lock-up agreements after the effective date of the offering, all remaining shares will become eligible for sale in the public market without restriction except in the case of shares held by affiliates and Hearst. For those shares held by affiliates other than Hearst, after the expiration of the lock-up, shares may be sold, subject to the volume limitations provided in Rule 144. Pursuant to the volume limitations of Rule 144, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. The shares held by Hearst prior to the offering and the shares acquired in the private placement are restricted securities as such term is defined under Rule 144 of the Securities Act of 1933. Upon the expiration of its lock-up agreement, Hearst will be entitled to sell its shares pursuant to the volume, manner of sale, notice and availability of current public information requirements of Rule 144 and will remain subject to such requirements at all times that it is an affiliate of Women.com.

OPTIONS

     As of April 30, 1999, there were a total of 4,221,377 shares of common stock subject to outstanding options under our 1994 Stock Option Plan and under our 1998 Equity Incentive Plan, 1,002,416 of which were vested and exercisable. All of these shares are subject to lock-up agreements or otherwise subject to restrictions on transfer. Immediately after the completion of the offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1994 Stock Option Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan. After the effective dates of the registration statement on Form S-8, shares purchased upon exercise of options granted pursuant to the 1994 Stock Option Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan generally would be available for resale in the public market.

LOCK-UP AGREEMENTS

     All executive officers, directors and other stockholders subject to lock-up agreements have agreed that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock of Women.com for a period of 180 days after the date of this offering. Morgan Stanley & Co. Incorporated, in its sole discretion at any time and without notice, may release any or all shares from the lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the lock-up period.

     In addition, the stockholders subject to "lock-up" agreements have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, such stockholder will not during the period ending 180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Beginning 180 days after the date of this prospectus, all shares subject to the lock-up agreements will be eligible for sale in the public market without restriction, except for shares held by affiliates and Hearst as described above.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                              NUMBER OF
                            NAME                                SHARES
                            ----                              ----------
Morgan Stanley & Co. Incorporated...........................
BT Alex. Brown Incorporated.................................
Salomon Smith Barney Inc. ..................................

                                                              ----------
          Total.............................................
                                                              ==========

     The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $     per share under the public offering price. Any
underwriter may allow, and the dealers may reallow, a concession not in excess
of $     per share to other underwriters or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to each underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Concurrent with this offering, Hearst is purchasing           shares of our
common stock in a private placement at the public offering price.

     At our request, the underwriters have reserved up to   percent of the
shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to certain of our employees and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

     We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "WOMN."

     We and our directors, executive officers and substantially all other stockholders of Women.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to certain circumstances, including:

     - the sale of the shares to the underwriters;

     - the issuance by us of restricted stock awards under our existing employee benefit plans or of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

     - the grant of options to certain officers, directors, employees or consultants provided such options are not exercisable prior to the end of the lock-up period; or

     - transactions relating to shares of common stock or other securities acquired in open market transactions after the date of this prospectus.

     In addition, our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither they nor any of their affiliates will, during the period ending 180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     The underwriters and we have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to us.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Cooley Godward LLP, Menlo Park, California and the validity of the shares of common stock offered hereby will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. An investment partnership comprised of members and senior associates of Cooley Godward LLP beneficially owns 19,791 shares of common stock.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this Prospectus and the financial statement schedule included in the Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Certain Operations of the New Media & Technology Division of The Hearst Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. Any documents we file, including a copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an

Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Women.com, that file electronically with the Commission.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

     Our principal executive offices are located at 1820 Gateway Drive, Suite 100, San Mateo, California 94404. Our fiscal year ends on December 31. We maintain an Internet site at www.women.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

                            WOMEN.COM NETWORKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
WOMEN.COM NETWORKS, INC.
  Report of Independent Accountants.........................   F-2
  Balance Sheets............................................   F-3
  Statements of Operations..................................   F-4
  Statements of Stockholders' Equity (Deficit)..............   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-8
CERTAIN OPERATIONS OF THE NEW MEDIA AND TECHNOLOGY DIVISION
  OF THE HEARST CORPORATION (HOMEARTS) FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  F-26
  Consolidated Balance Sheets...............................  F-27
  Consolidated Statements of Operations.....................  F-28
  Consolidated Statements of Cash Flows.....................  F-29
  Notes to Consolidated Financial Statements................  F-30
PRO FORMA COMBINED FINANCIAL STATEMENTS
  Pro Forma Combined Statements of Operations (unaudited)...  F-36
  Notes to Pro Forma Combined Statements of Operations
     (unaudited)............................................  F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Women.com Networks, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Women.com Networks, Inc., as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of three years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Women.com Network Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

San Jose, California
May 7, 1999
--------------------------------------------------------------------------------

     The roll-up of the limited liability company into a Delaware corporation as described in Note 1 has not been consummated at May 7, 1999. When such roll-up has been consummated, we will furnish the above report assuming that from May 7, 1999 to the effective date of such roll-up no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

/s/  PricewaterhouseCoopers LLP

San Jose, California
May 7, 1999

                            WOMEN.COM NETWORKS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               DECEMBER 31,                     PRO FORMA
                                                           --------------------    MARCH 31,    MARCH 31,
                                                             1997        1998        1999         1999
                                                           --------    --------    ---------    ---------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $  4,885    $ 12,235    $ 19,164     $ 19,164
  Accounts receivable, less allowance for doubtful
    accounts of $47, $295 and $425 (unaudited),
    respectively.........................................       962       2,442       3,577        3,577
  Prepaid and other current assets.......................        28         526       3,660        3,660
                                                           --------    --------    --------     --------
Total current assets.....................................     5,875      15,203      26,401       26,401
Property and equipment, net..............................       493       1,261       3,340        3,340
Intangible assets, net...................................        --       1,505      59,863       59,863
Other assets.............................................        62          93       5,773        5,773
                                                           --------    --------    --------     --------
Total assets.............................................  $  6,430    $ 18,062    $ 95,377     $ 95,377
                                                           ========    ========    ========     ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND WARRANTS AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................  $    611    $  2,828    $  4,630     $  4,630
  Accounts payable, related parties......................        --          --         816          816
  Accrued liabilities....................................         5         337       1,760        1,760
  Accrued compensation and related benefits..............       263         364         925          925
  Current portion of capital lease obligation............        65          15           7            7
  Notes payable..........................................       244         348         348          348
  Deferred revenue.......................................     1,813       1,455       1,228        1,228
                                                           --------    --------    --------     --------
Total current liabilities................................     3,001       5,347       9,714        9,714
Other liabilities........................................       673          --          --           --
                                                           --------    --------    --------     --------
Total liabilities........................................     3,674       5,347       9,714        9,714
                                                           --------    --------    --------     --------
Mandatorily redeemable convertible preferred stock, no
  par value:
  Authorized: 18,286 shares
  Issued and outstanding: 6,891 shares at December 31,
    1997, 13,438 shares at December 31, 1998, 13,438
    shares at March 31, 1999 (unaudited) and none in pro
    forma (unaudited)
  (Aggregate liquidation value of $37,482 (unaudited) at
    March 31, 1999)......................................    14,512      34,905      35,000           --
  Mandatorily redeemable convertible preferred stock
    warrants.............................................       500         515         515          265
                                                           --------    --------    --------     --------
                                                             15,012      35,420      35,515          265
                                                           --------    --------    --------     --------
Commitments and contingencies (Note 7)
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value:
    Authorized: none at March 31, 1999 and 5,000 shares
      pro forma
    None issued or outstanding...........................        --          --          --           --
  Common stock, par value: $0.001
    Authorized: 60,000 shares at March 31, 1999 and
      195,000 shares pro forma
    Issued and outstanding: 749 shares at December 31,
      1997, 1,497 shares at December 31, 1998, 19,616
      (unaudited) shares at March 31, 1999 and 33,054
      (unaudited) shares pro forma.......................         1           3          21           33
  Additional paid-in capital.............................       126       5,269      92,563      127,801
  Notes receivable from stockholders.....................       (44)        (44)        (44)         (44)
  Unearned compensation..................................        --      (1,979)     (3,248)      (3,248)
  Accumulated deficit....................................   (12,339)    (25,954)    (39,144)     (39,144)
                                                           --------    --------    --------     --------
Total stockholders' equity (deficit).....................   (12,256)    (22,705)     50,148       85,398
                                                           --------    --------    --------     --------
Total liabilities, mandatorily redeemable convertible
  preferred stock and warrants and stockholders' equity
  (deficit)..............................................  $  6,430    $ 18,062    $ 95,377     $ 95,377
                                                           ========    ========    ========     ========

                            See accompanying notes.

                            WOMEN.COM NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          THREE MONTHS
                                        YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                     ------------------------------    -------------------
                                      1996       1997        1998       1998        1999
                                     -------    -------    --------    -------    --------
                                                                           (UNAUDITED)
Net revenues.......................  $   729    $ 2,798    $  7,247    $ 1,113    $  3,413
Operating expenses:
  Production, product and
     technology....................    1,174      2,922       5,728      1,027       3,848
  Sales and marketing..............      957      3,907      12,042      1,298       6,568
  General and administrative.......      956      1,101       1,374        310       1,968
  Stock-based compensation.........       --         --       1,170        157         612
  Amortization of acquired
     intangibles...................       --         --         517         --       3,671
                                     -------    -------    --------    -------    --------
     Total operating expenses......    3,087      7,930      20,831      2,792      16,667
                                     -------    -------    --------    -------    --------
Loss from operations...............   (2,358)    (5,132)    (13,584)    (1,679)    (13,254)
Other income, net..................       69        154         596         38         176
Interest expense...................      (16)      (117)        (57)        --         (17)
                                     -------    -------    --------    -------    --------
Net loss...........................   (2,305)    (5,095)    (13,045)    (1,641)    (13,095)
Dividend accretion on mandatorily
  redeemable convertible preferred
  stock............................     (682)    (1,517)       (570)       (95)        (95)
                                     -------    -------    --------    -------    --------
Net loss attributable to common
  stockholders.....................  $(2,987)   $(6,612)   $(13,615)   $(1,736)   $(13,190)
                                     =======    =======    ========    =======    ========
Basic and diluted net loss per
  share attributable to common
  stockholders.....................  $ (4.26)   $ (9.15)   $ (10.52)   $ (2.30)   $   (.95)
                                     =======    =======    ========    =======    ========
Shares used in computing basic and
  diluted net loss per share.......      702        722       1,294        754      13,820
                                     =======    =======    ========    =======    ========
Basic and diluted pro forma net
  loss per share...................                        $  (1.13)              $   (.48)
                                                           ========               ========
Shares used in computing pro forma
  basic and diluted net loss per
  share............................                          11,548                 27,258
                                                           ========               ========

                            See accompanying notes.

                            WOMEN.COM NETWORKS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                             NOTES
                            COMMON STOCK     ADDITIONAL    RECEIVABLE                                      TOTAL
                           ---------------    PAID-IN         FROM         UNEARNED     ACCUMULATED    STOCKHOLDERS'
                           SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT     EQUITY (DEFICIT)
                           ------   ------   ----------   ------------   ------------   -----------   ----------------
Balances, December 31,
  1995...................     700    $ 1      $   120         $(44)        $    --       $ (2,740)        $ (2,663)
Issuance of common stock
  pursuant to exercise of
  stock options..........       3     --           --           --              --             --               --
Accretion of mandatorily
  redeemable convertible
  preferred stock........      --     --           --           --              --           (682)            (682)
Net loss.................      --     --           --           --              --         (2,305)          (2,305)
                           ------    ---      -------         ----         -------       --------         --------
Balances, December 31,
  1996...................     703      1          120          (44)             --         (5,727)          (5,650)
Issuance of common stock
  pursuant to exercise of
  stock options..........      46     --            6           --              --             --                6
Accretion of mandatorily
  redeemable convertible
  preferred stock........      --     --           --           --              --         (1,517)          (1,517)
Net loss.................      --     --           --           --              --         (5,095)          (5,095)
                           ------    ---      -------         ----         -------       --------         --------
Balances, December 31,
  1997...................     749      1          126          (44)             --        (12,339)         (12,256)
Issuance of common stock
  pursuant to exercise of
  stock options..........      73     --           15           --              --             --               15
Issuance of common stock
  pursuant to acquisition
  of Wild Wild Web.......     675      2        1,753           --              --             --            1,755
Issuance of warrants.....      --     --          226           --              --             --              226
Unearned compensation....      --     --        3,149           --          (3,149)            --               --
Amortization of unearned
  compensation...........      --     --           --           --           1,170             --            1,170
Accretion of mandatorily
  redeemable convertible
  preferred stock........                                                                    (570)            (570)
Net loss.................      --     --           --           --              --        (13,045)         (13,045)
                           ------    ---      -------         ----         -------       --------         --------
Balances, December 31,
  1998...................   1,497      3        5,269          (44)         (1,979)       (25,954)         (22,705)
Issuance of common stock
  pursuant to exercise of
  stock options..........     270     --           81           --              --             --               81
Issuance of common stock
  pursuant to acquisition
  of HomeArts............  17,849     18       85,332           --              --             --           85,350
Unearned compensation....      --     --        1,881           --          (1,881)            --               --
Amortization of unearned
  compensation...........      --     --           --           --             612             --              612
Accretion of mandatorily
  redeemable convertible
  preferred stock........      --     --           --           --              --            (95)             (95)
Net loss.................      --     --           --           --              --        (13,095)         (13,095)
                           ------    ---      -------         ----         -------       --------         --------
Balances, March 31, 1999
  (unaudited)............  19,616    $21      $92,563         $(44)        $(3,248)      $(39,144)        $ 50,148
                           ======    ===      =======         ====         =======       ========         ========

                            See accompanying notes.

                            WOMEN.COM NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                 ----------------------------   ------------------
                                                  1996      1997       1998      1998       1999
                                                 -------   -------   --------   -------   --------
                                                                                   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss.....................................  $(2,305)  $(5,095)  $(13,045)  $(1,641)  $(13,095)
  Adjustments to reconcile net loss to net cash
     used in operating activities, net of the
     effects of acquisitions:
       Depreciation and amortization of
          tangible assets......................       78       181        323        74        244
       Amortization of intangibles.............       --        --        517        --      3,661
       Provision for doubtful accounts.........       --        47        248        56        130
       Interest converted to preferred stock...     (226)      109         --        --         --
       Amortization of stock-based
          compensation.........................       --        --      1,170       157        612
       Issuance of common stock warrant in
          exchange for financing services......       --        --         15        --         --
       Decrease (increase) in accounts
          receivable...........................      (27)     (783)    (1,728)      183       (288)
       Decrease (increase) in prepaids and
          other current assets.................       --        25       (471)      (48)       454
       Increase in other assets................      141       (62)       (31)       --         --
       Decrease (increase) in accounts
          payable..............................       72       439      1,907      (284)     2,618
       Increase (decrease) in accrued
          liabilities..........................     (252)      133        433       245      (1703)
       Increase (decrease) in deferred
          revenue..............................      (15)    2,440     (1,031)     (299)      (352)
       Decrease in other liabilities...........       --       (18)        --        --         --
                                                 -------   -------   --------   -------   --------
          Net cash used in operating
            activities.........................   (2,534)   (2,584)   (11,693)   (1,557)    (7,719)
                                                 -------   -------   --------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment........     (117)     (506)    (1,075)     (116)      (279)
  Cash received from HomeArts acquisition......       --        --         --        --     14,854
                                                 -------   -------   --------   -------   --------
          Net cash provided by (used in)
            investing activities...............     (117)     (506)    (1,075)     (116)    14,575
                                                 -------   -------   --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock and
     warrants, net of issuance costs...........    2,296     5,552     20,049        --         --
  Proceeds from issuance of promissory note....    1,517        --         --        --         --
  Proceeds from exercise of stock options......       --         6         15         5         81
  Principal payments under capital lease
     obligations...............................      (61)      (88)       (50)      (15)        (8)
  Principal payment under term loan............       --        --       (244)       (4)        --
  Proceeds from notes payable..................       95       744        348        --         --
                                                 -------   -------   --------   -------   --------
          Net cash provided by (used in)
            financing activities...............    3,847     6,214     20,118       (14)        73
                                                 -------   -------   --------   -------   --------
Net increase (decrease) in cash and cash
  equivalents..................................    1,196     3,124      7,350    (1,687)     6,929
Cash and cash equivalents at beginning of
  period.......................................      564     1,761      4,885     4,885     12,235
                                                 -------   -------   --------   -------   --------
Cash and cash equivalents at end of period.....  $ 1,760   $ 4,885   $ 12,235   $ 3,198   $ 19,164
                                                 =======   =======   ========   =======   ========

                            WOMEN.COM NETWORKS, INC.

                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                 ----------------------------   ------------------
                                                  1996      1997       1998      1998       1999
                                                 -------   -------   --------   -------   --------
                                                                                   (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash payments for interest................  $    16   $    24   $     --   $    --   $     --
     Revenue and advertising expense from
       barter transactions.....................  $    --   $    --   $    656   $    20   $    154
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
  INFORMATION:
     Accretion of preferred stock..............  $   682   $ 1,517   $    570   $    95   $     95
     Conversion of notes payable and accrued
       interest to preferred stock.............  $    --   $ 2,017   $     --   $    --   $     --
     Unearned compensation related to stock
       option grants...........................  $    --   $    --   $  3,149   $   869   $  1,881
     Issuance of Series D mandatorily
       redeemable convertible preferred stock
       warrant in exchange for services........  $    --   $    --   $    226   $    --   $     --
Liabilities assumed in connection with
  acquisition of Wild Wild Web, Inc.:
       Fair value of assets acquired...........                      $  2,065
       Common stock issued.....................                        (1,755)
                                                                     --------
       Liabilities assumed.....................                      $    310
                                                                     ========
Liabilities assumed in connection with
  acquisition of HomeArts:
       Fair value of assets acquired...........                                           $ 74,318
       Cash received...........................                                             14,854
       Common stock issued.....................                                            (85,000)
                                                                                          --------
       Liabilities assumed.....................                                           $  4,172
                                                                                          ========

                            See accompanying notes.

                            WOMEN.COM NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

NOTE 1 -- FORMATION AND BUSINESS

     Women.com Networks Inc. ("Women.com"), a California corporation was incorporated in October 1992 as Wire Networks, Inc. Women.com provides women with original content, personalized services, community and shopping on the internet.

     Effective January 29, 1999, Women.com entered into a joint venture agreement with Hearst HomeArts, Inc. ("HomeArts"), a subsidiary of The Hearst Corporation.

     Concurrent with the joint venture agreement, Women.com and HomeArts entered a roll-up agreement whereby prior to an initial public offering Women.com and HomeArts will merge and Women.com Networks LLC will be rolled up in connection with such merger and Women.com Networks Inc., a Delaware corporation, will be the surviving entity. The corporation will be authorized to issue 195,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. All share and per share data have been retroactively adjusted to reflect the roll-up.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and March 31, 1998 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Women.com considers all highly liquid investments with original or remaining maturities at the date of purchase of three months or less to be cash equivalents. The majority of Women.com's cash and cash equivalents are held in a short-term investment portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts of the Women.com's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and term loan approximate fair value due to their short maturities.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over an estimated useful life of three years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the term of the lease, whichever is shorter.

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

INTANGIBLE ASSETS

     Goodwill and intangible assets resulting from acquisitions were estimated by independent appraisers. The intangible asset include the advertising and viewership base, advertising agreement, trade name, assembled workforce and covenant not to compete. Goodwill and other intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which range from two to five years, except for the advertising agreement, which is being amortized as utilized.

IMPAIRMENT OF LONG-LIVED ASSETS

     Women.com evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of'("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

REVENUE RECOGNITION

     Advertising revenues are derived principally from short-term advertising contracts in which Women.com typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertising is displayed, provided that no significant obligations remain. To the extent that minimum guaranteed page deliveries are not met, Women.com defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

     To date, Women.com's revenues have been derived primarily from the sale of advertising contracts, advertising sponsorships and production contracts. Sponsorship revenues are derived principally from contracts ranging from two to six years in which Women.com commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include the delivery of impressions, exclusive relationships and the design and development of co-branded sites designed to enhance the promotional objective of the sponsor. Women.com recognizes sponsorship revenues as earned, which is generally ratably over the contract period, provided that no significant obligations remain. To the extent that committed obligations are not met, Women.com defers recognition of the corresponding revenues until the obligations are met.

     Sponsorship and advertising revenues were approximately 58%, 88%, 74% and 81% of total revenues for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     Advertising revenues include barter revenues, which are the exchange by Women.com of advertising space on Women.com's Web sites for reciprocal advertising space on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the lower of the estimated fair value of the advertisements received or delivered and are recognized when the advertisements are run on Women.com's Web sites. Barter expenses are recorded when Women.com's advertisements are run on the reciprocal Web sites, which is typically in the same period as when advertisements are run on Women.com's Web sites. There was no barter revenue in 1996 and 1997. Barter revenues represented 9% of net revenues for the year ended December 31, 1998 and 4% of net revenues for the three months ended March 31, 1999.

     A number of Women.com's agreements provide that it receive revenues from electronic commerce transactions. These revenues are recognized by Women.com upon notification from the advertiser of revenues earned by Women.com.

     Production revenue represent fees for content and site production. Production revenues are derived from contracts in which Women.com designs and develops content for third parties, for use principally on the Women.com network. Women.com recognizes production revenues as earned, which is generally as services are performed over the contract period. To the extent that committed obligations under production agreements are not met, revenue recognition is deferred until the obligations are met.

ADVERTISING

     Women.com expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was $227,000, $1,600,000 and $4,021,000, respectively, and for the three months ended March 31, 1999 was $1,410,000.

INCOME TAXES

     Women.com accounts for income taxes using the liability method under which deferred tax assets and liabilities are calculated using current tax laws and rates in effect at the balance sheet date. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be recovered.

STOCK-BASED COMPENSATION

     Women.com accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Women.com has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which also requires pro forma disclosures in the financial statements as if the measurement provisions of SFAS 123 had been adopted. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Women.com's stock and exercise price. Stock options issued to non-employees have been accounted for in accordance with SFAS 123 and valued using the Black-Scholes model.

CERTAIN RISKS AND CONCENTRATIONS

     Substantially all of Women.com's cash and cash equivalents as of December 31, 1998 are on deposit with one major financial institution. Deposits at any point in time may exceed the federally insured limits.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     Financial instruments which potentially subject Women.com to concentrations of credit risk consist principally of trade accounts receivable.

     Women.com provides advertising to a variety of customers for placement on its Web sites and generally does not require collateral. Although Women.com maintains allowance for potential credit losses that it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition. At December 31, 1997, one customer accounted for 30.9% of accounts receivable, at December 31, 1998, one customer accounted for 10.6% of accounts receivable and at March 31, 1999, one customer accounted for 25% of accounts receivable. For fiscal years 1997 and 1998, and for the three months ended March 31, 1999, one individual customer accounted for approximately 19%, 13% and 21% of revenues, respectively. No individual customer accounted for 10% or more of revenues in fiscal year 1996.

     Women.com operates in a single business segment which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by Women.com to anticipate or to respond adequately to technological changes in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, could have a material adverse affect on Women.com's business and operating results.

     Women.com relies on a number of third party suppliers for various services, including web hosting, banner advertising, delivery software and Internet traffic measurement software.

NET LOSS PER SHARE

     Women.com computes net loss per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share to the extent such shares are dilutive.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated, (in thousands, except per share amounts):

                                                                       THREE MONTHS
                                       YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                     ----------------------------   ------------------
                                      1996      1997       1998      1998       1999
                                     -------   -------   --------   -------   --------
                                                                       (UNAUDITED)
Numerator:
  Net loss.........................  $(2,305)  $(5,095)  $(13,045)  $(1,641)  $(13,095)
  Accretion of mandatorily
     redeemable convertible
     preferred stock to redemption
     value.........................     (682)   (1,517)      (570)      (95)       (95)
                                     -------   -------   --------   -------   --------
  Net loss attributable to common
     stockholders..................  $(2,987)  $(6,612)  $(13,615)  $(1,736)  $(13,190)
                                     =======   =======   ========   =======   ========
Denominator:
  Shares used in computing basic
     and diluted net loss per
     share.........................      702       722      1,294       754     13,820
  Basic and diluted net loss per
     share attributable to common
     stockholders..................  $ (4.26)  $ (9.15)  $ (10.52)  $ (2.30)  $   (.95)
                                     =======   =======   ========   =======   ========
Antidilutive securities including
  options, warrants and preferred
  stock not included in net loss
  per share calculation............    4,014    10,065     18,607    10,558     19,708
                                     =======   =======   ========   =======   ========

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of mandatorily redeemable convertible preferred stock into common stock effective upon the closing of Women.com's initial public offering on an as-if-converted basis. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in diluted net loss per share as such shares are anti-dilutive.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     The following table sets forth the computation of pro forma basic and diluted net loss per share (unaudited) (in thousands, except per share amounts):

                                                                          THREE MONTHS
                                                            YEAR ENDED       ENDED
                                                           DECEMBER 31,    MARCH 31,
                                                               1998           1999
                                                           ------------   ------------
Numerator:
  Net loss...............................................    $(13,045)      $(13,095)
                                                             ========       ========
Denominator:
  Shares used in computing basic and diluted net loss per
     share...............................................       1,294         13,820
  Adjustment to reflect assumed conversion of all
     preferred stock from date of issuance...............      10,254         13,438
                                                             --------       --------
  Shares used in computing pro forma basic and diluted
     net loss per share..................................      11,548         27,258
                                                             ========       ========
Basic and diluted pro forma net loss per share...........    $  (1.13)      $   (.48)
                                                             ========       ========
Antidilutive securities including options and warrants
  not included in pro form net loss per share
  calculation............................................    $  8,353       $  6,270
                                                             ========       ========

PRO FORMA MARCH 31, 1999 (UNAUDITED)

     Effective upon the closing of this offering, the outstanding shares of mandatorily redeemable convertible preferred stock will automatically convert into 13,437,879 shares of common stock.

COMPREHENSIVE INCOME

     Effective January 1, 1998, Women.com adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their components in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings in the equity section of a statement of financial position. To date, Women.com has not had any transactions that are required to be reported as comprehensive income.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement established standards for reporting information about operating segments in annual financial statements. It also established standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. Women.com has determined that it does not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

after December 15, 1998. The adoption of SOP No. 98-1 will not have a material impact on its financial statements.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-5 will not have a material impact on its financial statements.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 1999. Women.com is assessing the potential impact of this pronouncement on the financial statements, however they do not expect any significant impact since Women.com currently does not have any derivative instruments and does not anticipate acquiring any.

NOTE 3 -- ACQUISITIONS

     Effective April 2, 1998, Women.com acquired substantially all the assets of Wild Wild Web, Inc., which developed the Web site known as Storksite. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of net assets acquired was determined by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

Intangibles.................................................  $1,516
Goodwill....................................................     506
Property and equipment......................................      16
Net current liabilities assumed.............................    (253)
                                                              ------
          Total purchase price..............................  $1,785
                                                              ======

     Intangibles include advertising and viewership base, trade name, assembled workforce and a covenant not to compete. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill.

     Effective January 29, 1999, Women.com Networks and HomeArts entered into a joint venture agreement as described in Note 1. Under the terms of the agreement, Women.com Networks and HomeArts contributed their businesses to Women.com Networks LLC. Since the economic substance of the transaction was not consistent with the accounting definition of joint venture the transaction has been accounted for as the purchase of HomeArts by Women.com Networks. Under the terms of the agreement Women.com Networks and HomeArts each have fifty percent voting interest, except that Women.com Networks has the sole authority to initiate an initial public offering. In addition, senior-management of the joint venture is comprised solely of Women.com Networks management. Therefore, Women.com was determined to be the accounting acquirer pursuant to Staff Accounting Bulletin Topic 2-A2.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of net assets acquired was determined by an independent appraiser.

     The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of the acquired assets, including tangible assets and their historical tax bases are not deductible for tax purposes. Women.com Networks LLC elected to be taxed as a partnership beginning with the formation of the joint venture and until Women.com Networks LLC is rolled up into Women.com Networks, Inc. in connection with an initial public offering. As a consequence, for this period the federal and state tax effects of the tax losses will be recorded by the members of the joint venture in their respective income tax returns.

     The allocation of the purchase price is summarized below (in thousands):

Intangibles.................................................  $14,078
Goodwill....................................................   47,951
Prepaid advertising.........................................    5,680
Property and equipment......................................    2,044
Net current assets..........................................   16,685
                                                              -------
          Total purchase price..............................  $86,438
                                                              =======

     Intangibles include advertising and viewership base and assembled workforce. The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill. The intangibles and goodwill are being amortized on a straight-line basis over a period of two to five years.

     The following unaudited pro forma financial information reflects the results of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 as if the acquisition of HomeArts had occurred on January 1, 1998 and 1999, respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998 or 1999, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                                       THREE MONTHS
                                                        YEAR ENDED        ENDED
                                                       DECEMBER 31,     MARCH 31,
                                                           1998            1999
                                                       ------------    ------------
Net revenues.........................................    $ 10,204        $  3,663
Loss from operations.................................     (49,314)        (16,201)
Net loss attributable to common stockholders.........     (49,345)        (16,137)
Basic and diluted net loss per share.................    $  (2.56)       $   (.83)

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

NOTE 4 -- BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                     DECEMBER 31,
                                                    ---------------     MARCH 31,
                                                    1997      1998         1999
                                                    -----    ------    ------------
                                                                       (UNAUDITED)
Prepaid and other current assets
     Prepaid advertising..........................  $  --    $   --      $ 3,408
     Other prepaid expenses and current assets....     28       526          252
                                                    -----    ------      -------
                                                    $  28    $  526      $ 3,660
                                                    =====    ======      =======
Property and equipment, net
  Computer equipment and software.................  $ 709    $1,688      $ 4,030
  Furniture and fixtures..........................     98       195          174
  Leasehold improvements..........................     17        32           34
                                                    -----    ------      -------
                                                      824     1,915        4,238
  Less accumulated depreciation and
     amortization.................................   (331)     (654)        (898)
                                                    -----    ------      -------
                                                    $ 493    $1,261      $ 3,340
                                                    =====    ======      =======
Intangible assets
  Advertising and viewership base.................  $  --    $1,138      $13,444
  Assembled workforce.............................     --       100        1,872
  Covenant not to compete.........................     --        66           66
  Goodwill........................................     --       506       48,457
  Tradename.......................................     --       212          212
                                                    -----    ------      -------
                                                       --     2,022       64,051
  Less accumulated amortization...................     --      (517)      (4,188)
                                                    -----    ------      -------
                                                    $  --    $1,505      $59,863
                                                    =====    ======      =======
Other assets
  Prepaid advertising.............................     --        --        5,680
  Rent deposits and other assets..................     62        93           93
                                                    -----    ------      -------
                                                    $  62    $   93      $ 5,773
                                                    =====    ======      =======

     Equipment under capital lease obligations totaled $250,580 with accumulated amortization of $188,208, for the three months ended March 31, 1999, respectively.

NOTE 5 -- CAPITAL LEASE OBLIGATION AND NOTE PAYABLE

     Women.com has acquired equipment under a capital lease agreement. At December 31, 1998, there are no additional amounts available under the agreement for capital lease financing. At December 31, 1998, future minimum lease payments under the capital lease of approximately $15,000 are due in 1999.

     In April 1998, Women.com entered into a loan agreement to borrow the lesser of $3 million or 80% of eligible receivables with a bank, bearing interest at prime plus 0.5% (8.25% at December 31, 1998) and is collateralized by substantially all of Women.com's assets. At December 31, 1998, $348,000 was outstanding. The outstanding principal and interest are due on demand.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

NOTE 6 -- DEFERRED REVENUE

     In connection with the issuance of Women.com's Series C preferred stock in July and August 1997, Women.com entered into investment agreements with two stockholders. Under the terms of the agreements, Women.com's right to retain $1,500,000 and $1,250,000 in proceeds from each of the two stockholders, respectively, is contingent upon Women.com's development of Web sites in accordance with the timetable and requirements set forth in the agreements. In the event of discontinuation of the projects, the unused portion may be returned or allocated for use on another project. Women.com has deferred the $1,500,000 and $1,250,000 and is recognizing revenues in accordance with development efforts. As of December 31, 1998 and March 31, 1999, Women.com has recognized approximately $1,987,000 and $2,158,000 of revenues, respectively, related to these agreements.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     Women.com leases its offices under noncancelable operating leases which expire through 2001. Women.com is committed to pay a portion of the building's operating expenses as determined under the agreements.

     At December 31, 1998, future minimum lease payments are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
1999........................................................     $  610
2000........................................................        598
2001........................................................        608
                                                                 ------
          Total future minimum lease payments...............     $1,816
                                                                 ======

     Rent expense was $163,400, $304,534 $603,702 and $334,337 for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1999, respectively.

ADVERTISING

     In 1998, Women.com entered into certain non-cancelable on-line distribution agreements. At December 31, 1998, $1.7 million of minimum payments are due in 1999.

ROYALTIES

     In connection with the acquisition of HomeArts (See Note 3), Women.com agreed to pay Hearst a royalty on the net advertising revenues generated from the Hearst magazine sites on the Women.com network or from proprietary Hearst content, until such time as Hearst has recouped the cumulative production costs incurred in the ongoing production of the Hearst magazine sites. Thereafter, a royalty shall be payable, calculated as a percentage of the net advertising revenues dependent on the gross revenues generated.

LITIGATION

     From time to time, the Company may be involved in litigation arising out of claims in the normal course of business. Based upon the information presently available, including discussion with outside legal counsel, management believes that there are no claims or actions pending or threatened against the

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

Company, the ultimate resolution of which will have a material adverse effect on the Company's financial position, liquidity or results of operations.

NOTE 8 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (IN THOUSANDS):

     The following table summarizes the activity on mandatorily redeemable convertible preferred stock and warrants to purchase mandatorily redeemable convertible preferred stock (in thousands):

                                             SERIES A          SERIES B          SERIES C           SERIES D
                                          ---------------   ---------------   ---------------   ----------------    TOTAL
                                          SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    AMOUNT
                                          ------   ------   ------   ------   ------   ------   ------   -------   -------
Balance at December 1, 1996.............  1,937    $2,839     --     $   --      --    $   --      --    $    --   $ 2,839
Issuance of preferred stock.............     --        --    579      1,286      --        --      --         --     1,286
Accretion on preferred stock............     --       519     --        163      --        --      --         --       682
Issuance and exercise of warrants.......    748     1,010     --         --      --        --      --         --     1,010
                                          -----    ------    ---     ------   -----    ------   -----    -------   -------
Balance at December 31, 1996............  2,685     4,368    579      1,449      --        --      --         --     5,817
Issuance of preferred stock.............     --        --     --         --   3,627     7,178      --         --     7,178
Accretion on preferred stock............     --       545     --        195      --       777      --         --     1,517
Issuance of warrants....................     --        --     --         --      --       500      --         --       500
                                          -----    ------    ---     ------   -----    ------   -----    -------   -------
Balance at December 31, 1997............  2,685     4,913    579      1,644   3,627     8,455      --         --    15,012
Issuance of preferred stock.............     --        --     --         --      --        --   6,546     19,823    19,823
Issuance of warrants....................     --        --     --         --      --        --      --         15        15
Accretion on preferred stock............     --        --     --         --      --       570      --         --       570
                                          -----    ------    ---     ------   -----    ------   -----    -------   -------
Balance at December 31, 1998............  2,685     4,913    579      1,644   3,627     9,025   6,546     19,838    35,420
Accretion on preferred stock............     --        --     --         --      --        95      --         --        95
                                          -----    ------    ---     ------   -----    ------   -----    -------   -------
Balance at March 31, 1999
  (unaudited)...........................  2,685    $4,913    579     $1,644   3,627    $9,120   6,546    $19,838   $35,515
                                          =====    ======    ===     ======   =====    ======   =====    =======   =======
Authorized at March 31, 1999
  (unaudited)...........................  2,707              579              7,000             8,000
                                          =====              ===              =====             =====

VOTING

     Each share of Series A, B, C, and D preferred stock entitles a holder to the number of votes per share equal to the number of shares of common stock into which each share of preferred stock is then convertible.

CONVERSION

     Each share of Series A, B, C and D preferred stock is convertible into common stock determined by dividing the original issue price by the current conversion price for each series of preferred stock. The current conversion price equates to the original issue price. Conversion is at the option of the holder at any time after issuance.

     The preferred stock would mandatorily convert into common stock at the conversion price relevant at that time, if Women.com closes a firm commitment underwritten public offering of shares of common stock in which the aggregate price received for such shares by Women.com (net of underwriting discount, commissions and expenses) was at least $20 million for Series D preferred stock and $10 million for Series A, B and C preferred stock, and at a price per common share of at least $7.50 for Series C and D preferred stock and $6.75 for Series A and B preferred stock (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     In addition, the preferred stockholders have certain registration rights and other rights and the right to one vote for each share of common stock into which such shares of preferred stock are convertible.

LIQUIDATION

     The Series A, B, C and D preferred stock has liquidation preference of $1.35, $2.25, $3.04 and $3.29 per share, respectively, subject to adjustment for splits or other recapitalization, plus all declared but unpaid dividends. Upon liquidation, the holders of Series C and D preferred stock shall be entitled to be paid out the assets of Women.com before any distribution or payment shall be made to the holders of Series A preferred stock, Series B preferred stock or any common stock. If funds are insufficient to permit the payment of the full preferential amount to the holders of Series C and D preferred stock, then the entire assets of Women.com legally available for distribution shall be distributed ratably among the holders of the Series C and D preferred stock. After the payment of the full liquidation preference of the Series C and D preferred stock, the assets of Women.com legally available for distribution, if any, shall be distributed ratably to the holders of Series A and B preferred stock. If funds are insufficient for full payment to holders of Series A and B preferred stock, the entire assets and funds of Women.com legally available are to be distributed ratably among the holders of Series A and B preferred stock. After the preferred stockholders have received the full amount to which they are entitled, the remaining assets shall be paid ratably to the holders of the common stock.

DIVIDENDS

     The holders of Series A, B, C and D preferred stock are entitled to noncumulative dividends at the rate of $.08, $.225, $.304 and $.329 per share per annum, respectively, when and if declared by Women.com's Board of Directors. Such dividends will be declared or paid prior and in preference to any declaration or payment of any dividend on the common stock, other than a common stock dividend payable solely in shares of common stock.

REDEMPTION

     At the election of at least a majority of the holders of preferred stock, Women.com is required to redeem the Series A, B, C and D preferred stock in three equal annual installments beginning no earlier than March 31, 2001. Upon redemption, Women.com shall pay in cash in exchange for preferred shares to be redeemed at their respective original issue price per shares plus a premium of fifteen percent per year accruing from the original issue dates through December 31, 1997, minus any previously paid dividends. If Women.com does not have sufficient funds, the redemption shall be effected on a pro-rata basis to the extent possible and shall redeem the remaining redeemable shares or as soon as sufficient funds are legally available.

     If required by the stockholders, the redeemable preferred stock payments, including required accretion would be $13.4 million per year for three years commencing in 2001.

CONVERTIBLE PREFERRED STOCK WARRANTS

     In 1994, in conjunction with a capital lease agreement, Women.com issued fully exercisable nontransferable warrants to purchase 22,222 shares of its Series A preferred stock at a price of $1.35 per share. The warrants expire at the earlier of December 2004 or upon an initial public offering. The fair value of these warrants is not material to the financial statements.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     In 1997, in conjunction with the issuance of Series C preferred stock, Women.com issued fully exercisable nontransferable warrants to purchase 1,775,330 shares of Series C preferred stock at a price of $3.04 per share. Warrants for 887,665 shares expire in August 2000 or upon an initial public offering and warrants for 887,665 shares expire in October 2000 and have been valued, in aggregate, at $500,000 using the Black-Scholes option pricing model.

     In 1998, in conjunction with a financing arrangement, Women.com issued to Imperial Bank fully exercisable warrants to purchase 8,224 shares of Series D preferred stock at an exercise price of $3.29 per share. The warrants expire April 9, 2003. Women.com valued the warrant using the Black-Scholes option pricing model. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense.

NOTE 9 -- STOCKHOLDERS' EQUITY

COMMON STOCK

     Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

     At December 31, 1998, the Company had reserved shares of common stock for future issuance as follows (in thousands):

Convertible preferred stock.................................  13,438
Warrants....................................................   2,067
Stock option plan...........................................   3,693
                                                              ------
                                                              19,198
                                                              ======

COMMON STOCK WARRANTS

     In February 1996, in conjunction with a facility lease agreement, Women.com issued fully exercisable and transferable warrants to purchase 21,357 shares of common stock at a price of $0.13 per share. These warrants, which were granted at the fair market value of the common stock at the date of grant as determined by the Board of Directors, expire on February 15, 2006. The fair value of these warrants is not material to the financial statements.

     In connection with its Series C preferred stock offering, Women.com issued warrants to the investment banker to purchase up to 89,167 shares of Women.com's common stock, at an exercise price of $3.00 per share. These warrants are fully exercisable for a period of five years expiring in July and August 2002 or upon an initial public offering. The fair value of these warrants is not material to the financial statements.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     In connection with its Series D preferred stock offering, Women.com issued to an investment banker warrants to purchase up to 150,703 shares of Women.com's common stock, at an exercise price of $3.95 per share. These warrants are fully exercisable and expire at the earlier of July 2003 or upon an initial public offering. Women.com valued the warrants using the Black-Scholes option pricing model. The fair value was recorded as issuance costs. Warranty activity is as follows (in thousands):

                                                            WARRANTS OUTSTANDING
                                                        ----------------------------
                                                                  EXERCISE
                                                        SHARES     PRICE      AMOUNT
                                                        ------    --------    ------
Balance, December 31, 1995............................    21       $ .13       $  3
Warrants granted......................................    --                     --
                                                         ---                   ----
Balance, December 31, 1996............................    21                      3
Warrants granted......................................    89       $3.00        267
                                                         ---                   ----
Balance, December 31, 1997............................   110                    270
Warrants granted......................................   151       $3.95        496
                                                         ---                   ----
Balance, December 31, 1998............................   261                    766
                                                         ---                   ----
Balance, March 31, 1999 (unaudited)...................   261                   $766
                                                         ===                   ====

NOTE 10 -- EMPLOYEE BENEFIT PLANS

401(K) SAVINGS PLAN

     Women.com's 401(k) savings plan (the "401(k) Plan") is a defined contribution retirement plan intended to qualify under Section 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Women.com are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Contributions by Women.com are discretionary and no contributions have been made by Women.com for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999.

STOCK OPTION PLAN

     Under Women.com's 1994 Stock Option Plan and 1998 Equity Incentive Plan, shares of Women.com's common stock have been reserved for the grant of stock purchase rights and stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. Under the terms of the Plans, incentive options may be granted to employees, and nonstatutory options and stock purchase rights may be granted to employees and consultants at prices no less than 100% and 85%, respectively, of the fair market value of Women.com's common stock at the date of grant, as determined by the Board of Directors. The options vest at a rate of 25% or 20% per year over a period of four or five years and expire ten years after the date of grant. In addition, under the 1994 Stock Option Plan, Women.com has a repurchase right for shares exercised when an employee ceases to be employed by Women.com.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

     The following table summarizes activity under the Plans (in thousands, except per share amounts):

                                                                      OPTIONS OUTSTANDING
                                                                --------------------------------
                                                                             WEIGHTED
                                                  SHARES                     AVERAGE
                                               AVAILABLE FOR    NUMBER OF    EXERCISE
                                                   GRANT         SHARES       PRICE      AMOUNT
                                               -------------    ---------    --------    -------
Balance, December 31, 1995...................        192            271       $ .13      $    35
  Additional shares reserved.................        400             --                       --
  Options granted............................       (502)           502         .18           91
  Options canceled...........................         65            (65)        .13           (8)
  Options exercised..........................         --             (2)        .13           (1)
                                                  ------          -----                  -------
Balance, December 31, 1996...................        155            706         .18          117
  Additional shares reserved.................      1,100             --                       --
  Options granted............................       (682)           682         .37          254
  Options canceled...........................         77            (77)        .15          (12)
  Options exercised..........................         --            (45)        .13           (6)
                                                  ------          -----                  -------
Balance, December 31, 1997...................        650          1,266         .28          353
  Additional shares reserved.................      1,850             --                       --
  Options granted............................     (2,111)         2,111        1.65        3,493
  Options canceled...........................        202           (202)        .37          (75)
  Options exercised..........................         --            (73)        .20          (15)
                                                  ------          -----                  -------
Balance, December 31, 1998...................        591          3,102        1.21        3,756
  Additional shares reserved.................      5,000             --                       --
  Options granted............................     (1,655)         1,655        4.20        6,546
  Options canceled...........................        234           (234)       3.46         (786)
  Options exercised..........................         --           (320)        .25          (81)
                                                  ------          -----                  -------
Balance, March 31, 1999 (unaudited)..........      4,170          4,203       $2.34      $ 5,885
                                                  ======          =====       =====      =======

                                                             OPTIONS EXERCISABLE AT
                 OPTIONS OUTSTANDING AT DECEMBER 31, 1998      DECEMBER 31, 1998
                 -----------------------------------------   ----------------------
                                   WEIGHTED
                                   AVERAGE       WEIGHTED                  WEIGHTED
                                  REMAINING       AVERAGE                  AVERAGE
                    NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING    LIFE IN YEARS      PRICE     EXERCISABLE    PRICE
--------------   ------------   --------------   ---------   -----------   --------
 $.13 -  .30          819            7.66          $ .21         484         $.20
  .60                 182            8.90            .60          55          .60
  .80                 568            9.10            .80          28          .80
  1.25 - 1.50         885            9.53           1.46          --           --
  2.50 - 2.75         648            9.81           2.68          --           --
                    -----                                        ---
                    3,102                                        567         $.27
                    =====                                        ===

     At December 31, 1996 and 1997, 101,792 and 274,521 shares, respectively, were exercisable at a weighted average price of $.15 and $.17, respectively.

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

FAIR VALUE DISCLOSURES

     Women.com has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Women.com, however, continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                            DECEMBER 31,
                                                  ---------------------------------
                                                   1996         1997         1998
                                                  -------      -------      -------
Risk-free interest rate.........................    6.09%        5.84%        5.00%
Expected life...................................  5 years      5 years      5 years
Dividend yield..................................       --           --           --

     The weighted average fair value of options granted in 1996, 1997 and 1998 are $0.19, $0.37 and $3.11, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options's vesting period. The Company's pro forma information follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                    1996       1997        1998
                                                   -------    -------    --------
Net loss attributable to common stockholders.....  $(2,987)   $(6,612)   $(13,615)
                                                   =======    =======    ========
Net loss -- FAS 123 adjusted.....................  $(2,990)   $(6,627)   $(13,862)
                                                   =======    =======    ========
Net loss per share-as reported (Note 2)
  Basic and diluted..............................  $ (4.26)   $ (9.15)   $ (10.52)
                                                   =======    =======    ========
Net loss per share -- FAS 123 adjusted
  Basic and diluted..............................  $ (4.26)   $ (9.18)   $ (10.71)
                                                   =======    =======    ========

     The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

STOCK-BASED COMPENSATION

     In connection with certain stock option grants during the year ended December 31, 1998, Women.com recorded stock-based compensation totaling $3.1 million, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended December 31, 1998 totaled $1,170,000. An additional $1,881,000 of unearned stock-based compensation has been recorded for the three months ended March 31, 1999. Amortization of the total stock-based compensation during the three months ended March 31, 1999 totaled $612,000. If the stock-based compensation for the year ended December 31, 1998 and the three months ended March 31, 1999 had

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

been allocated across the relevant functional expense categories within operating expenses, it would be allocated as follows (in thousands):

                                                                    THREE MONTHS
                                                  YEAR ENDED       ENDED MARCH 31,
                                                 DECEMBER 31,    -------------------
                                                     1998        1998       1999
                                                 ------------    ----    -----------
                                                                     (UNAUDITED)
Production, product and technology.............     $  396       $ 61       $145
Sales and marketing............................        220         31        195
General and administrative.....................        554         65        272
                                                    ------       ----       ----
                                                    $1,170       $157       $612
                                                    ======       ====       ====

NOTE 11 -- INCOME TAXES

     The components of the net deferred tax asset as of December 31, 1996, 1997 and 1998 are as follows (in thousands):

                                                     1996       1997       1998
                                                    -------    -------    -------
Net operating loss carryforwards..................  $ 1,546    $ 2,844    $ 7,034
Deferred revenue..................................       --        569        306
Other.............................................       49         85        483
                                                    -------    -------    -------
                                                      1,595      3,498      7,823
Less valuation allowance..........................   (1,595)    (3,498)    (7,823)
                                                    -------    -------    -------
          Net deferred tax asset..................  $    --    $    --    $    --
                                                    =======    =======    =======

     Women.com has established a valuation allowance to the extent of its deferred tax asset due to the uncertainty that the benefit may not be realized in the future.

     At December 31, 1998, Women.com had federal and state net operating loss carryforwards of approximately $19 million and $9 million, respectively, available to offset future regular and alternative minimum taxable income. Women.com's federal net operating loss carryforwards will expire in the years 2011 and 2013. For state tax purposes, the net operating loss carryforwards will expire in the years 2001 and 2003.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Women.com may have had an ownership change which may limit the utilization of these carryforwards.

NOTE 12 -- RELATED PARTIES

     In 1998, Women.com issued for cash 911,855 shares of Series D preferred stock to a customer. Total revenues from this customer in 1996, 1997 and 1998 were $3,300, zero and $167,000, respectively. Receivable due from this customer at December 31, 1997 and 1998 was zero and $125,000, respectively.

     In 1998, Women.com issued 33,000 shares of Series D preferred stock to an officer of Women.com's recruiting service provider, who had been granted 41,119 shares of Series C preferred stock. Total

                            WOMEN.COM NETWORKS, INC.

                   (INFORMATION RELATING TO THE THREE MONTHS
                       ENDED MARCH 31, 1999 IS UNAUDITED)

expense incurred for this party in 1996, 1997 and 1998 were zero, $63,502 and $133,000, respectively. Payable due to the officer at December 31, 1997 and 1998 was zero and $17,000, respectively.

NOTE 13 -- SUBSEQUENT EVENTS

OFFERING OF LLC UNITS

     On May 7, 1999, 2,000,000 units of Women.com Networks LLC were issued at a price of $10.00 per unit which will convert to 2,000,000 shares of common stock upon the initial public offering.

EMPLOYEE STOCK PURCHASE PLAN

     In May 1999, the Board approved the Employee Stock Purchase Plan covering an aggregate of 1,000,000 shares of Common Stock. The Employee Stock Purchase Plan will become effective on the effective date of the initial public offering and is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
The Hearst Corporation

     We have audited the accompanying consolidated balance sheets of Certain Operations of the New Media & Technology Division of The Hearst Corporation (the "Unit") as of December 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in Item 16(b) herein. These consolidated financial statements and financial statement schedule are the responsibility of the Unit's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Unit at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     The accompanying consolidated financial statements and financial statement schedule have been prepared from the separate records maintained by the Unit and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Unit had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from The Hearst Corporation.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 29, 1999

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    23,508    $        --
  Accounts receivable, net of allowance for doubtful
     accounts of $79,655 and $21,114 in 1998 and 1997,
     respectively...........................................    1,216,094        652,701
  Prepaid expenses..........................................      154,751         31,345
                                                              -----------    -----------
          Total current assets..............................    1,394,353        684,046
                                                              -----------    -----------
Property, plant and equipment:
  Furniture and fixtures....................................      515,016        369,768
  Computer equipment........................................    4,127,939      3,422,417
  Leasehold improvements....................................      475,174        475,174
  Less accumulated depreciation and amortization............   (3,595,579)    (2,572,186)
                                                              -----------    -----------
          Property, plant and equipment, net................    1,522,550      1,695,173
Other Assets................................................      540,887        125,000
Goodwill....................................................    4,760,389             --
                                                              -----------    -----------
Total assets................................................  $ 8,218,179    $ 2,504,219
                                                              ===========    ===========

LIABILITIES AND DUE TO PARENT COMPANY AND AFFILIATES
Current liabilities:
  Accounts payable..........................................  $   108,446    $    96,160
  Accrued liabilities (Note 4)..............................    2,077,015      1,304,722
  Other current liabilities.................................       60,218         96,170
  Deferred advertising revenue..............................      137,750         16,967
                                                              -----------    -----------
          Total current liabilities.........................    2,383,429      1,514,019
Other long-term liabilities.................................      570,873         62,727
Commitments and contingencies
  (Note 9)
Due to parent company and affiliates........................    5,263,877        927,473
                                                              -----------    -----------
Total liabilities and due to parent company and
  affiliates................................................  $ 8,218,179    $ 2,504,219
                                                              ===========    ===========

                See notes to consolidated financial statements.

                           CERTAIN OPERATIONS OF THE
                        NEW MEDIA & TECHNOLOGY DIVISION
                           OF THE HEARST CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEARS ENDED DECEMBER 31,
                                                ------------------------------------------
                                                    1998           1997           1996
                                                ------------    -----------    -----------
Net revenues..................................  $  2,957,387    $ 1,895,715    $ 1,278,572
Operating expenses:
  Production, product and technology..........     8,095,577      4,997,679      4,254,427
  Sales and marketing.........................     8,625,079      5,945,733      3,528,495
  General and administration..................       969,616        878,203        989,936
                                                ------------    -----------    -----------
Net loss......................................  $(14,732,885)   $(9,925,900)   $(7,494,286)
                                                ============    ===========    ===========

                See notes to consolidated financial statements.

                           CERTAIN OPERATIONS OF THE
                        NEW MEDIA & TECHNOLOGY DIVISION
                           OF THE HEARST CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED DECEMBER 31,
                                                ------------------------------------------
                                                    1998           1997           1996
                                                ------------    -----------    -----------
Operating activities:
  Net loss....................................  $(14,732,885)   $(9,925,900)   $(7,494,286)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization of
       property, plant and equipment..........     1,105,301      1,152,941        906,023
     Provision for doubtful accounts..........        58,541         21,114             --
     Changes in operating assets and
       liabilities:
       Accounts receivable....................      (476,659)      (366,543)      (307,272)
       Prepaid expenses.......................      (123,406)        19,661        (10,366)
       Other assets...........................      (549,383)      (150,000)            --
       Accounts payable.......................       (54,720)        93,911       (561,501)
       Accrued liabilities....................       771,654        265,316        593,862
       Other liabilities......................       472,194         36,833         18,782
       Deferred advertising revenue...........       120,783        (28,333)        45,300
                                                ------------    -----------    -----------
          Net cash used in operating
             activities.......................   (13,408,580)    (8,881,000)    (6,809,458)
                                                ------------    -----------    -----------
Investing activities:
  Purchases of property, plant and
     equipment................................      (756,369)      (860,346)      (501,264)
  Payments for acquisition....................    (4,880,832)            --             --
                                                ------------    -----------    -----------
          Net cash used in financing
             activities.......................    (5,637,201)      (860,346)      (501,264)
                                                ------------    -----------    -----------
Financing activities -- Due to parent company
  and affiliates..............................    19,069,289      9,741,346      7,310,722
Change in cash and
  cash equivalents............................        23,508             --             --
Cash and cash equivalents, beginning of
  year........................................            --             --             --
                                                ------------    -----------    -----------
Cash and cash equivalents, end of year........  $     23,508    $        --    $        --
                                                ============    ===========    ===========
SUPPLEMENTAL INFORMATION:
Business acquired:
  Fair value of assets acquired...............  $  4,962,937
  Liabilities assumed.........................        82,105
                                                ------------
  Cash paid for business acquired.............  $  4,880,832
                                                ============

                See notes to consolidated financial statements.

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

     The accompanying consolidated financial statements include the operations of the HomeArts Unit ("HomeArts") of the New Media & Technology Division (the "Division") of The Hearst Corporation (the "Corporation"), certain property, plant and equipment of Hearst Leasing, Co., a subsidiary of Hearst Communications, Inc., a subsidiary of the Corporation and certain property, plant and equipment of the Division, for all years presented and the operations of the Astronet Unit ("Astronet") of the Division of the Corporation for the period December 24, 1998 to December 31, 1998, which are subsequent to the date of acquisition, (collectively the "Unit"). Such consolidated financial statements have been prepared from the separate records maintained by the Unit and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Unit had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from The Hearst Corporation (see Note 6). In addition, it is the Corporation's present intention to continue to provide funding to the Unit for working capital and operations. Based upon regular assessments of the Unit's operations performed by key management, the Corporation has determined that its reportable segment is online advertising.

     HomeArts is a women's lifestyle network site on the World Wide Web that provides extensive information on every aspect of a woman's life: family, self, career, food, finance, health, relationships, and home. The HomeArts internet site provides articles from popular magazines of the Corporation, and HomeArts sells advertising messages for business, links and other on line service marketing tools (including but not limited to split-screen sponsorship, program sponsorship, integrated advertising) to a variety of customers.

     Astronet is the largest astrology site on the Internet. In addition to daily, weekly, and monthly horoscopes from some of the world's most renowned sources, Astronet provides cosmic views on a wide variety of subjects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

CONCENTRATION OF CREDIT RISK

     The Unit performs ongoing credit evaluations of its customers and generally does not require collateral. Although the Unit maintains an allowance for potential credit losses that it believes to be adequate, the loss of a significant account could materially affect its operating results and financial condition. One customer represented approximately 8%, 19% and 15% of the Unit's net revenues for the years ended December 31, 1998, 1997 and 1996, respectively. One customer represented approximately 13% and 21% of accounts receivable as of December 31, 1998 and 1997, respectively.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are generally calculated on the straight-line method over the estimated useful lives of the assets ranging from 3 to 8 years (or lease terms, whichever is shorter).

GOODWILL

     Goodwill resulting from an acquisition is recorded based upon the excess of the purchase price over the net assets acquired. Amortization is calculated on the straight-line method over 40 years. The

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

recoverability of the carrying value of the excess purchase price over the net assets acquired is evaluated quarterly to determine if an impairment in value has occurred. At December 31, 1998, it has been determined that there has been no impairment.

NET REVENUES

     Revenues are stated net of commissions and provisions for uncollectible receivables and are recognized on a prorated basis over the period of display of the advertisement on the internet site. Amounts received in advance of providing advertisements are deferred until such time that they are displayed on the internet site.

INCOME TAXES

     The Unit is included in the Corporation's consolidated Federal, state and local income tax returns. The Unit's pro rata share of the Corporation's consolidated income tax liabilities or tax assets are allocated to the Unit on a separate return basis. Federal income taxes payable are paid directly to the Corporation. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred income tax assets and liabilities are measured based upon the difference between the financial accounting and tax bases of assets and liabilities. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be recovered in the future. No deferred tax assets have been recorded for the Unit's operating losses because the Unit is part of a division of the Corporation and any such losses would be recorded at the Corporation level.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates used in the preparation of the Unit's financial statements include estimates of allowance for uncollectible accounts and accrued liabilities and payables. In management's opinion, actual results are not expected to vary materially from the estimates and assumptions used in preparing these financial statements.

CASH FLOWS

     For purposes of the statements of consolidated cash flows, the Unit considers all highly liquid debt instruments in which it invests and which have original maturity of three months or less to be short-term investments.

3. ACQUISITIONS

     On December 24, 1998, the Corporation acquired Astronet, Inc. ("Astronet"), an online astrology site, for approximately $5,000,000. The purchase price and related acquisition costs have been allocated to the acquired assets and liabilities based upon their fair market values. The excess of the purchase price over the net fair market value of the tangible assets acquired and liabilities assumed was allocated to goodwill. The fair value of Astronet's net assets have been included in the accompanying consolidated financial statements as a capital contribution from the Corporation.

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following unaudited pro forma information presents the results of operations of the Unit as if the acquisition of Astronet Inc. had taken place on January 1, 1998 and 1997, respectively, and after giving effect to purchase accounting adjustments.

                                                   1998           1997
                                               ------------   ------------
Net revenues.................................  $  4,403,478   $  2,895,986
Operating expenses...........................    19,768,538     13,574,825
                                               ------------   ------------
Net loss.....................................  $(15,365,060)  $(10,678,839)
                                               ============   ============

     The acquisition has been accounted for by the purchase method. The preliminary purchase cost allocations are subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth on the accompanying consolidated balance sheet at December 31, 1998; however, the changes are not expected to have a material effect on the consolidated financial statements of the Unit. The consolidated financial statements include the operating results of this acquisition subsequent to the date of acquisition.

4. ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1998 and 1997 consist of the following:

                                                            1998          1997
                                                         ----------    ----------
Payroll, benefits and related costs....................  $  166,411    $  374,171
Accrued payables.......................................     149,278       128,640
Accrued marketing......................................   1,154,070       308,863
Accrued bonuses........................................     425,169       395,351
Accrued pension cost...................................      50,531        42,873
Accrued insurance......................................      10,428        14,999
Other accrued liabilities..............................     121,128        39,825
                                                         ----------    ----------
                                                         $2,077,015    $1,304,722
                                                         ==========    ==========

5. INCOME TAXES

     Deferred income tax assets at December 31, 1998 and 1997 consist of the following:

                                                            1998         1997
                                                          ---------    ---------
Deferred income tax assets:
  Tax basis versus book basis depreciation..............  $  97,948    $ 165,739
  Allowance for doubtful accounts and others............    111,792      155,359
  Deferred rent.........................................        878       21,954
                                                          ---------    ---------
Total deferred income tax assets........................    210,618      343,052
Less valuation allowance................................   (210,618)    (343,052)
                                                          ---------    ---------
Net deferred tax asset..................................  $      --    $      --
                                                          =========    =========

     The Unit has established a valuation allowance to the extent of deferred tax assets, since it is more likely than not that the benefit may not be realized in the future.

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. RELATED PARTY TRANSACTIONS

     Certain management services are provided to the Unit by the Corporation. Such services include data processing, payroll, legal, tax, treasury, internal audit, risk management, and other support services. The Unit was allocated expenses for the years ended December 31, 1998, 1997 and 1996 of $142,500, $126,672 and $143,872, respectively, related to these services.

     The Unit was charged $2,779,235, $681,199 and $-0- for software development services rendered by the Division during 1998, 1997 and 1996, respectively.

     Allocated expenses are based on the Corporation's estimate of expenses related to the services provided to the Unit in relation to those provided to other units, divisions or subsidiaries of the Corporation. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Unit contracted directly with third parties.

     The Unit advertised its internet site in various magazines of the Corporation and was charged approximately $3,039,467, $2,504,000 and $789,000 for such services in 1998, 1997 and 1996, respectively. In addition, the Unit provided advertising to certain magazines of the Corporation in the amount of $206,826, $162,483 and $34,663 in 1998, 1997 and 1996, respectively.

     Payment of trade payables and other disbursements are processed through a cash concentration account maintained by the Corporation. Billings to customers are made as part of the services provided to the Unit by the Corporation. All receipts from customers are collected in a divisional lock box and then transferred to the Corporation.

     The activity in the Due to Parent Company and Affiliates account for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                            1998           1997           1996
                                        ------------    -----------    -----------
Balance, beginning of year............  $    927,473    $ 1,112,027    $ 1,295,591
Net loss..............................   (14,732,885)    (9,925,900)    (7,494,286)
Transfers from the Corporation and
  affiliated companies -- net.........    19,069,289      9,741,346      7,310,722
                                        ------------    -----------    -----------
Balance, end of year..................  $  5,263,877    $   927,473    $ 1,112,027
                                        ============    ===========    ===========

     The Corporation does not assess interest to the Unit on its outstanding intercompany balances.

     In accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Unit believes that it is not practicable to estimate the current fair value of the amounts due to the Corporation because of the related party nature of the transactions.

7. INCENTIVE COMPENSATION PLAN

     The Corporation has a long-term incentive compensation plan that covers one employee of the Unit who is considered by management to be making substantial contributions to the growth and profitability of the Unit and the Corporation. Grants awarded under this plan cover three-year operating cycles, with cash payouts made after the close of each three-year cycle based upon growth in operating performance.

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The annual amount charged to expense, which amounted to $ 66,195 in 1998, $35,592 in 1997 and $0 in 1996, is determined by estimating the aggregate expense for each open three-year cycle.

8. PENSION AND EMPLOYEE SAVINGS PLANS

     Certain employees of the Unit are eligible for participation in the Corporation's noncontributory defined benefit plan. The Unit's pension cost for this plan is allocated to the Unit through the Due to Parent Company and Affiliates account. The cost of this plan was $52,641 in 1998, $20,036 in 1997 and $53,866 in 1996.

     Substantially all of the Unit's employees are eligible to participate in the Corporation's defined contribution plan. The Unit's expense recognized for this plan was $41,744 in 1998, $30,373 in 1997 and $20,771 in 1996.

9. COMMITMENTS AND CONTINGENCIES

     HomeArts has an agreement relating to a noncancelable operating lease which expires on January 15, 2000, in connection with its office space at Four Columbus Circle in New York City. Astronet has an agreement relating to a noncancelable operating lease which expires on October 31, 1999 in connection with its office space in New Canaan, CT and other operating leases relating to various pieces of equipment that have expiration dates through August 2001. Additionally, HomeArts has employment contracts with three key employees. Future minimum payments under the terms of these agreements at December 31, 1998 are as follows:

                                                   OPERATING    EMPLOYMENT
                                                    LEASES      CONTRACTS
                                                   ---------    ----------
1999.............................................  $419,372     $1,400,833
2000.............................................    19,278        650,833
2001.............................................     2,183             --
                                                   --------     ----------
                                                   $440,833     $2,051,666
                                                   ========     ==========

     Rent expense for the operating lease was $314,806 for the year ended December 31, 1998 and $313,782 for the years ended December 31, 1997 and 1996.

     In the normal course of business, the Unit is subject to various claims and lawsuits. In the opinion of the Unit's management, liabilities, if any, arising from these matters will not have a material effect on the Unit's consolidated financial statements.

10. SUBSEQUENT EVENTS

     On January 27, 1999, Hearst HomeArts, Inc. ("Hearst") and Women.com Networks ("Women.com") signed an agreement to form a limited liability company and named it Women.com Networks LLC (the "Company"). Under the terms of this agreement, Hearst will create a new wholly-owned subsidiary (the "Hearst Subsidiary") and contribute HomeArts, $5,000,000 in cash and certain other assets of Hearst, including certain property, plant and equipment of Hearst Leasing, Co. and certain property, plant and equipment of the New Media & Technology Division, to the Hearst Subsidiary. The Hearst Subsidiary will contribute its assets and Women.com will contribute its assets and liabilities to the Company subject to certain adjustments at the time of closing, including a payment

                           CERTAIN OPERATIONS OF THE
                       NEW MEDIA & TECHNOLOGY DIVISION OF
                             THE HEARST CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by the Hearst Subsidiary equal to the difference between the amount by which the Women.com cash balance exceeds the Hearst Subsidiary cash balance. Such payment is expected to approximate $10,000,000. In addition, the Hearst Subsidiary will purchase and contribute to the Company an agreed-upon amount of television and cable advertising time on behalf of the Company as well as contribute print promotions in magazines of the Corporation. Both Women.com and Hearst will receive an approximately 50% interest in the Company for their respective contributions.

                                     ******

                            WOMEN.COM NETWORKS, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

     Effective January 29, 1999, Women.com Networks entered into a joint venture agreement with Hearst HomeArts Inc. ("HomeArts"), a subsidiary of The Hearst Corporation. Under the terms of the agreement, Women.com Networks and HomeArts contributed their businesses to Women.com Networks LLC. Since the economic substance of the transaction was not consistent with the accounting definition of joint venture, the transaction has been accounted for as the purchase of HomeArts by Women.com Networks. Under the terms of the agreement Women.com Networks and HomeArts each have fifty percent voting interest, except that, Women.com Networks has the sole authority to initiate an initial public offering. In addition, senior management of the joint venture is comprised solely of Women.com Networks management. Therefore, Women.com was determined to be the accounting acquirer pursuant to Staff Accounting Bulletin Topic 2-A2. The acquisition has been accounted for using the purchase method of accounting and accordingly the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of net assets acquired was determined by an independent appraiser.

     The allocation of the purchase price is summarized below (in thousands):

Intangibles.................................................  $14,078
Goodwill....................................................   47,951
Prepaid advertising.........................................    5,680
Property and equipment......................................    2,044
Net current assets..........................................   16,685
                                                              -------
          Total purchase price..............................  $86,438
                                                              =======

     The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

     Prior to entering into the joint venture agreement with Women.com, The Hearst Corporation acquired Astronet Inc, an online astrology site. Astronet Inc. ("Astronet") was part of the business contributed by HomeArts to Women.com Networks LLC. The acquisition was accounted for using the purchase method and the operations of Astronet have been included in the historical financial statements of HomeArts from December 24, 1998, the date of acquisition. The total purchase price was approximately $5,000,000 of which approximately $200,000 was allocated to net tangible assets and $4,800,000 was allocated to intangibles and goodwill.

     The following unaudited pro forma combined financial statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 gives effect to the acquisition of HomeArts and HomeArts acquisition of Astronet as if they had occurred on January 1, 1998, by combining the results of operations of HomeArts and Astronet with results of operations of Women.com for the respective periods.

     The unaudited pro forma combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

     The historical financial statements of Women.com and HomeArts are included elsewhere in this Prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes. The historical financial statements of Astronet are not included in this prospectus.

                            WOMEN.COM NETWORKS, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED DECEMBER 31, 1998
                              -----------------------------------------------------------------------------------
                                                                  HOMEARTS                              WOMEN.COM
                              HOMEARTS   ASTRONET   ADJUSTMENTS   PRO FORMA   WOMEN.COM   ADJUSTMENTS   PRO FORMA
                              --------   --------   -----------   ---------   ---------   -----------   ---------
Net revenues................  $ 2,957     $1,446      $    --     $  4,403    $  7,247     $     --     $ 11,650
                              --------    ------      -------     --------    --------     --------     --------
Operating expenses:
  Production, product and
    technology..............    8,095      1,192           --        9,287       5,728           --       15,015
  Sales and marketing.......    8,625        357           --        8,982      12,042           --       21,024
  General and
    administrative..........      970        410           --        1,380       1,374           --        2,754
  Stock-based
    compensation............       --         --           --           --       1,170           --        1,170
  Amortization of acquired
    intangibles.............       --        119        1,468        1,587         517       19,410       21,514
                              --------    ------      -------     --------    --------     --------     --------
  Total operating
    expenses................   17,690      2,078        1,468       21,236      20,831       19,410       61,477
                              --------    ------      -------     --------    --------     --------     --------
Loss from operations........  (14,733)      (632)      (1,468)     (16,833)    (13,584)     (19,410)     (49,827)
Other income, net...........       --         --           --           --         596           --          596
Interest expense............       --         --           --           --         (57)          --          (57)
                              --------    ------      -------     --------    --------     --------     --------
Net loss....................  (14,733)      (632)      (1,468)     (16,833)    (13,045)     (19,410)     (49,288)
Dividend accretion on
  mandatorily redeemable
  convertible preferred
  stock.....................       --         --           --           --        (570)          --         (570)
                              --------    ------      -------     --------    --------     --------     --------
Net loss attributable to
  common stockholders.......  $(14,733)   $ (632)     $(1,468)    $(16,833)   $(13,615)    $(19,410)    $(49,858)
                              ========    ======      =======     ========    ========     ========     ========
Basic and diluted pro forma
  net loss per share........                                                                            $  (1.70)
                                                                                                        ========
Shares used in computing pro
  forma basic and diluted
  net loss per share........                                                                              29,347
                                                                                                        ========

                                                                   THREE MONTHS ENDED MARCH 31, 1999
                                                             ----------------------------------------------
                                                             WOMEN.COM   HOMEARTS   ADJUSTMENTS   PRO FORMA
                                                             ---------   --------   -----------   ---------
Net revenues...............................................  $  3,413    $   250      $    --     $  3,663
                                                             --------    -------      -------     --------
Operating expenses:
  Production, product and technology.......................     3,848        671           --        4,519
  Sales and marketing......................................     6,568        752           --        7,320
  General and administrative...............................     1,968         28           --        1,996
  Stock-based compensation.................................       612         --           --          612
  Amortization of acquired intangibles.....................     3,671         --        1,746        5,417
                                                             --------    -------      -------     --------
  Total operating expenses.................................    16,667      1,451        1,746       19,864
                                                             --------    -------      -------     --------
Loss from operations.......................................   (13,254)    (1,201)      (1,746)     (16,201)
Other income, net..........................................       176         --           --          176
Interest expense...........................................       (17)        --           --          (17)
                                                             --------    -------      -------     --------
Net loss...................................................   (13,095)    (1,201)      (1,746)     (16,042)
Dividend accretion on mandatorily redeemable convertible
  preferred stock..........................................       (95)        --           --          (95)
                                                             --------    -------      -------     --------
Net loss attributable to common stockholders...............  $(13,190)   $(1,201)     $(1,746)    $(16,137)
                                                             ========    =======      =======     ========
Basic and diluted pro forma net loss per share.............                                       $   (.49)
                                                                                                  ========
Shares used in computing pro forma basic and diluted net
  loss per share...........................................                                         32,851
                                                                                                  ========

                            WOMEN.COM NETWORKS, INC.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

     The following adjustments were applied to Women.com's historical financial statements and those of HomeArts and Astronet to arrive at the pro forma financial information.

     (A) The HomeArts and Astronet historical financial statements for 1998 were adjusted to record the amortization of intangible assets related to HomeArt's acquisition of Astronet as if the transaction occurred January 1, 1998.

     (B) The pro forma HomeArts and Women.com financial statements for 1998 and 1999 were adjusted to record the amortization of intangible assets and goodwill related to Women.com's acquisition of HomeArts as if the transaction occurred January 1, 1998.

     (C) Pro forma basic and diluted net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of Women.com's convertible preferred stock effective upon the closing of this Offering as if such conversion occurred on January 1, 1998 or at date of original issuance, if later and the shares issued in conjunction with the acquisition as if such shares were outstanding from January 1, 1998, for the year ended December 31, 1998 and for the three months ended March 31, 1999.

           women.com networks logo

                                         PART II

                          INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee........................................  $   12,788
NASD Filing fee.............................................       5,100
Nasdaq National Market listing fee..........................      90,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     325,000
Blue sky fees and expenses..................................      10,000
Transfer agent fees.........................................      10,000
Miscellaneous fees and expenses.............................       7,112
                                                              ----------
Total.......................................................  $1,160,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Delaware law, Article VI of our Restated Certificate of Incorporation provides that limited exceptions; we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the Restated Certificate of Incorporation are not exclusive.

     Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

     As permitted by Delaware law, our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of Delaware General Corporation Law regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit. This provision in the Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     As permitted by Delaware law, we intend to purchase insurance covering our directors and officers against liability asserted against them in their capacity as such. Reference is made to the Underwriting

Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying our officers and directors against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since March 31, 1996, the Registrant has issued and sold the following unregistered securities:

          (1) In June 1997, Women.com Networks, a California corporation, issued and sold a stock subscription warrant to purchase 49,167 shares of common stock at a price of $3.00 per share to Volpe Brown Whelan & Company, LLC. This warrant may be exercised to purchase up to 49,167 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (2) In July 1997, Women.com Networks, a California corporation, issued and sold an aggregate of 995,342 shares of Series C Preferred Stock at a price of $3.04 per share to a group of accredited investors for an aggregate purchase price of $3,025,839. Women.com Networks paid Volpe Brown Whelan & Company, LLC a commission of $552,499 in connection with such issuance. Such shares of Series C Preferred Stock will be converted into 995,342 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (3) In July and August 1997, Women.com Networks, a California corporation, issued and sold an aggregate of 2,631,580 shares of Series C Preferred Stock at a price of $1.90 per share to a group of accredited investors for an aggregate purchase price of $5,000,002. Women.com Networks paid Volpe Brown Whelan & Company, LLC a commission as referenced in (2) above in connection with such issuance. Such shares of Series C Preferred Stock will be converted into 2,631,580 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation

          (4) In July 1997, Women.com Networks, a California corporation, issued a stock subscription warrant to purchase 887,665 shares of Series C Preferred Stock at a price per share of $3.04 to MediaOne Interactive Services, Inc. This warrant may be exercised to purchase up to 887,665 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (5) In August 1997, Women.com Networks, a California corporation, issued a stock subscription warrant to purchase 40,000 shares of common stock at a price of $3.00 per share to Volpe Brown Whelan & Company, LLC. This warrant may be exercised to purchase up to 40,000 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (6) In August 1997, Women.com Networks, a California corporation, issued and a stock subscription warrant to purchase 887,665 shares of Series C Preferred Stock at purchase price of $3.04 per share to HC Crown Corp. This warrant may be exercised to purchase up to 887,665 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (7) In April 1998, Women.com Networks, a California corporation, issued and a stock subscription warrant to purchase 8,224 shares of Series D Preferred Stock at a price of $3.29 per share to Imperial Bank. This warrant may be exercised to purchase up to 8,224 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (8) In April 1998, Women.com Networks, a California corporation, issued 675,000 shares of common stock to Raymond B. Kropp, M.D. and Victoria P. Kropp, the shareholders of Wild Wild

     Web, Incorporated in exchange for substantially all of the assets of Wild Wild Web, Incorporated. Such shares of common stock will be converted into 675,000 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (9) In June 1998, Women.com Networks, a California corporation, issued and sold a stock subscription warrant to purchase 150,703 shares of common stock at a purchase price of $3.95 per share to BT Alex. Brown Incorporated. This warrant may be exercised to purchase up to 150,703 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (10) In June and July 1998, Women.com Networks, a California corporation, issued and sold an aggregate of 6,515,974 shares of Series D Preferred Stock at a price of $3.29 per share to a group of accredited investors for an aggregate purchase price of $21,437,554. Women.com Networks paid BT Alex. Brown Incorporated a commission of $1,267,268 in connection with such issuance. Such shares of Series D Preferred Stock will be converted into 6,515,974 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (11) In January 1999, the Registrant issued shares of common stock to Hearst Communications, Inc. Upon the closing of the merger between Hearst HomeArts, Inc., a Delaware corporation, and Woman.com Networks, a California corporation, such shares will split into 18,825,171 shares of common stock of the Registrant.

          (12) In March and April 1999, Women.com Networks, a California corporation issued an aggregate of 78,304 shares of common stock pursuant to stock awards granted under the Amended and Restated 1998 Equity Incentive Plan in consideration for services rendered. Such shares of common stock will be converted into 78,304 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation.

          (13) In May 1999, Women.com Networks, a California corporation, issued 924,000 shares of Series E Preferred Stock at a price of $10.00 per share to existing, accredited shareholders of the company for an aggregate purchase price of $9,240,000. Such shares of Series E Preferred Stock will be converted into 924,000 shares of common stock of the Registrant upon the closing of the merger of Hearst HomeArts, Inc., a Delaware corporation, and Women.com Networks, a California corporation. Women.com Networks paid BT Alex. Brown Incorporated a commission of $750,000 in connection with such issuance.

          (14) During the period, the Registrant granted stock options to employees, directors and consultants under its Amended and Restated 1994 Stock Option Plan and Amended and Restated 1998 Equity Incentive Plan covering an aggregate of 4,788,345 shares of the Company's common stock, at an average exercise price of $2.63. Options to purchase 542,773 shares of common stock have been canceled or terminated. The Registrant sold an aggregate of 370,730 shares of its common stock to employees, directors and consultants of the Registrant for consideration in the aggregate amount of $101,510.48 pursuant to the exercise of stock options granted under the Amended and Restated 1994 Stock Option Plan and Amended and Restated 1998 Equity Incentive Plan.

     The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

    EXHIBIT                            DESCRIPTION
    -------                            -----------
     1.1*      Form of Underwriting Agreement.
     2.1       Form of Agreement of Merger between Women.com Networks and
               Hearst HomeArts, Inc.
     3.1       Certificate of Incorporation of Hearst HomeArts, Inc.
     3.2       By-Laws of Hearst HomeArts, Inc.
     3.3       Form of Restated Certificate of Incorporation of the
               registrant to be filed on the closing of the offering made hereby.
     3.4       Form of Amended and Restated Bylaws of the registrant to be filed on the closing of the offering made hereby.
     4.1       Reference is made to Exhibits 3.1 and 3.2 hereof.
     4.2*      Specimen Certificate for registrant's common stock.
     4.3       Amended and Restated Investors' Rights Agreement dated May
               7, 1999 by and between the Registrant, Ms. Marleen McDaniel,
               Ms. Ellen Pack, holders of Women.com Networks preferred
               stock and certain warrant holders of Women.com Networks.
     5.1*      Opinion of Cooley Godward LLP.
    10.1.1     Amended and Restated 1998 Equity Incentive Plan.
    10.1.2     Employee Stock Purchase Plan.
    10.1.3     Amended and Restated 1994 Stock Option Plan.
    10.2+      Magazine Content License and Hosting Agreement by and
               between Women.com Networks LLC and Hearst Communications,
               Inc. dated January 27, 1999.
    10.3+      Investment Agreement by and between Women.com Networks and
               Graphics International, Inc. d/b/a Hallmark Connections
               dated August 19, 1997, as amended on May 7, 1998.
    10.4+      Investment agreement by and between Women.com Networks and
               MediaOne Interactive Services, Inc. dated July 7, 1997, as amended on April 7, 1998.
    10.5       Executive Employment Agreement by and between Women.com
               Networks, Women.com Networks LLC and Marleen McDaniel dated
               January 29, 1999.
    10.6+      Investment Agreement by and between Rodale Press, Inc. and
               Women.com Networks dated January 27, 1999.
    10.7+      Letter Agreement by and between Women.com Networks and
               Rodale Press, Inc. dated January 27, 1999.
    10.8+      Website Agreement by and between Women.com Networks and
               Rodale Press, Inc. dated May 2, 1997.
    10.9       Warrant Purchase Agreement by and between Women.com Networks and MediaOne Interactive Services, Inc. dated July 7, 1997.
    10.10      Warrant Agreement by and between Women.com Networks and
               MediaOne Interactive Services, Inc. dated July 7, 1997.
    10.11      Lease Agreement dated November 7, 1994 and Addendum thereto dated November 8, 1994 by and between Golden Century
               Investment Company and Women.com Networks.
    10.12      Amendment No. 1 to the Master Lease Agreement dated December
               1, 1994 by and between Golden Century Investment Company,
               Inc. and Women.com Networks. \
    10.13      First Amendment to Lease Agreement dated July 27, 1997 by
               and between Carramerica Realty Corporation (a successor in interest to Golden Century Investment Company) and Women.com
               Networks.

    EXHIBIT                            DESCRIPTION
    -------                            -----------
    10.14      Second Amendment to Lease by and between Carramerica Realty
               Corporation and Women.com Networks dated August 31, 1997.
    10.15      Third Amendment to Lease by and between Carramerica Realty
               Corporation and Women.com Networks dated October 27, 1998.
    10.16      Loan and Security Agreement between Women.com Networks and
               Imperial Bank dated April 9, 1998.
    10.17      Warrant Agreement by and between Women.com Networks and
               Imperial Bank dated April 9, 1998.
    10.18      Series C Preferred Stock Purchase Agreement by and between
               Women.com Networks and the purchasers of Series C Preferred
               Stock dated July 9, 1997.
    10.19      Series D Preferred Stock Purchase Agreement by and between
               Women.com Networks and the purchasers of Series D Preferred
               Stock dated June 5, 1998.
    10.20      Series E Preferred Stock Purchase Agreement by and between
               Women.com Networks and the purchasers of Series E Preferred
               Stock dated May 7, 1998.
    10.21      Engagement Letter by and between Women.com Networks and BT
               Alex. Brown Incorporated dated October 22, 1998.
    10.22      Agreement of Merger and Purchase, by and among Hearst
               Communications, Inc., Astronet, Inc., Hearst New Media, LLC
               and certain shareholders and option holders of Astronet,
               Inc. dated December 23, 1998.
    10.23      Engagement Letter by and between Women.com Networks and BT
               Alex. Brown Incorporated dated April 22, 1999.
    10.24      Asset Purchase Agreement by and among Women.com Networks,
               Wild Wild Web, Incorporated, Raymond B. Kropp and Victoria
               P. Kropp dated April 2, 1998.
    10.25      Fourth Amendment to Lease by and between Carramerica Realty
               Corporation and Women.com Networks dated March 24, 1999.
    23.1       Consent of PricewaterhouseCoopers LLP.
    23.2       Consent of Deloitte & Touche LLP.
    24.1       Power of attorney. Reference is made to page II-7.
    27.1       Financial Data Schedule.

-------------------------
* To be filed by amendment.

+ Confidential treatment requested on portions of this exhibit.

(B) FINANCIAL STATEMENT SCHEDULES:

     Schedule II(a) Valuation and Qualifying Accounts........................S-2

     Schedule II(b) Valuation and Qualifying Accounts........................S-3

     All schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
by undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on May 13, 1999.

                                          WOMEN.COM NETWORKS, INC.

                                          By:     /s/ MARLEEN MCDANIEL

                                            ------------------------------------
                                                      Marleen McDaniel
                                            Chairperson, Chief Executive Officer
                                                       and President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that the persons whose signatures appear below each severally constitutes and appoints Marleen McDaniel and Michael Perry, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                     TITLE                     DATE
                   ---------                                     -----                     ----
              /s/ MARLEEN MCDANIEL                Chairperson, Chief Executive         May 13, 1999
------------------------------------------------  Officer and President (Principal
                Marleen McDaniel                  Executive Officer)

               /s/ MICHAEL PERRY                  Chief Financial Officer (Principal   May 13, 1999
------------------------------------------------  Financial Officer)
                 Michael Perry

              /s/ NATALIE EGLESTON                Director                             May 13, 1999
------------------------------------------------
                Natalie Egleston

               /s/ BARRY WEINMAN                  Director                             May 13, 1999
------------------------------------------------
                 Barry Weinman

               /s/ WILLIAM MILLER                 Director                             May 13, 1999
------------------------------------------------
                 William Miller

                   SIGNATURE                                     TITLE                     DATE
                   ---------                                     -----                     ----
               /s/ CATHLEEN BLACK                 Director                             May 13, 1999
------------------------------------------------
                 Cathleen Black

                /s/ ALFRED SIKES                  Director                             May 13, 1999
------------------------------------------------
                  Alfred Sikes

              /s/ NANCY LINDEMEYER                Director                             May 13, 1999
------------------------------------------------
                Nancy Lindemeyer

                /s/ MARK MILLER                   Director                             May 13, 1999
------------------------------------------------
                  Mark Miller

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Women.com Networks, Inc.

     In connection with our audits of the financial statements of Women.com Networks, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

San Jose, California
May 7, 1999
--------------------------------------------------------------------------------

     The roll-up of the limited liability company into a Delaware corporation as described in Note 1 to the financial statements has not been consummated at May 7, 1999. When such roll-up has been consummated, we will furnish the above report assuming that from May 7, 1999 to the effective date of such roll-up no other events shall have occurred that would affect the accompanying financial statement schedule.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 7, 1999

                                                                  SCHEDULE II(A)

                            WOMEN.COM NETWORKS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               BALANCE AT
                                               BEGINNING     ADDITIONS                  BALANCE AT
                                                OF YEAR     (REDUCTIONS)   WRITE-OFFS   END OF YEAR
                                               ----------   ------------   ----------   -----------
Allowance for doubtful accounts:
  Year ended December 31, 1996...............    $   --        $   --        $   --       $   --
  Year ended December 31, 1997...............        --            47            --           47
  Year ended December 31, 1998...............        47           248            --          295
Valuation allowance for deferred tax assets:
  Year ended December 31, 1996...............       750           845            --        1,595
  Year ended December 31, 1997...............     1,595         1,903            --        3,498
  Year ended December 31, 1998...............     3,498         4,325            --        7,823

                                                                  SCHEDULE II(b)

                           CERTAIN OPERATIONS OF THE
                        NEW MEDIA & TECHNOLOGY DIVISION
                           OF THE HEARST CORPORATION

                                               BALANCE AT
                                               BEGINNING     ADDITIONS                  BALANCE AT
                                                OF YEAR     (REDUCTIONS)   WRITE-OFFS   END OF YEAR
                                               ----------   ------------   ----------   -----------
Allowance for doubtful accounts:
  Year ended December 31, 1996...............   $    --       $    --         $ --        $    --
  Year ended December 31, 1997...............        --        21,114           --         21,114
  Year ended December 31, 1998...............    21,114        58,541           --         79,655

                                 EXHIBIT INDEX

EXHIBITS                            DESCRIPTION
--------                            -----------
 1.1*       Form of Underwriting Agreement.
 2.1        Form of Agreement of Merger between Women.com Networks and
            Hearst HomeArts, Inc.
 3.1        Certificate of Incorporation of Hearst HomeArts, Inc.
 3.2        By-Laws of Hearst HomeArts, Inc.
 3.3        Form of Restated Certificate of Incorporation of the
            registrant to be filed on the closing of the offering made hereby.
 3.4        Form of Amended and Restated Bylaws of the registrant to be filed on the closing of the offering made hereby.
 4.1        Reference is made to Exhibits 3.1 and 3.2 hereof.
 4.2*       Specimen Certificate for registrant's common stock.
 4.3        Amended and Restated Investors' Rights Agreement dated May
            7, 1999 by and between the Registrant, Ms. Marleen McDaniel,
            Ms. Ellen Pack, holders of Women.com Networks preferred
            stock and certain warrant holders of Women.com Networks.
 5.1*       Opinion of Cooley Godward LLP.
10.1.1      Amended and Restated 1998 Equity Incentive Plan.
10.1.2      Employee Stock Purchase Plan.
10.1.3      Amended and Restated 1994 Stock Option Plan.
10.2+       Magazine Content License and Hosting Agreement by and
            between Women.com Networks LLC and Hearst Communications,
            Inc. dated January 27, 1999.
10.3+       Investment Agreement by and between Women.com Networks and
            Graphics International, Inc. d/b/a Hallmark Connections
            dated August 19, 1997, as amended on May 7, 1998.
10.4+       Investment agreement by and between Women.com Networks and
            MediaOne Interactive Services, Inc. dated July 7, 1997, as amended on April 7, 1998.
10.5        Executive Employment Agreement by and between Women.com
            Networks, Women.com Networks LLC and Marleen McDaniel dated
            January 29, 1999.
10.6+       Investment Agreement by and between Rodale Press, Inc. and
            Women.com Networks dated January 27, 1999.
10.7+       Letter Agreement by and between Women.com Networks and
            Rodale Press, Inc. dated January 27, 1999.
10.8+       Website Agreement by and between Women.com Networks and
            Rodale Press, Inc. dated May 2, 1997.
10.9        Warrant Purchase Agreement by and between Women.com Networks and MediaOne Interactive Services, Inc. dated July 7, 1997.
10.10       Warrant Agreement by and between Women.com Networks and
            MediaOne Interactive Services, Inc. dated July 7, 1997.
10.11       Lease Agreement dated November 7, 1994 and Addendum thereto dated November 8, 1994 by and between Golden Century
            Investment Company and Women.com Networks.
10.12       Amendment No. 1 to the Master Lease Agreement dated December
            1, 1994 by and between Golden Century Investment Company,
            Inc. and Women.com Networks.
10.13       First Amendment to Lease Agreement dated July 27, 1997 by
            and between Carramerica Realty Corporation (a successor in interest to Golden Century Investment Company) and Women.com
            Networks.
10.14       Second Amendment to Lease by and between Carramerica Realty
            Corporation and Women.com Networks dated August 31, 1997.
10.15       Third Amendment to Lease by and between Carramerica Realty
            Corporation and Women.com Networks dated October 27, 1998.

EXHIBITS                            DESCRIPTION
--------                            -----------
10.16       Loan and Security Agreement between Women.com Networks and
            Imperial Bank dated April 9, 1998.
10.17       Warrant Agreement by and between Women.com Networks and
            Imperial Bank dated April 9, 1998.
10.18       Series C Preferred Stock Purchase Agreement by and between
            Women.com Networks and the purchasers of Series C Preferred
            Stock dated July 9, 1997.
10.19       Series D Preferred Stock Purchase Agreement by and between
            Women.com Networks and the purchasers of Series D Preferred
            Stock dated June 5, 1998.
10.20       Series E Preferred Stock Purchase Agreement by and between
            Women.com Networks and the purchasers of Series E Preferred
            Stock dated May 7, 1998.
10.21       Engagement Letter by and between Women.com Networks and BT
            Alex. Brown Incorporated dated October 22, 1998.
10.22       Agreement of Merger and Purchase, by and among Hearst
            Communications, Inc., Astronet, Inc., Hearst New Media, LLC
            and certain shareholders and option holders of Astronet,
            Inc. dated December 23, 1998.
10.23       Engagement Letter by and between Women.com Networks and BT
            Alex. Brown Incorporated dated April 22, 1999.
10.24       Asset Purchase Agreement by and among Women.com Networks,
            Wild Wild Web, Incorporated, Raymond B. Kropp and Victoria
            P. Kropp dated April 2, 1998.
10.25       Fourth Amendment to Lease by and between Carramerica Realty
            Corporation and Women.com Networks dated March 24, 1999.
23.1        Consent of PricewaterhouseCoopers LLP.
23.2        Consent of Deloitte & Touche LLP.
24.1        Power of attorney. Reference is made to page II-7.
27.1        Financial Data Schedule.

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* To be filed by amendment.

+ Confidential treatment requested on portions of this exhibit.